Filed Pursuant to Rule 424(b)(3)
Registration No. 333-195102

PROSPECTUS

LSB INDUSTRIES, INC.

Offer to Exchange

All Outstanding Unregistered 7.75% Senior Secured Notes Due 2019

($425,000,000 Aggregate Principal Amount)

for

7.75% Senior Secured Notes Due 2019 ($425,000,000 Aggregate Principal Amount)

which have been registered under the Securities Act of 1933

The Notes

We are offering to exchange, upon the terms and subject to the conditions of this prospectus and the accompanying letter of transmittal, our new registered 7.75% Senior Secured Notes due 2019 for all of our outstanding unregistered 7.75% Senior Secured Notes due 2019. We refer to our outstanding unregistered 7.75% Senior Secured Notes due 2019 as the “old notes” and to the new 7.75% Senior Secured Notes due 2019 issued in this exchange offer as the “Notes.” We refer to the offer to exchange the old notes for the Notes as the “exchange offer” or “this offer” in this prospectus. The Notes are substantially identical to the old notes that we issued on August 7, 2013, except for certain transfer restrictions and registration rights provisions relating to the old notes.

Material Terms of the Exchange Offer

•	The exchange expires at 5:00 p.m., New York City time, on June 6, 2014, unless extended, and is subject to customary conditions.

•	You will receive an equal principal amount of Notes for all old notes that you validly tender and do not validly withdraw before the exchange offer expires.

•	The exchange will not be a taxable exchange for U.S. federal income tax purposes.

•	There has been no public market for the old notes, and we cannot assure you that any public market for the Notes will develop. We do not intend to list the Notes on any securities exchange or to arrange for them to be quoted on any automated quotation system.

•	The terms of the Notes are substantially identical to the old notes, except for transfer restrictions and registration rights provisions relating to the old notes.

•	If you fail to tender your old notes for the Notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

•	The old notes are, and the Notes will be, fully, jointly, severally and unconditionally guaranteed on a senior secured basis by each of our restricted subsidiaries, except for Zena Energy, L.L.C.

•	Each broker-dealer that receives Notes for its own account in the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, or the Securities Act, in connection with any resale of the Notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

For a more detailed description of the Notes, see “Description of the Notes.”

We are not making this exchange offer in any state where it is not permitted.

Investing in these securities involves a high degree of risk. See the information under “Risk Factors” and under similar headings in the other documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider in connection with this exchange offer. See “Risk Factors” beginning on page 13.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 6, 2014

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to exchange only the Notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.

Unless the context otherwise requires, references in this prospectus to “LSB,” “the company,” “we,” “our,” and “us” refer to LSB Industries, Inc., a Delaware corporation, and its consolidated subsidiaries.

Except as otherwise indicated, this prospectus speaks as of the date of this prospectus. Neither the delivery of this prospectus at any time, nor the sale of any Notes shall, under any circumstances, create any implication that there has been no change in our affairs after the date of this prospectus.

This prospectus is based on information provided by us and other sources that we believe are reliable. We cannot assure you that the information from other sources is accurate or complete. In making an investment decision, you must rely on your own examination of our business and the terms of this offering and the Notes, including the merits and risks involved. You should contact us with any questions about this offering or for additional information to verify the information contained in this prospectus.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Notes.

You must comply with all applicable laws and regulations in effect in any applicable jurisdiction, and you must obtain, at your sole cost and expense, any consent, approval or permission required by you for the purchase, offer or sale of the Notes under the laws and regulations in effect in the jurisdictions to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.lsb-okc.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Because our common stock is listed on the New York Stock Exchange, you may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with the SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 27, 2014;

•	Current Reports on Form 8-K, filed on January 7, January 15, January 17, January 21, February 10, February 13, February 19, February 27, and April 4, 2014;

•	All our filings pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement;

•	All documents and reports that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus; and

•	Description of our common stock and associated rights to purchase Series A junior participating preferred stock, which we refer to as our “Series A Preferred Stock,” contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act as filed with SEC on January 2, 2009, including any subsequent amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

LSB Industries, Inc.

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

Attn: Corporate Secretary

Telephone: (405) 235-4546

To obtain timely delivery of any requested information, holders of the old notes must make any request for information no later than five business days prior to the expiration of the exchange offer.

Any statement in a document all or a portion of which is incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES OF 1955, AS AMENDED (“RSA 421-B”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

INDUSTRY AND MARKET DATA

The market share, ranking and other data contained in this prospectus are based on our management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, our management believes these to be reasonable estimates. However, market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. Our internal estimates have not been verified by any independent source, and we have not independently verified any third party information nor have we ascertained the underlying economic assumptions relied upon in those sources, and neither we nor the initial purchasers can assure you of the accuracy or completeness of such information contained in this prospectus. While we are not aware of any misstatements regarding market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in this prospectus. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, might not be reliable.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements use words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “estimates,” “intends,” “projects,” “goals,” “targets” and other similar expressions or future or conditional verbs such as “should,” “would,” and “could.” You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are based on management’s beliefs, expectations and assumptions and involve a number of known and unknown risks and uncertainties. These forward-looking statements are not guarantees of future performance, and there are a number of factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. We caution you therefore against relying on any of these forward-looking statements.

Forward-looking statements contained herein include, but are not limited to, the following:

•	invest in projects that will generate best returns for our stockholders;

•	modest growth of the U.S. economy;

•	the construction outlook for the commercial/institutional sector and single-family sector;

•	anticipated losses while certain chemical plants are down;

•	the outlook for the types of nitrogen fertilizer products we produce and sell;

•	demand for our geothermal products;

•	growth in the coal industry;

•	reduction in operating income within our chemical facilities due to damaged facilities;

•	use of net proceeds from sale of Senior Secured Notes;

•	shipment of backlog;

•	cost of new chemical plants and when these plants will become operational;

•	cost for PSM program for the balance of 2014;

•	ability to pass to our customers cost increases in the form of higher prices;

•	sufficient sources for materials and components;

•	customer demand for our industrial, mining and agricultural products for 2014;

•	fertilizer outlook;

•	planned capital spending;

•	ability to obtain anhydrous ammonia from other sources;

•	compliance by the El Dorado Facility of the terms of its permits;

•	dissolved mineral issue should not be an issue since the pipeline is operational;

•	sales growth of the Climate Control Business;

•	sales in the medium-term and long-term will be primarily driven by growth in new construction, as well as the introduction of new products;

•	our GHPs use a form of renewable energy and, under certain conditions, can reduce energy costs up to 80% compared to some conventional HVAC systems;

•	reserves of Zena Energy L.L.C.’s natural gas working interest;

•	cash needs for 2014;

•	we plan to rely upon working capital, internally generated cash flows, noncurrent restricted cash and investments, insurance proceeds, and third-party financing;

•	fund committed capital expenditures;

•	El Dorado Facility’s use of the wastewater pipeline will ensure EDC’s ability to comply with future permit limits;

•	cost relating to settlement with the EPA relating to issues involving the Clean Air Act;

•	when the Pryor Facility will resume production;

•	costs of Turnarounds during 2014 for our chemical facilities;

•	the expenses in connection with environmental projects for 2014;

•	cash needs and how we expect to fund our cash requirements;

•	depreciation, depletion and amortization expected to increase in 2014;

•	if we should repurchase stock, we currently intend to fund any repurchases from our available working capital;

•	benefits relating to construction of new plants at the El Dorado Facility; and

•	meeting all required covenant tests for all quarters and the year ending in 2014.

While we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance such expectations will prove to have been correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this prospectus, including, but not limited to, the following:

•	changes in general economic conditions, both domestic and foreign,

•	material reduction in revenues,

•	material changes in interest rates,

•	ability to collect in a timely manner a material amount of receivables,

•	increased competitive pressures,

•	adverse effect on increases in prices of raw materials;

•	changes in federal, state and local laws and regulations, especially environmental regulations or the American Reinvestment and Recovery act, or in interpretation of such,

•	releases of pollutants into the environment exceeding our permitted limits,

•	material increases in equipment, maintenance, operating or labor costs not presently anticipated by us,

•	the requirement to use internally generated funds for purposes not presently anticipated,

•	the inability to secure additional financing for planned capital expenditures or financing obligations coming due in the near future,

•	substantial existing indebtedness;

•	material changes in the cost of certain precious metals, anhydrous ammonia, natural gas, copper, steel and purchased components,

•	limitations due to financial covenants;

•	changes in competition,

•	the loss of any significant customer,

•	increase in cost to maintain internal controls over financial reporting;

•	changes in operating strategy or development plans,

•	inability to fund the working capital and expansion of our businesses,

•	problems with product equipment,

•	changes in the production efficiency of our facilities,

•	adverse results in our contingencies including pending litigation,

•	additional unplanned downtime at one or more of our chemical facilities;

•	changes in production rates at any of our chemical plants;

•	inability to obtain necessary raw materials and purchased components,

•	material increases is cost of raw materials;

•	material changes in our accounting estimates,

•	significant problems within our production equipment,

•	fire or natural disasters,

•	inability to obtain or retain our insurance coverage,

•	obtaining necessary permits;

•	third-party financing;

•	risk associated with drilling natural gas wells;

•	changes in fertilizer production;

•	reduction in acres planted for crops requiring fertilizer;

•	decrease in duties for Ukraine and Russian AN products resulting in an increase in foreign AN products into the U.S.

•	uncertainties in estimating natural gas reserves;

•	volatility of natural gas prices;

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•	weather conditions;

•	increase in imported agricultural products;

•	factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including under the caption “Item 1A. Risk Factors” and other reports and documents we file with the SEC and that are incorporated by reference herein; and

•	factors described in the “Risk Factors” section of this prospectus.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in our filings with the SEC that are incorporated by reference into this prospectus. This summary sets forth the material terms of this exchange offer, but it does not contain all of the information that you should consider before deciding whether to exchange your old notes for the Notes. You should read this entire prospectus carefully before deciding whether to exchange your old notes for the Notes, especially (a) the risks of investing in our Notes discussed under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and (b) the financial statements and notes to these financial statements incorporated by reference in this prospectus. You may obtain a copy of the documents incorporated by reference by following the instructions in the sections entitled “Where You Can Find More Information” and Incorporation by Reference” in this prospectus. You should pay special attention to the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein to determine whether participating in this exchange offer is appropriate for you.

The Exchange Offer

On August 7, 2013, we completed the private offering of $425,000,000 of 7.75% Senior Secured Notes due 2019. We entered into a registration rights agreement with the initial purchasers in the private offering of the old notes in which we agreed, among other things, to use our best reasonable efforts to cause a registration statement relating to an offer to exchange the old notes for the Notes to become effective and to complete the exchange offer on or before August 7, 2014, which is 365 days after the original issuance of the old notes. You are entitled to exchange in this exchange offer old notes that you hold for registered Notes with substantially identical terms. If we fail to timely complete this exchange offer, we must pay additional interest to the holders of the old notes until these actions are completed. You should read the discussion under the headings “Description of the Notes” and “Description of the Old Notes” for further information regarding the Notes and the old notes.

We believe that the Notes to be issued in this exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings “The Exchange Offer” for further information regarding this exchange offer and resale of the Notes.

Business Overview

General

LSB Industries, Inc. was formed in 1968 as an Oklahoma corporation and became a Delaware corporation in 1977. LSB is a diversified holding company involved in manufacturing and marketing operations through its subsidiaries. We own the following core businesses:

•	Chemical Business manufactures and sells nitrogen-based chemical products produced from four facilities located in El Dorado, Arkansas (the “El Dorado Facility”); Cherokee, Alabama (the “Cherokee Facility”); Pryor, Oklahoma (the “Pryor Facility”); and Baytown, Texas (the “Baytown Facility”) for the agricultural, industrial, and mining markets. Our products include high purity and commercial grade anhydrous ammonia for industrial and agricultural applications, industrial and fertilizer grade ammonium nitrate (“AN”), urea ammonium nitrate (“UAN”), sulfuric acids, nitric acids in various concentrations, nitrogen solutions, diesel exhaust fluid (“DEF”) and various other products.

•	Climate Control Business manufactures and sells a broad range of heating, ventilation and air conditioning (“HVAC”) products in the niche markets we serve consisting of geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, modular geothermal and other chillers and other related products used to control the environment in commercial/institutional and residential new building construction, renovation of existing buildings and replacement of existing systems. Our Climate Control Business manufactures and distributes its products from seven facilities located in Oklahoma City, Oklahoma.

Our Chemical Business is a supplier to some of the world’s leading chemical and industrial companies. By focusing on specific geographic areas, we have developed freight and distribution advantages over many of our competitors, and we believe our Chemical Business has established leading regional market positions.

We sell most of our industrial and mining products to customers pursuant to contracts containing minimum volumes and/or cost plus a profit provision. These contractual sales stabilize the effect of commodity cost changes and fluctuations in demand for these products due to the cyclicality of the end markets. Periodically we enter into forward sales commitments for agricultural products but we sell most of our agricultural products at the current spot market price in effect at time of shipment.

We believe our Climate Control Business has developed leadership positions in certain niche markets by offering extensive product lines, customized products and improved technologies. Under this focused strategy, we have developed what we believe to be the most extensive line of geothermal and water source heat pumps and hydronic fan coils in the United States (“U.S.”). Further, we believe that we were a pioneer in the use of geothermal technology in the climate control industry and we have used it to create what we believe to be the most energy efficient climate control systems commercially available today. We employ highly flexible production capabilities that allow us to custom design units for new construction as well as the retrofit and replacement markets. This flexibility positions us well for growth in commercial/institutional and residential construction markets.

In recent years, we have put heavy emphasis on our geothermal heating and air conditioning products, which are considered “green” technology and a form of renewable energy. We believe our geothermal systems are among the most energy efficient systems available in the market for heating and cooling applications in commercial/institutional and single family new construction as well as replacement and renovation markets. Based upon market data supplied by the Air-Conditioning, Heating and Refrigeration Institute (“AHRI”), we believe we have the leading market share.

Issuance of Senior Secured Notes and Intended Use of Proceeds

On August 7, 2013, LSB sold $425 million aggregate principal amount of the 7.75% Senior Secured Notes due 2019 (the “old notes”) in a private placement.

LSB has used or intends to use the proceeds, net of commissions and fees, from the sale of the old notes, as follows:

•	$67.2 million was used to pay all outstanding borrowings, including the prepayment penalty, under a term loan agreement (the “Secured Term Loan”); and

•	the balance is being used for general corporate purposes, including the construction of an ammonia plant, nitric acid plant, and concentrator at the El Dorado Facility; improvement of reliability, mechanical integrity, and safety at our chemical facilities; and the development of our acquired natural gas leaseholds during the next three years.

Using a portion of the net proceeds from the sale of the old notes, we are proceeding with the design, fabrication, engineering, and construction of an ammonia plant, a 65% strength nitric acid plant, and a 98% nitric acid concentrator at the El Dorado Facility. We have received the air permit from the Arkansas Department of Environmental Quality (“ADEQ”) for the construction of these plants.

Pending application of proceeds discussed above, the net proceeds from the old notes are currently invested in highly rated money market funds, certificates of deposit, and U.S. Treasury bills.

Current State of the Economy

Since our two core business segments serve several diverse markets, we consider fundamentals for each market individually as we evaluate economic conditions. From a macro standpoint, we believe the U.S. economy is poised for modest growth, based upon certain economic reports, including the Conference Board Composite Index of Leading Indicators.

Chemical Business - Our Chemical Business’ primary markets are agricultural, industrial and mining. During 2013, sales were $381 million or 20% lower than 2012. Due to the significant downtime at certain of our chemical facilities, as discussed below under “Downtime at Certain Chemical Facilities and Related Programs,” production and sales (in volumes and dollars) were lower in all three of our primary markets compared to the same period in 2012.

In normal circumstances, our agricultural sales volumes and prices depend upon the supply of and the demand for fertilizer, which in turn depends on the market fundamentals for crops including corn, wheat, cotton and forage. Although currently showing strength, nitrogen fertilizer prices are lower than the same time a year ago due in part to the significant increase in urea imports from China earlier during 2013. In addition, there was a significant increase in the 2013-2014 corn harvest and much lower forward corn prices as compared to a year ago. According to the USDA’s World Agricultural Supply and Demand Estimates, the U.S. yield per harvested acre of corn increased significantly from approximately 123 bushels per acre to 158 bushels per acre and the year end corn stocks were approximately double a year ago, resulting in a significant increase in the stock-to-use ratio. Notwithstanding the current conditions, the fundamentals continue to be positive for nitrogen fertilizer products we produce and sell and gross margins, although lower, are still strong. However, the fertilizer outlook could change if there are unanticipated changes in domestic fertilizer production capacity, acres planted of crops requiring fertilizer, unfavorable weather conditions or continued low selling prices and increases in imported urea from China. Our industrial acids sales volume is dependent upon general economic conditions primarily in the housing, automotive, and paper industries. According to the American Chemical Council, the outlook for these three sectors is generally positive. Our sales prices vary with the market price of our feedstock cost of ammonia or sulfur, as applicable, in our pricing arrangements with customers. Our mining sales volume is being impacted by lower customer demand for industrial grade AN, which we believe is primarily due to natural gas being a more attractive alternative feedstock than coal for utility companies. As reported by the U.S. Energy Information Administration, during 2013, coal production was down overall by 1.5%, although coal inventories declined by 43 million tons during the period. With such inventory decreases, the coal industry is now expected to see production growth of 3% to 4% in 2014 as inventories stabilize and short-term natural gas prices increase.

We use natural gas to produce anhydrous ammonia in two of our four facilities, in which ammonia is used to produce nitrogen fertilizer and industrial products, and also sold in its original form. We also produce agricultural grade and industrial grade AN from purchased ammonia. The current cost of purchased ammonia is significantly higher than producing it from natural gas, resulting in a cost disadvantage compared to nitrogen fertilizers and industrial AN producers that manufacture from natural gas. We are proceeding with the design, fabrication, engineering and construction of an ammonia plant at the El Dorado Facility in order to eliminate this current cost disadvantage.

Climate Control Business—Sales for 2013 were $285 million, or 7% higher than 2012, including a 16% increase in hydronic fan coil sales and a 13% increase in geothermal and water source heat pump sales (both increases were associated with a higher number of units shipped, unit pricing and product mix) partially offset by a 23% decrease in other HVAC sales, primarily in sales of our large custom air handlers. From a market sector perspective, the sales increase was due to an 8% improvement in commercial/institutional product sales, and a 3% improvement in residential product sales. The improvement in commercial/institutional and residential sales in 2013 is primarily due to higher new construction activity in those sectors, which resulted in higher customer order intake in the preceding periods for our commercial/institutional products in most of our product lines. For 2013, order levels of our products decreased 2% in both residential products and commercial/institutional products. Information available from the McGraw-Hill Construction Market forecast indicates that construction activity for the markets we serve in the commercial/institutional and single-family residential sectors are expected to increase in aggregate during 2014 although still significantly below pre-recession levels. Also see discussion concerning certain heat pump contracts that will not be renewed in 2014 under risk factors under Item 1 and “Overview-Climate Control Business” of our MD&A contained in this report.

Downtime at Certain Chemical Facilities and Related Programs

During 2012, 2013 and the first quarter of 2014, our Chemical Business encountered a number of significant issues. These issues included an explosion in one of our nitric acid plants at the El Dorado Facility in May 2012, a pipe rupture at the Cherokee Facility in November 2012 that damaged the ammonia plant, and the suspension of production at the Pryor Facility from time to time during 2012, 2013 and into the first quarter of 2014 due to continued mechanical issues. All of these issues resulted in lost production causing an adverse effect on our sales, operating income and cash flow for 2012, 2013 and the first quarter of 2014.

Although these issues are unrelated to each other, the severity and frequency of the events at our Pryor, Cherokee, and El Dorado Facilities caused us to undergo a thorough reexamination of our process safety management (“PSM”), reliability and mechanical integrity programs. As a result, we have undertaken a concerted program to attempt to improve the reliability and mechanical integrity of our chemical plant facilities. The improvement program includes engaging outside experts and consultants who specialize in risk management, reliability, mechanical integrity and PSM. We are also recruiting and hiring additional corporate and plant engineering and operational personnel, and accelerating acquisition of additional spare parts to supplement our existing spare parts program. The program also includes the installation of additional automation and improved diagnostics.

Website Access to Company’s Reports

Our internet website address is www.lsbindustries.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website within a reasonable amount of time after they are electronically filed with, or furnished to, the Securities and Exchange Commission (“SEC”).

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary financial data as of and for the fiscal years ended December 31, 2009, 2010, 2011, 2012 and 2013 are derived from our audited consolidated financial statements and the related notes, which are included elsewhere in this prospectus.

This information is only a summary and should be read in conjunction with our consolidated financial statements and notes referred to above, “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference in this prospectus, and the other information contained in or incorporated by reference in this prospectus.

	Years ended December 31,
(In Thousands, Except Per Share Data)	2009	2010	2011	2012	2013
Net sales	$531,838	$609,905	$805,256	$759,031	$679,287
Gross profit	137,414	138,625	223,018	183,736	143,556
Operating income	40,710	55,925	136,443	95,655	105,308
Interest expense, net	6,746	7,427	6,658	4,237	13,986
Income from continuing operations	21,849	29,715	83,984	58,786	55,141
Net income	$21,584	$29,574	$83,842	$58,604	$54,962

Net income applicable to common stock	$21,278	$29,269	$83,537	$58,304	$54,662

Weighted-average common shares outstanding:
Basic	21,295	21,168	21,962	22,360	22,465
Diluted	22,492	23,274	23,499	23,539	23,597
Income (loss) per common share:
Basic:
Income from continuing operations	$1.01	$1.39	$3.81	$2.62	$2.44
Net loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)

Net income	$1.00	$1.38	$3.80	$2.61	$2.43

Diluted:
Income from continuing operations	$0.97	$1.33	$3.59	$2.50	$2.34
Net loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)

Net income	$0.96	$1.32	$3.58	$2.49	$2.33

Recent Developments

Counsel for the U.S. Environmental Protection Agency, Division 6 (the “Division”) advised us during April 2014, of a pending enforcement investigation by the Division relating to an ammonia release during February, 2014, at our chemical facility located in Pryor, Oklahoma owned by our subsidiary, Pryor Chemical Company. The Division indicated that the investigation is in its beginning stages, but that the Division will likely allege non-compliance with certain sections of the Clean Air Act, which relates to the release of hazardous air pollutants. The Division acknowledged its willingness to work toward a mutually agreeable resolution of the matter prior to a formal enforcement filing. At this time, the Division advises that no formal enforcement document is pending against Pryor Chemical Company on this issue.

We have initiated a formal internal investigation into the preliminary allegations and intend to cooperate fully with the Division in its requests for information. Until the completion of our internal investigation and further discussions with the Division, we cannot determine the monetary exposure for penalties.

Corporate Information

Our executive offices are located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107 and our telephone number is (405) 235-4546. Our website is located at www.lsbindustries.com. Our website and the information contained on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus in connection with this exchange offer.

SUMMARY OF THE EXCHANGE OFFER

The exchange offer relates to the exchange of up to $425,000,000 aggregate principal amount of outstanding old notes for an equal aggregate principal amount of Notes. The form and terms of the Notes are identical in all material respects to the form and terms of the corresponding outstanding old notes, except that the Notes will be registered under the Securities Act, and therefore they will not bear legends restricting their transfer.

Background	On August 7, 2013, we issued $425,000,000 aggregate principal amount of old notes to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. In connection with the private placement, we entered into a registration rights agreement in which we agreed, among other things, to complete this exchange offer.

The Exchange Offer

We are offering to exchange a like amount of Notes for our old notes in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. As of the date of this prospectus, old notes representing $425,000,000 aggregate principal amount are outstanding.

The terms of the Notes are substantially identical to the terms of the old notes, except that provisions relating to transfer restrictions, registration rights, and rights to payment of interest in addition to the stated interest rate on the old notes will not apply to the Notes. See “Description of Notes.”

Resale of the Notes

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties unrelated to us, we believe that the Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•       you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act;

•       you are acquiring the Notes in the ordinary course of your business; and

•       you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the Notes to be issued in this exchange offer.

Each broker-dealer that receives Notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other transfer Notes in the exchange offer. See “Plan of Distribution.”

By tendering your old notes as described in “The Exchange Offer—Procedures for Tendering,” you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, June 6, 2014 or a later date and time if we extend this exchange offer.

Withdrawal	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense promptly after the expiration or termination of the exchange offer.

Interest on the Notes and the Old Notes	Interest on the Notes will accrue from the date of the last payment of interest on the old notes (or if a Note is authenticated between a record date and an interest payment date, from such interest payment date). If your old notes are accepted for exchange, then you will receive interest on the Notes and not on the old notes.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may amend or waive. The exchange offer is not conditioned upon any minimum principal amount of outstanding old notes being tendered. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes

To participate in the exchange offer, you must (i) complete, sign and date the accompanying letter of transmittal, or a facsimile copy of such letter, in accordance with its instructions and the instructions of this prospectus, and (ii) mail or otherwise deliver the executed letter of transmittal, together with the old notes and any other required documentation to the exchange agent at the address set forth in the letter of transmittal. If you are a broker, dealer, commercial bank, trust company or other nominee and you hold old notes through the Depository Trust Company (“DTC”), and wish to accept this offer, you must do so pursuant to DTC’s automated tender offer program. See “The Exchange Offer-Procedures for Tendering Old Notes.”

We will accept for exchange any and all old notes which are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The Notes will be delivered promptly following the expiration date. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Special Procedures for Beneficial Holders	If you beneficially own old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact the registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in this offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time. See “The Exchange Offer—Procedures for Tendering.”

Registration Rights

We sold the old notes on August 7, 2013 in a private placement in reliance on Section 4(2) of the Securities Act. The old notes were immediately resold by the initial purchasers in reliance on Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale, we, together with the guarantors, entered into a registration rights agreement, dated August 7, 2013, with the initial purchasers of the old notes, or the Registration Rights Agreement, requiring us to make the exchange offer. The Registration Rights Agreement further provides that we must use our reasonable best efforts to:

•       file a registration statement on an appropriate registration form with respect to a registered offer to exchange the notes for new notes that are guaranteed by the guarantors with terms substantially identical in all material respects to the notes (except that the exchange notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate),

•       cause the registration statement to be declared effective under the Securities Act, and

•       complete the exchange offer described below within 365 days after the August 7, 2013, closing date of the private placement with holders that have elected to exchange their notes for the new notes.

If we are not in compliance with our obligations under the Registration Rights Agreement, interest will accrue on the old notes in addition to the interest that otherwise is due on the old notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, such additional interest will be payable on the old notes. The Notes will not contain any provisions regarding the payment of such additional interest.

Regulatory Requirements	We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with either exchange offer, other than the notice of effectiveness under the Securities Act of the registration statement pursuant to which the exchange offer is being made.

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with accounting principles generally accepted in the United States (“GAAP”). See “The Exchange Offer—Accounting Treatment.”

Federal Income Tax Considerations	We believe the exchange of old notes for Notes pursuant to the exchange offer will not constitute a sale or an exchange for federal income tax purposes. See “United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the exchange or issuance of Notes in connection with the exchange offer.

Exchange Agent	UMB Bank, n.a. is serving as exchange agent in connection with the exchange offer. For additional information, see “The Exchange Offer—Exchange Agent” and the accompanying letter of transmittal.

Appraisal or Dissenters’ Rights	You will not have appraisal or dissenters’ rights in connection with the exchange offer.

Consequences of Not Exchanging Old Notes

If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not intend to register the old notes under the Securities Act, and holders of old notes that do not exchange old notes for new notes in the exchange offer will no longer have registration rights with respect to the old notes except in the limited circumstances provided in the registration rights agreement. Under some circumstances, as described in the registration rights agreement, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to use our reasonable best efforts to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by such holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see “The Exchange Offer—Consequences of Failure to Properly Tender Old Notes in the Exchange Offer.”

SUMMARY OF THE TERMS OF THE NOTES

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete. You should carefully review the “Description of Notes” section of this prospectus, which contains a more detailed description of the terms and conditions of the Notes. Other than the restrictions on transfer, registration rights, and special interest provisions, the Notes will have the same financial terms and covenants as the old notes, which are as follows:

Issuer	LSB Industries, Inc., a Delaware corporation.

Notes Offered	$425,000,000 aggregate principal amount of 7.75% Senior Secured Notes due 2019.

Maturity Date	The Notes will mature on August 1, 2019.

Interest	7.75%

Interest Payment Dates	Interest on the Notes will be payable on February 1 and August 1 of each year, commencing on August 1, 2014.

Guarantees

The Notes are jointly and severally and unconditionally guaranteed on a senior secured basis, subject to certain limitations described herein, by all of our existing subsidiaries other than the unsecured guarantors. The Notes are jointly and severally and unconditionally guaranteed on a senior unsecured basis by the unsecured guarantors. See “Description of Notes — Guarantees.”

Under certain circumstances, guarantors may be released from their guarantees without the consent of the holders of notes. See “Description of Notes — Guarantees.”

Collateral	The Notes and the guarantees (other than the unsecured guarantees) are secured on a first-priority basis by a substantial portion of the present and after-acquired tangible assets of the issuer and the guarantors (in each case, other than the ABL Priority Collateral), subject to certain exceptions and permitted liens. We refer to the assets described in this paragraph as the “Notes Priority Collateral.”

The Notes Priority Collateral does not include the ABL Priority Collateral or certain other categories of assets that will constitute neither Notes Priority Collateral nor ABL Priority Collateral. See “Risk factors — Risk Factors related to the Notes and the Collateral — Certain assets will be excluded from the Collateral.”

The Notes and the guarantees (other than the unsecured guarantees) are also secured on a second-priority basis by the issuer’s and the guarantors’ assets (other than general intangibles that are not Notes Priority Collateral) that secure our ABL Revolver Loan on a first-priority basis, including accounts receivable, inventory, and certain other related assets and proceeds thereof, as further described under “Description of Notes — Security for the Notes — ABL Priority Collateral.” We refer to such assets as the “ABL Priority Collateral.” We refer to the Notes Priority Collateral and the ABL Priority Collateral together as the “Collateral.” See “Description of Notes — Security for the Notes.”

No appraisal of the value of the Collateral has been made in connection with this exchange offer, and the value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. The liens on the Collateral may be released without the consent of the holders of the Notes if Collateral is disposed of in a transaction that complies with the indenture and the security documents, including in accordance with the provisions of an intercreditor agreement relating to the Collateral securing our ABL Revolver Loan on a first-priority basis. In the event of a liquidation of the Collateral, the proceeds may not be sufficient to satisfy the obligations under the Notes. See “Risk factors — Risk Factors related to the Notes and the Collateral — There are circumstances other than repayment or discharge of the Notes under which the Collateral securing the Notes and the guarantees will be released automatically, without your consent or the consent of the Trustee” and “Risk factors — Risk Factors related to the Notes and the Collateral — The value of the Collateral is uncertain and may not be sufficient to satisfy our obligations under the Notes and there may be limitations on your ability to foreclose on the Collateral.”

Ranking

The Notes and the guarantees (other than the unsecured guarantees) will be the issuer’s and the guarantors’ senior secured obligations. The indebtedness evidenced by the Notes and the guarantees (other than the unsecured guarantees) will:

•       rank equally in right of payment to all of the issuer’s and the guarantors’ existing and future senior obligations, including their obligations under the ABL Revolver Loan;

•       rank senior in right of payment to any of the issuer’s and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the Notes and the guarantees;

•       be effectively subordinated to (i) the issuer’s and the guarantors’ existing and future indebtedness and obligations that are secured by first-priority liens, under our ABL Revolver Loan, to the extent of the value of the ABL Priority Collateral and (ii) any existing and future indebtedness that is secured by permitted liens on assets that do not constitute Collateral, to the extent of the value of such assets;

•       be effectively senior to the issuer’s and the guarantors’ existing and future indebtedness and obligations under our ABL Revolver Loan to the extent of the value of the Notes Priority Collateral;

•       be equal in priority as to the Collateral with respect to the issuer’s and the guarantors’ obligations under any future pari passu lien obligations incurred in accordance with the terms of the indenture governing the Notes;

•       be effectively senior to any existing and future unsecured indebtedness of the issuer and the guarantors to the extent of the value of the Collateral owned by the issuer or such guarantors (after giving effect to any senior lien on such Collateral); and

•       be structurally subordinated to all of the existing and future indebtedness, preferred stock obligations and other liabilities, including trade payables, of our subsidiaries that do not guarantee the Notes in the future.

The unsecured guarantees are the senior unsecured obligations of the relevant guarantor ranking equally in right of payment with all other senior obligations of such guarantor.

At December 31, 2013, the issuer had approximately $428.6 million of total indebtedness outstanding, and the guarantors had approximately $34.4 million of total indebtedness outstanding (excluding guarantees of the old notes), substantially all of which is secured.

Additionally, at December 31, 2013, on such basis, the guarantors had approximately $67.0 million of secured debt available for borrowing as additional senior secured debt under our ABL Revolver Loan.

See “Description of Notes — Ranking.”

Intercreditor Agreement	The collateral agent under the indenture governing the Notes and the collateral agent under the ABL Revolver Loan have entered into an intercreditor agreement as to the relative priorities of their respective security interests in the Collateral and certain other matters relating to the administration of security interests. See “Description of Notes — Security for the Notes — Intercreditor Agreement.”

Optional Redemption	On or after August 1, 2016, we may redeem some or all of the Notes at any time at the redemption prices described in the section “Description of Notes — Optional Redemption” plus accrued and unpaid interest, if any, to the redemption date. Prior to such date, we also may redeem some or all of the Notes at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium. In addition, we may redeem up to 35% of the aggregate principal amount of the Notes before August 1, 2016 with the net cash proceeds of certain equity offerings at a redemption price of 107.75% of the principal amount plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes — Optional Redemption.”

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. For more details, see the section “Description of Notes — Change of Control.”

Asset Sales	If we sell certain assets and do not repay certain debt or reinvest the proceeds of such sales within certain time periods, we must offer to repurchase the Notes at 100% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. Under certain circumstances we may distribute the proceeds from the sale of certain assets as a restricted payment. For more details, see “Description of Notes — Certain Covenants — Limitation on Asset Sales.”

Certain Covenants

The indenture governing the Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•       incur additional indebtedness;

•       declare or pay dividends, redeem stock or make other distributions to stockholders;

•       make other restricted payments, including, without limitation, investments;

•       create dividend and other payment restrictions affecting our subsidiaries;

•       create liens or use assets as security in other transactions;

•       merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•       engage in certain sale/leaseback transactions; and

•       enter into transactions with affiliates.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of Notes — Certain Covenants.”

No Prior Market

There is currently no market for the old notes. Accordingly, there can be no assurance that a market for the Notes will develop upon the completion of this exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market

Use of Proceeds	We will not receive any cash proceeds from the exchange or issuance of Notes in connection with the exchange offer.

Trustee and Collateral Agent	UMB Bank, n.a.

Risk Factors	You should carefully consider the information under “Risk Factors” and the other information included in this prospectus and the documents incorporated by reference before deciding to participate in the exchange offer.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this prospectus before tendering your old notes in the exchange offer. In addition, you should carefully consider the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in other documents that are subsequently filed with the SEC, which are incorporated by reference into this prospectus. If any of the following risks or the risks incorporated by reference into this prospectus actually occur, our business, financial condition, prospects, results of operations or cash flow could be materially and adversely affected. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur and if such events do occur, you may lose all or part of your original investment in the Notes. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to the Exchange Offer

You may have difficulty selling the old notes that you do not exchange.

If you do not exchange your old notes for Notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the old notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered old notes may be small and inactive. Consequently, you may find it difficult to sell any old notes you continue to hold because there will be fewer old notes of such series outstanding.

If you do not exchange your old notes in the exchange offer, you will no longer be entitled to an increase in interest payments on old notes that the original indenture provides for if we fail to complete the exchange offer.

Once the exchange offer has been completed, holders of outstanding old notes will not be entitled to any increase in the interest rate on their old notes that the original indenture governing the old notes provides for if we fail to complete the exchange offer. Holders of old notes will not have any further rights to have their old notes registered, except in limited circumstances, once the exchange offer is completed.

Some holders of the Notes may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, a broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the Notes it received in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot assure you that a proper prospectus will be available to broker-dealers wishing to resell their Notes.

Failure to comply with the exchange offer procedures could prevent a holder from exchanging its old notes.

Holders of the old notes are responsible for complying with all exchange offer procedures. The issuance of Notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of old notes who wish to exchange them for Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

Risks Related to Our Business and Industry

Our Chemical and Climate Control Businesses and their customers are sensitive to adverse economic cycles.

Our Chemical Business can be affected by cyclical factors such as inflation, global energy policy and costs, global market conditions and economic downturns in specific industries. Certain sales of our Chemical Business are sensitive to the level of activity in the agricultural, mining, automotive and housing industries. A substantial decline in the activity of our Chemical Business has in the past, and could in the future, have a material adverse effect on the results of our Chemical Business and on our liquidity and capital resources. Further, material economic changes that adversely affect our natural gas working interests or lower natural gas prices may require us to write down the carrying value of our natural gas working interests. Therefore, these changes in our Chemical Business could adversely impact our operating results, liquidity and financial condition.

Our Climate Control Business also can be affected by cyclical factors, such as interest rates, inflation and economic downturns. Our Climate Control Business depends on sales to customers in the construction and renovation industries, which are particularly sensitive to these factors. A decline in the economic activity in the U.S. has in the past, and could in the future, have a material adverse effect on us and our customers in the construction and renovation industries in which our Climate Control Business sells a substantial amount of its products. Such a decline could result in a decrease in revenues and profits, and an increase in bad debts that could have a material adverse effect on our operating results, financial condition and liquidity.

Weather conditions adversely affect our Chemical Business.

The agricultural products produced and sold by our Chemical Business have been in the past, and could be in the future, materially affected by adverse weather conditions (such as excessive rain or drought) in the primary markets for our fertilizer and related agricultural products. If any of these unusual weather events occur during the primary seasons for sales of our agricultural products (March-June and September-November), this could have a material adverse effect on the agricultural sales of our Chemical Business and our financial condition and results of operations.

Despite continuing investment to upgrade and replace equipment on an ongoing basis, the age of facilities of our Chemical Business increases the risk for unplanned downtime which may be significant.

Our Chemical Business is comprised of operating units of various ages and levels of automated control. While we have continued to make significant annual capital improvements, potential age or control related issues have occurred in the past and may occur in the future, which could cause damage to the equipment and ancillary facilities. For example, during 2013 and the first quarter of 2014, certain of our chemical facilities had planned and unplanned downtime as a result of certain maintenance and equipment issues. It is customary when performing major equipment replacements at a facility for there to be subsequent unplanned downtime in order to ensure the facility is running at appropriate operating conditions. As a result, we have and may continue to experience additional downtime at our chemical facilities in the future.

The equipment required for the manufacture of our chemical products is specialized, and the time for replacement of such equipment can be lengthy, resulting in extended downtime in the affected unit. Although we utilize various reliability and inspection programs and maintain a significant inventory of spare equipment, which are intended to mitigate the extent of production losses, unplanned outages may still occur. As a result, these planned and unplanned downtime events at our chemical facilities have in the past and could in the future adversely impact our operating results, liquidity and financial condition.

Current and future legislative or regulatory requirements impacting our Chemical Business may result in increased costs and decreased revenues, cash flows and liquidity or could have other negative impacts on our Chemical Business.

Our businesses are subject to numerous health, safety, security and environmental laws and regulations, primarily relating to our Chemical Business. The manufacture and distribution of chemical products are activities which entail health, safety and environmental risks and impose obligations under health, safety and environmental laws and regulations, many of which provide for substantial fines and potential criminal sanctions for violations. Although we believe we have established processes to monitor, review and manage our businesses to comply with the numerous health, safety and environmental laws and regulations, our Chemical Business has in the past, and may in the future, be subject to fines, penalties and sanctions for violations and substantial expenditures for cleanup costs and other liabilities relating to the handling, manufacture, use, emission, discharge or disposal of effluents at or from the Chemical Business’ facilities. Further, a number of our Chemical Business’ facilities are dependent on environmental permits to operate, the loss or modification of which could have a material adverse effect on their operations and our financial condition.

Changes to the production equipment at our chemical facilities as may be required in order to comply with health, safety and environmental regulations may require substantial capital expenditures.

Explosions and/or losses at other chemical facilities not owned by us could also result in new or additional legislation or regulatory changes, particularly relating to public health and safety, that could negatively impact our Chemical Business. In summary, new or changed laws and regulations could have an adverse effect on our operating results, liquidity and financial condition.

We may be required to modify or expand our operating, sales and reporting procedures and install additional equipment for our Chemical Business in order to comply with current and possible future government regulations.

The chemical industry in general, and producers and distributors of anhydrous ammonia and AN specifically, are scrutinized by the government, industry and public on security issues. Under current and proposed regulations, we may be required to incur substantial additional costs relating to security at our chemical facilities and distribution centers, as well as in the transportation of our products. These costs could have a material impact on our financial condition, results of operations, and liquidity. The cost of such regulatory changes, if significant enough, could lead some of our customers to choose alternate products to anhydrous ammonia and AN, which would have a significant impact on our Chemical Business.

In order to comply with the “Secure Handling of Ammonium Nitrate Act of 2007” as enacted by the U.S. Congress, the U.S. Department of Homeland Security (“DHS”) has published in the August 3, 2011 Federal Register a Notice of Proposed Rulemaking. This regulation proposes to require sellers, buyers, their agents and transporters of solid AN and certain solid mixtures containing AN to possess a valid registration issued by DHS, keep certain records, report the theft or unexplained loss of regulated materials and certain other new requirements. We and other parties affected by this proposal have submitted appropriate comments to DHS regarding the proposed regulation. Depending on the provisions of the final regulation to be promulgated by DHS and on our ability to pass these costs to our customers, these requirements may have a negative effect on the profitability of our AN business and may result in fewer distributors who are willing to handle the product. It is reasonably possible that compliance with the final regulation may be required during 2014.

On August 1, 2013, the Obama Administration issued Executive Order 13650 addressing the safety and security of chemical facilities in response to recent incidents involving chemicals such as the April 2013 explosion at West, Texas. The Obama Administration is directing federal agencies to enhance existing regulations and make recommendations to the U.S. Congress to develop new laws that may affect our Chemical Business.

Proposed governmental laws and regulations relating to greenhouse gas emissions may subject certain of our Chemical Business’ facilities to significant new costs and restrictions on their operations and reduction in sales.

The manufacturing facilities within our Chemical Business use significant amounts of electricity, natural gas and other raw materials necessary for the production of their chemical products that result, or could result, in certain greenhouse gas emissions into the environment. Federal and state courts and administrative agencies, including the EPA, are considering the scope and scale of greenhouse gas emission regulation. Legislation is being considered that would regulate greenhouse gas emissions at some point in the future for our facilities and has already impacted certain of our customers leading to closure or rate reductions of certain facilities. The EPA has instituted a mandatory greenhouse gas reporting requirement that began in 2010, which impacts all of our chemical manufacturing sites. Greenhouse gas regulation could increase the price of the electricity and other energy sources purchased by our chemical facilities; increase costs for natural gas and other raw materials (such as anhydrous ammonia); potentially restrict access to or the use of certain raw materials necessary to produce our chemical products; and require us to incur substantial expenditures to retrofit our chemical facilities to comply with the proposed new laws and regulations regulating greenhouse gas emissions, if adopted. Federal, state and local governments may also pass laws mandating the use of alternative energy sources, such as wind power and solar energy, which may increase the cost of energy use in certain of our chemical and other manufacturing operations. As it relates to our Chemical Business’ working interest in natural gas properties, legislative and regulatory proposals for restricting greenhouse gas emissions or otherwise addressing climate change could require our Chemical Business to incur additional operating costs and could adversely affect demand for the natural gas that the operator of these wells intends to sell. While future emission regulations or new laws appear possible, it is difficult to predict how these regulations, if and when adopted, will affect our businesses, operations, liquidity or financial results.

There is intense competition in the Climate Control and Chemical industries.

Substantially all of the markets in which we participate are highly competitive with respect to product quality, price, design innovations, distribution, service, warranties, reliability and efficiency. We compete with a number of companies, domestic and foreign, that have greater financial, marketing and other resources. Competitive factors could require us to reduce prices or increase spending on product development, marketing and sales that would have a material adverse effect on our business, results of operation and financial condition.

A substantial portion of our sales is dependent upon a limited number of customers.

For 2013, six customers of our Chemical Business accounted for approximately 50% of its net sales and 28% of our consolidated net sales, and our Climate Control Business had one customer, Carrier Corporation (“Carrier”), including affiliates and their distributors, that accounted for approximately 15% of its net sales and 6% of our consolidated net sales. During the latter part of 2013, Carrier Corporation (“Carrier”) advised our Climate Control Business that effective May 11, 2014, that Carrier will not be renewing the contracts to purchase heat pumps from our Climate Control Business. During 2013, net sales of heat pumps to Carrier represented approximately 5% of our 2013 consolidated net sales. The loss of, or a material reduction in purchase levels by, one or more of these customers could have a material adverse effect on our business and our results of operations, financial condition and liquidity if we are unable to replace a customer with other sales on substantially similar terms.

Cost and the lack of availability of raw materials could materially affect our profitability and liquidity.

Our sales and profits are heavily affected by the costs and availability of primary raw materials. These primary raw materials are subject to considerable price volatility. Historically, when there have been rapid increases in the cost of these primary raw materials, we have sometimes been unable to timely increase our sales prices to cover all of the higher costs incurred. While we periodically enter into futures/forward contracts to economically hedge against price increases in certain of these raw materials, there can be no assurance that we will effectively manage against price fluctuations in those raw materials.

Anhydrous ammonia and natural gas represent the primary raw material feedstocks in the production of most of the products of the Chemical Business. Although our Chemical Business enters into contracts with certain customers that provide for the pass-through of raw material costs, we have a substantial amount of sales that do not provide for the pass-through of raw material costs. In addition, the Climate Control Business depends on raw materials such as copper and steel, which have shown considerable price volatility. As a result, in the future, we may not be able to pass along to all of our customers the full amount of any increases in raw material costs. There can be no assurance that future price fluctuations in our raw materials will not have an adverse effect on our financial condition, liquidity and results of operations.

As stated above, natural gas represents one of the primary raw materials in the production of our Chemical Business’ products, and, as a result, we acquired natural gas working interests as an economic hedge against rising prices for natural gas. Our natural gas working interests may not be effective as an economic hedge under certain limited conditions.

We do not operate our natural gas working interest properties and have no, or very limited, ability to exercise influence over operations of these properties or their associated cost.

Since we source certain of our raw materials and components on a global basis, we may experience long lead times in procuring those raw materials and components purchased overseas, as well as being subject to tariff controls and other international trade barriers, which may increase the uncertainty of raw material and component availability and pricing volatility.

Additionally, we depend on certain vendors to deliver the primary raw materials and other key components that are required in the production of our products. Any disruption in the supply of the primary raw materials and other key components could result in lost production or delayed shipments. We have suspended in the past, and could suspend in the future, production at our chemical facilities due to, among other things, the high cost or lack of availability of such primary raw materials, which could adversely impact our competitiveness in the markets we serve. Accordingly, our financial condition, liquidity and results of operations could be materially affected in the future by the lack of availability of primary raw materials and other key components and increase costs relating to the purchase of raw materials or the production of our natural gas working interests.

Potential increase of imported agricultural products.

Russia and Ukraine both have substantial capacity to produce and export fertilizer grade ammonium nitrate (“AN”). Producers in these countries also benefit from below-market prices for natural gas, due to Government regulation and other factors. Fertilizer grade AN imports from Russia and Ukraine are currently subject to U.S. antidumping duty orders, which require these imports to be sold in the U.S. market at a fair value. Currently, all imports of fertilizer grade AN from Russia are subject to an antidumping duty rate of 254% and all imports of fertilizer grade AN from Ukraine are subject to an antidumping duty rate of 156%. The antidumping orders have substantially restrained the volumes of these imports. We have been recently notified that the U.S. Department of Commerce (“Commerce”) has refused to investigate whether these Russian producers were acquiring natural gas produced in Russia below cost levels. These two Russian ammonium nitrate producers are currently undergoing legal processes in which they are seeking to reduce the duty rates applied to their ammonium nitrate exports to the United States, and this decision by Commerce could possibly result in much lower duty rates in the near future. If the anti-dumping duty rates applied to the Russian AN producers were to be significantly lowered, we could likely face much higher volumes of Russian and Ukrainian fertilizer grade AN in the U.S. possibly priced below our current cost to produce fertilizer grade AN. In addition, producers in China have substantial capacity to produce and export urea.

Depending on various factors, including prevailing prices from other exporters, the price of coal, and the price of China’s export tariff, higher volumes of urea from China could be imported into the U.S. at prices that have and could have an adverse effect on the selling prices of other nitrogen products, including the nitrogen products we manufacture and sell.

We may have inadequate insurance.

While we maintain liability, property and business interruption insurance, including certain coverage for environmental contamination, it is subject to coverage limits and policies may exclude coverage for some types of damages (which may include warranty claims). Although there may currently be sources from which such coverage may be obtained, it may not continue to be available to us on commercially reasonable terms or the possible types of liabilities that may be incurred by us may not be covered by our insurance. In addition, our insurance carriers may not be able to meet their obligations under the policies or the dollar amount of the liabilities may exceed our policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Loss of key personnel could negatively affect our business.

We believe that our performance has been and will continue to be dependent upon the efforts of our principal executive officers. We cannot promise that our principal executive officers will continue to be available. Jack E. Golsen has an employment agreement with us. No other principal executive has an employment agreement with us. The loss of some of our principal executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel.

Terrorist attacks and other acts of violence or war, and natural disasters (such as hurricanes, pandemic health crisis, etc.), have negatively impacted and could negatively impact U.S. and foreign companies, the financial markets, the industries where we operate, our operations and profitability.

Terrorist attacks and natural disasters (such as hurricanes) have in the past negatively impacted, and can in the future negatively affect our operations. We cannot predict further terrorist attacks and natural disasters in the U.S. and elsewhere. These attacks or natural disasters have contributed to economic instability in the U.S. and elsewhere, and further acts of terrorism, violence, war or natural disasters could further affect the industries where we operate, our ability to purchase raw materials, our business, results of operations and financial condition. In addition, terrorist attacks and natural disasters may directly impact our physical facilities, especially our chemical facilities, or those of our suppliers or customers and could impact our sales, our production capability and our ability to deliver products to our customers. In the past, hurricanes affecting the Gulf Coast of the U.S. have negatively impacted our operations and those of our customers. The consequences of any terrorist attacks or hostilities or natural disasters are unpredictable, and we may not be able to foresee events that could have an adverse effect on our operations.

We are currently effectively controlled by the Golsen Group

Jack E. Golsen, our Chairman of the Board of Directors (the “Board of Directors”) and Chief Executive Officer (“CEO”), members of his immediate family, including Barry H. Golsen, our Vice Chairman and President, entities owned by them and trusts for which they possess voting or dispositive power as trustee (collectively, the “Golsen Group”) owned as of February 14, 2014, an aggregate of 2,916,464 shares of our common stock and 1,020,000 shares of our voting preferred stock (1,000,000 of which shares have .875 votes per share, or 875,000 votes), which together votes as a class and represents approximately 16% of the voting power (prior to conversion of the shares of voting preferred) of our issued and outstanding voting securities as of that date. The series of preferred represented by the 20,000 shares of voting preferred is convertible into an aggregate of 666,666 shares of our common stock. Thus, the Golsen Group may be considered to effectively control us. As a result, the ability of other stockholders to influence our management and policies could be limited.

We have not paid dividends on our outstanding common stock in many years.

Although we have paid dividends on our outstanding series of preferred stock (two of the three outstanding series of preferred stock are owned by the Golsen Group), in the past we have not paid cash dividends on our outstanding common stock in many years, and we do not currently anticipate paying cash dividends on our outstanding common stock in the near future. However, our Board of Directors has not made a decision whether or not to pay such dividends on our common stock in 2014. In addition, there are certain limitations contained in our loan agreements, which limit our subsidiaries from up streaming funds to LSB that may limit our ability to pay dividends on our outstanding common stock.

Future issuance or potential issuance of our common stock could adversely affect the price of our common stock, our ability to raise funds in new stock offerings and could dilute the percentage ownership of our common stockholders.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the issuance of a substantial amount of our common stock as the result of conversion of our outstanding convertible preferred stocks, or the perception that such sales or conversions could occur, could adversely affect prevailing trading prices of our common stock and could dilute the value of common stock held by our existing stockholders. No prediction can be made as to the effect, if any, that future sales of, or conversions of our outstanding preferred stocks into, shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock. Such future sales or conversions could also significantly reduce the percentage ownership of our common stockholders.

We are subject to a variety of factors that could discourage other parties from attempting to acquire us.

Our certificate of incorporation provides for a staggered Board of Directors and, except in limited circumstances, a two-thirds vote of outstanding voting shares to approve a merger, consolidation or sale of all, or substantially all, of our assets. In addition, we have entered into severance agreements with our executive officers and some of the executive officers of certain subsidiaries that provide, among other things, that if, within a specified period of time after the occurrence of a change in control of LSB, these officers are terminated, other than for cause, or the officer terminates his employment for good reason, we must pay such officer an amount equal to 2.9 times the officer’s average annual gross salary for the last five years preceding the change in control.

We have authorized and unissued (including shares held in treasury) 52,473,992 shares of common stock and 4,230,000 shares of preferred stock as of December 31, 2013. These unissued shares could be used by our management to make it more difficult, and thereby discourage an attempt to acquire control of us.

We have adopted a preferred share purchase plan, which is designed to protect us against certain creeping acquisitions, open market purchases and certain mergers and other combinations with acquiring companies.

The foregoing provisions and agreements are designed to discourage a third party tender offer, proxy contest, or other attempts to acquire control of us and could have the effect of making it more difficult to remove incumbent management.

Delaware has adopted an anti-takeover law which, among other things, will delay for three years business combinations with acquirers of 15% or more of the outstanding voting stock of publicly-held companies (such as us), unless:

•	prior to such time the Board of Directors of the corporation approved the business combination that results in the stockholder becoming an invested stockholder;

•	the acquirer owned at least 85% of the outstanding voting stock of such company prior to commencement of the transaction;

•	two-thirds of the stockholders, other than the acquirer, vote to approve the business combination after approval thereof by the Board of Directors; or

•	the stockholders of the corporation amend its articles of incorporation or by-laws electing not to be governed by this provision

Risk Factors Related to the Notes and the Collateral

Our substantial level of indebtedness could limit our financial and operating activities, and adversely affect our ability to incur additional debt to fund future needs.

At December 31, 2013, we had approximately $463.0 million of total indebtedness outstanding, including $425.0 million under the Notes, approximately $29.6 million of secured indebtedness under Zena Energy, L.L.C.’s Secured Promissory Note, approximately $4.8 million of secured indebtedness under Chemical Properties, L.L.C.’s Secured Equipment Note and approximately $3.6 million of other indebtedness, substantially all of which is secured. Additionally, at December 31, 2013, we had approximately $67.0 million available for borrowing under our ABL Revolver Loan, which is secured on a first-priority basis by the assets that will secure the Notes on a second-priority basis. This substantial amount of indebtedness could:

•	require us to dedicate a substantial portion of our cash flow to the payment of principal and interest, thereby reducing the funds available for operations and future business opportunities;

•	make it more difficult for us to satisfy our obligations with respect to the Notes, including our repurchase obligations;

•	limit our ability to borrow additional money if needed for other purposes, including working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes, on satisfactory terms or at all;

•	limit our ability to adjust to changing economic, business and competitive conditions;

•	place us at a competitive disadvantage with competitors who may have less indebtedness or greater access to financing;

•	make us more vulnerable to an increase in interest rates, a downturn in our operating performance or a decline in general economic conditions; and

•	make us more susceptible to changes in credit ratings, which could impact our ability to obtain financing in the future and increase the cost of such financing.

Any of the foregoing could adversely impact our operating results, financial condition, and liquidity.

The Notes will be structurally subordinated to all of the existing and future liabilities, including trade payables, of any subsidiaries in the future that do not become guarantors of the Notes.

The Notes will initially be fully and unconditionally guaranteed on a senior secured basis by all of our subsidiaries (other than the unsecured guarantors, each of which guarantees the Notes on a senior unsecured basis), but there may be subsidiaries in the future that do not guarantee the Notes. The Notes would be structurally subordinated to all of the liabilities, including trade payables, of any future non-guarantor subsidiary such that, in the event of an insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before the holders of the Notes would be entitled to any payment.

In addition, the indenture governing the Notes, subject to some limitations, permits these future non-guarantor subsidiaries that do not guarantee the Notes to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

At December 31, 2013, LSB had approximately $428.6 million of total indebtedness outstanding, consisting primarily of the Notes, and the guarantors had approximately $34.4 million of total indebtedness outstanding (excluding guarantees of the Notes), substantially all of which is secured. Additionally, at December 31, 2013, on such basis, the guarantors had approximately $67.0 million of secured debt available for borrowing as additional senior secured debt under our ABL Revolver Loan.

The indenture governing the Notes also permits us to designate certain of our subsidiaries as unrestricted subsidiaries, which subsidiaries’ guarantees and liens would be released upon such designation and such subsidiaries would not be subject to the restrictive covenants in the indenture governing the Notes. These actions could be detrimental to our ability to make payments when due and to comply with our other obligations under the Notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the Notes. In addition, the initiation of bankruptcy or insolvency proceedings or the entering of a judgment against these unrestricted subsidiaries, or their default under their other credit arrangements, will not result in a cross acceleration of the Notes.

Under certain circumstances, subsidiary guarantees may be released.

Those subsidiaries that provide, or will provide, guarantees of the Notes will be released from such guarantees upon the occurrence of certain events, including the following:

•	the designation of such guarantor as an unrestricted subsidiary (as defined in the indenture governing the Notes);

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Notes by such guarantor;

•	the sale or other disposition, including by way of merger or otherwise, the sale of its capital stock or the sale of all or substantially all of the assets, of such guarantor; or

•	the Company’s exercise of its legal defeasance option or its covenant defeasance option as described in the indenture.

If any such subsidiary guarantee is released, no holder of the Notes will have a claim as a creditor against any such subsidiary and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of such subsidiary will be effectively senior to the claim of any holders of the Notes. See “Description of Notes — Guarantees” and “Description of Notes — Future Guarantors.”

The terms of our ABL Revolver Loan and the indenture governing the Notes include covenants that could restrict or limit our financial and business operations.

The ABL Revolver Loan contains covenants that, among other things, limit the Borrowers’ ability, without consent of the lender and with certain exceptions, to:

•	incur additional indebtedness;

•	create liens on, sell or otherwise dispose of our assets;

•	incur additional indebtedness;

•	create liens on, sell or otherwise dispose of our assets;

•	engage in certain fundamental corporate changes or changes to our business activities;

•	make certain material acquisitions;

•	make other restricted payments, including investments;

•	repay certain indebtedness;

•	engage in certain affiliate transactions;

•	declare dividends and distributions;

•	engage in mergers, consolidations or other forms of recapitalization; or

•	dispose of assets.

The ABL Revolver Loan allows the Borrowers and subsidiaries under the Notes to guarantee the Notes.

So long as both immediately before and after giving effect to any of the following, excess availability as defined by the ABL Revolver Loan is equal to or greater than the greater of (x) 20% of the maximum revolver commitment or (y) $20 million, the ABL Revolver Loan will allow each of the Borrowers under the ABL Revolver Loan to make:

•	distributions and pay dividends by LSB with respect to amounts in excess of $0.5 million during each fiscal year;

•	acquisitions of treasury stock by LSB with respect to amounts in excess of $0.5 million during each fiscal year;

•	certain hedging agreements;

•	investments in joint ventures and certain subsidiaries of LSB in an aggregate amount not exceeding $35.0 million; and

•	other investments in an aggregate amount not exceeding $50.0 million at any one time outstanding.

These covenants and restrictions could affect our ability to operate our business, and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. Additionally, our ability to comply with these covenants may be affected by events beyond our control, including general economic and credit conditions and industry downturns.

If we fail to comply with the covenants in our ABL Revolver Loan and are unable to obtain a waiver or amendment, an event of default would result, and the lenders could, among other things, declare outstanding amounts due and payable, refuse to lend additional amounts to us, and require deposit of cash collateral in respect of outstanding letters of credit. If we were unable to repay or pay the amounts due, the lenders could, among other things, proceed against the collateral granted to them to secure such indebtedness, which includes equity interests of certain of our domestic and foreign subsidiaries.

Our cash flows may not be sufficient to service our indebtedness, and if we are unable to satisfy our obligations under our indebtedness, we may be required to seek other financing alternatives, which may not be successful.

Our ability to make timely payments of principal and interest on our debt obligations depends on our ability to generate positive cash flows from operations, which is subject to general economic conditions, competitive pressures and certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be required to seek additional financing sources, reduce or delay capital expenditures, sell assets or operations or restructure or refinance our indebtedness, including the Notes. These actions could have a material adverse effect on our business, financial condition and results of operations. In addition, we may not be able to take any of these actions, and, even if successful, these actions may not permit us to meet our scheduled debt service obligations. Furthermore, we may not be able to consummate these asset sales to raise capital or sell assets at prices and on terms that we believe are fair and any proceeds that we do receive may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of Notes — Limitation on Asset Sales”. There can be no assurance that we will be able to restructure or refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot make scheduled payments on our debt, we will be in default and the outstanding principal and interest on our debt could be declared to be due and payable, in which case we could be forced into bankruptcy or liquidation or required to substantially restructure or alter our business operations or debt obligations. In such an event, we may not have sufficient assets to repay all of our debt.

Despite our current levels of debt, we may still incur substantially more debt ranking senior or equal in right of payment with the Notes, including secured debt, which would increase the risks described herein.

The agreements relating to our debt, including the Notes and our ABL Revolver Loan, limit but do not prohibit our ability to incur additional debt, including additional secured debt, and the amount of debt that we could incur could be substantial. Although the indenture governing the Notes and the credit agreement governing our ABL Revolver Loan will contain restrictions on the incurrence of additional indebtedness and liens, these restrictions are subject to a number of important qualifications and exceptions, and the additional indebtedness and liens incurred in compliance with these restrictions could be substantial. Accordingly, we could incur significant additional debt in the future, including additional debt under our ABL Revolver Loan and under the indenture governing the Notes which will permit us to incur certain additional secured debt, including debt that shares in the Collateral (and debt that has priority to the Notes in certain Collateral). At December 31, 2013, we had approximately $67.0 million of secured debt available for borrowing as additional senior secured debt under our ABL Revolver Loan, subject to certain conditions, including compliance with certain financial covenants. In addition, if we form or acquire any subsidiaries in the future, those subsidiaries also could incur debt, which debt would be effectively senior to the Notes if those subsidiaries are not required to guarantee the Notes. If new debt is added to our current debt levels, the related risks that we now face could intensify.

In addition, certain types of liabilities are not considered “Indebtedness” under the indenture governing the Notes, and the indenture governing the Notes does not impose any limitation on the amount of liabilities incurred that would be structurally senior to the Notes by the subsidiaries, if any, that might be designated as “unrestricted subsidiaries” (as defined in the indenture governing the Notes). See “Description of Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness.” Those unrestricted subsidiaries will not be subject to many of the restrictive covenants in the indenture and therefore will be able to incur indebtedness beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. If we incur any additional indebtedness that ranks equally with the Notes, including any additional notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you.

The issuer is a holding company, and therefore its ability to repay its indebtedness, including the Notes, is dependent on cash flow generated by its subsidiaries and their ability to make distributions to the issuer.

The issuer is a holding company with no significant operations or material assets other than the equity interests it holds in its subsidiaries. The issuer conducts all of its business operations through its subsidiaries. As a result, its ability to pay principal and interest on its indebtedness, including the Notes, is dependent on the generation of cash flow by its subsidiaries and their ability to make such cash available to the issuer, by dividend or otherwise.

The earnings of the issuer’s subsidiaries will depend on their financial and operating performance, which will be affected by general economic, industry, financial, competitive, operating, and other factors beyond our control. Unless they are guarantors of the Notes, the issuer’s subsidiaries do not have any obligations to pay amounts due on the Notes or to make funds available for that purpose. While all of the issuer’s existing subsidiaries will initially guarantee the Notes on a senior secured basis (other than the unsecured guarantors, each of which guarantee the Notes on a senior unsecured basis), such guarantees could be rendered unenforceable for the reasons described below under “— Federal and state statutes could allow a court to void the Notes or any of our subsidiaries’ guarantees of the Notes under fraudulent transfer laws and require noteholders to return payments received by the issuer or the guarantors to the issuer or the guarantors or to a fund for the benefit of their respective creditors or subordinate the Notes or the guarantees to other claims of the issuer or the guarantors.” If such guarantees were rendered unenforceable, the holders of the Notes would lose their direct claim against the entities holding substantially all of our operating assets. In addition, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any of the issuer’s subsidiaries who are not guarantors, all of such subsidiary’s creditors would be entitled to payment in full out of such subsidiary’s assets before the holders of the Notes would be entitled to any payment. Each of the issuer’s subsidiaries is a separate and distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of the issuer’s subsidiaries, may limit the issuer’s ability to obtain cash from its subsidiaries. While the indenture that will govern the Notes will limit the ability of certain of the issuer’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to the issuer, these limitations are subject to certain qualifications and exceptions. Any payments of dividends, distributions, loans or advances to the issuer by its subsidiaries could also be subject to taxes or restrictions on dividends or transfers under applicable local law in the jurisdictions in which its subsidiaries operate.

If the issuer does not receive distributions from its subsidiaries, or to the extent that the earnings from, or other available assets of, its subsidiaries are insufficient, the issuer may be unable to make required principal and interest payments on its indebtedness, including the Notes.

If we cannot make scheduled payments on our indebtedness, we could be in default under the terms of the agreements that will govern such indebtedness, including the ABL Revolver Loan and the indenture that will govern the Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the ABL Revolver Loan could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against the assets securing their loans, and we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the Notes.

Borrowings under our ABL Revolver Loan bear interest at a variable rate, which subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

All of our borrowings under our ABL Revolver Loan are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on this variable rate indebtedness would increase even though the amount borrowed remained the same. Although we may enter into interest rate swaps to reduce interest rate volatility, we cannot provide assurances that we will be able to do so or that such swaps will be effective.

There is no public market for the Notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

There is no active public trading market for the Notes. We do not intend to apply for listing of the Notes on a security exchange or to arrange for any quotation on any automated dealer quotation systems. Although the initial purchasers informed us in connection with the issuance of the old notes that they intend to make a market in the Notes, they are not obligated to do so and they may discontinue market-making activities at any time without notice. As a consequence, an active trading market may not develop for the Notes, you may not be able to sell the Notes, or, even if you can sell the Notes, you may not be able to sell them at an acceptable price.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. The market, if any, for the Notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuances, the Notes may trade at discounts from their initial offering prices, depending upon prevailing interest rates, the market for similar notes, our financial and operating performance and other factors.

Because your right to require repurchase of the Notes is limited, the trading price of the Notes may decline if we enter into a transaction that is not a change in control under the indenture governing the Notes.

The term “change in control” is limited and does not include every event that might cause the trading price of the Notes to decline. Our obligation to repurchase the Notes upon a change in control may not preserve the value of the Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the Notes and our common stock but may not constitute a change in control that permits holders to require us to repurchase their notes. See “Description of Notes — Change of Control.”

We may not be able to raise the funds necessary to finance a change in control purchase.

Upon the occurrence of a change in control under the indenture governing the Notes, holders of the Notes may require us to purchase their Notes. However, it is possible that we would not have sufficient funds at that time to make the required purchase of the Notes. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any Notes tendered by holders for repurchase upon a change in control. Our failure to repurchase the Notes when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness. Important corporate events may not constitute a change in control under the indenture governing the Notes. See “Description of Notes — Change of Control.”

The ability of holders of Notes to require us to repurchase Notes as a result of a disposition of “substantially all” of our assets may be uncertain.

The definition of change of control in the indenture governing the Notes includes a phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale or other disposition of less than all of our assets to another person or group may be uncertain.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under our ABL Revolver Loan, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our ABL Revolver Loan and the indenture that governs the Notes), we could be in default under the terms of the agreements governing such indebtedness, including our ABL Revolver Loan and the indenture governing the Notes. In the event of such default,

•	the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our ABL Revolver Loan could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If a bankruptcy case were to be commenced under Title 11 of the United States Code (the “Bankruptcy Code”). we could be subject to claims, with respect to any payments made within 90 days prior to commencement of such a case, that we were insolvent at the time any such payments were made and that all or a portion of such payments, which could include repayments of amounts due under the Notes, might be deemed to constitute a preference, under the Bankruptcy Code, and that such payments should be voided by the bankruptcy court and recovered from the recipients for the benefit of the entire bankruptcy estate. Also, in the event that we were to become a debtor in a bankruptcy case seeking reorganization or other relief under the Bankruptcy Code, a delay and/or substantial reduction in payment under the Notes may otherwise occur. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our ABL Revolver Loan to avoid being in default. If we breach our covenants under our ABL Revolver Loan and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our ABL Revolver Loan, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Any rating assigned to our debt could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit rating will generally affect the market value of the Notes. Credit ratings are not recommendations to purchase, hold or sell the Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Notes. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount or at all.

The Notes will be secured by liens on the ABL Priority Collateral that will be second in priority to the liens securing the ABL Revolver Loan and any other first-priority lien obligations, and there may not be sufficient Collateral to satisfy all our obligations under the Notes.

The Notes and guarantees (other than the unsecured guarantees) will be secured by second-priority liens (subject to certain exceptions described in “Description of Notes”) on the ABL Priority Collateral. The ABL Priority Collateral is subject to a first-priority security interest for the benefit of the lenders and certain other parties under the ABL Revolver Loan and related agreements, including certain hedging and cash management obligations. The indenture governing the Notes also permits us to incur additional indebtedness secured on a basis prior to the Notes by the ABL Priority Collateral in the future. The borrowings under our ABL Revolver Loan and any such future indebtedness are higher in priority as to the ABL Priority Collateral than the security interests on the same Collateral securing the Notes and the guarantees. Under the terms of intercreditor agreement and the security documents, the proceeds of any collection, sale, disposition or other realization in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of such Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) with respect to the ABL Priority Collateral will be applied first to repay any amounts due under the ABL Revolver Loan and other first-priority lien obligations, including any post-petition interest with respect thereto, certain hedging obligations relating to obligations under the ABL Revolver Loan and certain cash management obligations of ours and the guarantors owed to the lenders under the ABL Revolver Loan before the holders of the Notes receive any proceeds from the ABL Priority Collateral. Thus, the Notes and the guarantees will be effectively subordinated to the issuer’s and the guarantors’ indebtedness under the ABL Revolver Loan and other first-priority lien obligations, as well as certain hedging and cash management obligations, with respect to the ABL Priority Collateral.

The rights of holders of the Notes with respect to the ABL Priority Collateral will be substantially limited by the terms of the intercreditor agreement.

Under the terms of the intercreditor agreement entered into with the collateral agent under the ABL Revolver Loan, at any time that obligations that have the benefit of the first-priority liens on the ABL Priority Collateral are outstanding, any actions that may be taken in respect of the ABL Priority Collateral, including the ability to cause the commencement of enforcement proceedings against the ABL Priority Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of ABL Priority Collateral from the lien of, and waivers of past defaults under, the security documents, will be at the direction of the holders of the obligations secured by the first-priority liens, including the ABL Revolver Loan, and neither the Trustee nor the collateral agent, on behalf of the holders of the Notes, will have the ability to control or to direct such actions, even if the rights of the holders of the Notes are adversely affected, subject to certain exceptions. See “Description of Notes — Security for the Notes.”

Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the ABL Priority Collateral are outstanding, if the holders of such indebtedness release such Collateral for any reason whatsoever (except the termination of the ABL Revolver Loan), including, in connection with any sale of assets, the second-priority security interest in such ABL Priority Collateral securing the Notes will be automatically and simultaneously released without any consent or action by the holders of the Notes, subject to certain exceptions. The ABL Priority Collateral so released will no longer secure the issuer’s and the guarantors’ obligations under the Notes.

In addition, because the holders of the indebtedness secured by first-priority liens in the ABL Priority Collateral control the disposition of the ABL Priority Collateral, such holders could decide not to proceed against the ABL Priority Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the Notes. In such an event, subject to certain limited exceptions, the only remedy available to the holders of the Notes would be to sue for payment on the Notes and the related guarantees. The indenture governing the Notes and the intercreditor agreement will contain certain other provisions benefiting the holders of the indebtedness under our ABL Revolver Loan, including provisions prohibiting the collateral agent from objecting, following the filing of a bankruptcy petition, to a number of important matters regarding the ABL Priority Collateral or to certain financings to be provided to us. After such filing, the value of this Collateral could materially deteriorate and holders of the Notes would be unable to raise an objection. In addition, the right of the holders of obligations secured by first-priority liens to foreclose upon and sell such Collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. In addition, the intercreditor agreement will give the holders of first-priority liens on the ABL Priority Collateral the right to access and to use the Notes Priority Collateral that secures the Notes to allow those holders to protect the ABL Priority Collateral and to process, store and dispose of the ABL Priority Collateral.

In addition, in the event of any insolvency or liquidation proceeding, if the lenders under the ABL Revolver Loan desire to permit the use of cash collateral or to permit any debtor-in-possession (“DIP”) financing, the collateral agent will, subject to certain exceptions, not be permitted to raise any objection to such cash collateral use or DIP financing. The intercreditor agreement limits the right of the collateral agent to seek relief from the “automatic stay” in an insolvency proceeding or to seek or accept “adequate protection” from a bankruptcy court even though such holders’ rights with respect to the Collateral are being affected.

The value of the Collateral is uncertain and may not be sufficient to satisfy our obligations under the Notes, and there may be limitations on your ability to foreclose on the Collateral.

No appraisal of the value of the Collateral has been made in connection with the original issuance of the old notes or this exchange offer, and the value of the Collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. As of December 31, 2013, our property, plant and equipment and inventory was approximately $472.7 million. In addition, as of December 31, 2013, our assets included accounts receivable of approximately $80.6 million, which can fluctuate from period to period depending on orders from our customers and how quickly they pay us and are subject to a lien with priority relative to the Notes.

The fair market value of the Collateral securing the Notes is subject to fluctuations based on factors that include, among others, the condition of the real estate markets and the markets for other forms of Collateral, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The book value of our assets may not be indicative of the fair market value of such assets, which could be substantially lower, and a portion of our assets will not constitute Collateral. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, the Collateral may not be saleable or, if saleable, there may be substantial delays in its liquidation.

To the extent that pre-existing liens, liens permitted under the indenture governing the Notes (including the liens on the ABL Priority Collateral) and other rights, including liens on excluded assets, such as those securing certain purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first-priority liens), encumber any of the Collateral, those parties have or may exercise rights and remedies with respect to the Collateral that could materially adversely affect the value of the Collateral and the ability of the collateral agent or the holders of the Notes to realize or foreclose on the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of this Collateral may not be sufficient to pay our obligations under the Notes. If the proceeds of any sale of the Collateral were not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent their notes were not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against our remaining assets.

The security interests in the Collateral also will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the consent of a third party may be required to obtain or enforce a security interest in a contract. We cannot assure you that any such consent could be obtained. We also cannot assure you that the consents of any third parties will be given when and if required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the Collateral may be significantly impaired.

The value of the Collateral securing the Notes may not be sufficient to secure post-petition interest or costs or attorneys’ fees during bankruptcy.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the Notes will only be entitled to post-petition interest and costs and attorneys’ fees under the bankruptcy code to the extent that the value of their security interest in the Collateral is greater than their pre-bankruptcy claim. Holders of the Notes that have a security interest in the Collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest and costs and attorneys’ fees under the bankruptcy code. As explained in the preceding risk factor, no appraisal of the fair market value of the Collateral has been prepared in connection with this offering.

We will in most cases have control over the Collateral, and the sale of particular assets by us could reduce the pool of assets securing the Notes.

The security documents generally allow us and the subsidiary guarantors to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the Collateral securing the Notes. For example, so long as no default or event of default under the agreement governing the ABL Revolver Loan or the indenture governing the Notes would result therefrom, we may, among other things, without any release or consent by the Trustee, conduct ordinary course activities with respect to the Collateral, such as selling, abandoning, or otherwise disposing of the Collateral and making ordinary course cash payments (including repayments of indebtedness). To the extent we sell or take actions that reduce the value of the Collateral, it will reduce the pool of assets securing the Notes and the guarantees. Under certain circumstances we may be required to offer to repurchase the Notes with the proceeds from the sale of our assets. See “Description of Notes — Certain Covenants — Limitation on Asset Sales.”

Certain assets will be excluded from the Collateral.

Certain assets are excluded from the Collateral securing the Notes, as described under “Description of Notes — Security for the Notes,” including, among other things:

•	any capital stock of any first-tier foreign subsidiaries in excess of 65% of the voting stock of those foreign subsidiaries, and any capital stock of any foreign subsidiary not directly owned by our company or a guarantor;

•	immaterial owned real property and leasehold interests in real property;

•	stock and assets of an unrestricted subsidiary;

•	items as to which a security interest cannot be granted without violating contract rights or applicable law and certain licenses in which a security interest cannot be created without breach of such license or applicable law;

•	vehicles and other assets subject to a certificate of title;

•	rolling stock;

•	property and assets of Zena;

•	with respect to the Notes Priority Collateral, general intangibles (other than those equity interests of each limited liability company, limited partnership, or other business entity that is a Restricted Subsidiary);

•	with respect to the Notes Priority Collateral, intellectual property;

•	except as expressly provided in the security agreement and related documents, letter of credit rights and commercial tort claims; and

•	other assets included in the definition of Excluded Assets. See “Description of Notes — Certain Definitions.”

Moreover, we will not be required to add any asset to the Collateral if the cost and/or burden of taking a security interest in such asset outweighs the benefits to be afforded thereby. If an event of default occurs and the Notes are accelerated, holders of the Notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness with respect to such excluded assets and junior to holders of indebtedness secured by a lien on such excluded assets. To the extent the claims of the holders of the Notes exceed the value of the assets securing the Notes and other liabilities, claims related to the excluded assets will rank equally with the claims of the holders of any other unsecured indebtedness. As a result, if the value of the assets pledged as security for the Notes is less than the value of the claims of the holders of the Notes, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

Your rights in the Collateral may be adversely affected by the failure to create or perfect security interests in certain Collateral on a timely basis.

Applicable law requires that a security interest in certain tangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the Collateral securing the Notes may not be perfected with respect to the Notes if the collateral agent does not take the actions necessary to perfect any of these liens. In addition, there can be no assurance that the lenders under the ABL Revolver Loan will take all actions necessary to create properly perfected security interests in the ABL Priority Collateral, which may result in the loss of the priority of the security interest in favor of the holders of the Notes to which they would otherwise have been entitled. If a security interest is not perfected with respect to any portion of the Collateral, the Notes and the guarantee may not be effectively secured by such Collateral.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title, certain proceeds and other assets can only be perfected at the time such property and rights are acquired and identified. We have limited obligations to perfect the security interest in the Collateral in favor of the holders of the Notes. The Trustee and the collateral agent have no obligation to monitor, and we may fail to inform the Trustee or the collateral agent of, the future acquisition of property and rights that constitute Collateral, and, as a result, the necessary action may not be taken to properly perfect the security interest in that after-acquired Collateral. The collateral agent also has no obligation to monitor the perfection of any security interest in favor of the Notes against third parties. Furthermore, certain actions are required to be taken periodically to maintain certain security interests granted in the Collateral, and a failure to do so may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the holders of the Notes against third parties.

There are circumstances other than repayment or discharge of the Notes under which the Collateral securing the Notes and guarantees will be released automatically, without your consent or the consent of the Trustee.

Under various circumstances, all or a portion of the Collateral securing the Notes will be released automatically, including:

•	to enable the disposition of such property or assets, including capital stock (other than to the issuer or a guarantor) to the extent not prohibited under the indenture governing the Notes;

•	in the case of a guarantor that is released from its guarantee, the release of property and assets of such guarantor;

•	with respect to Collateral that is capital stock, upon the dissolution or liquidation of the issuer of that capital stock that is not prohibited by the indenture governing the Notes or upon the release of a guarantor that has pledged such capital stock;

•	in connection with an amendment to the indenture governing the Notes or the related security documents that has received the required consent;

•	upon any release, sale or disposition (other than in connection with a cancellation or termination of the ABL Revolver Loan) of ABL Priority Collateral pursuant to the terms of the ABL Revolver Loan, subject to certain exceptions, resulting in the release of the lien on such ABL Priority Collateral securing the ABL Revolver Loan;

•	in whole upon satisfaction and discharge of the issuer’s obligations under the indenture governing the Notes as described in the section titled “Description of Notes — Satisfaction and Discharge”;

•	in whole upon the exercise by the issuer of its legal defeasance option or covenant defeasance option as described in the section titled “Description of Notes — Defeasance”; and

•	in whole or in part with the consent of holders holding 66 2/3% or more of the principal amount of the Notes outstanding.

See “Description of Notes — Security for the Notes — Release of Collateral.”

In addition, upon certain sales of the assets that comprise the Collateral, we will be required to repay amounts outstanding under the ABL Revolver Loan, prior to repayment of any of our other indebtedness, including the Notes, with the proceeds of such Collateral disposition. The guarantee of a subsidiary guarantor will also be automatically released in connection with a sale of such subsidiary guarantor in a transaction permitted under the indenture governing the Notes.

The indenture governing the Notes will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the Notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the Notes, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes — Certain Definitions — Unrestricted Subsidiary”.

Any current or future pledge of Collateral provided after the Notes are issued might be avoided by a trustee in bankruptcy.

The indenture governing the Notes and the security documents will require us to grant liens on certain of our and our guarantors’ current assets and certain assets that we or any guarantor acquire after the Notes are issued. Any future guarantee or any lien in favor of the collateral agent for the benefit of the holders of the Notes might be avoidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future guarantee or additional lien was insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy proceeding (or one year before commencement of a bankruptcy proceeding if the creditor that benefited from the guarantee or lien is an “insider” under the U.S. Bankruptcy Code), and the granting of the future guarantee or additional lien enabled the holders of the Notes to receive more than they would if the grantor were liquidated under chapter 7 of the U.S. Bankruptcy Code, then such guarantee or lien could be avoided as a preferential transfer. Liens recorded or perfected after the issue date may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing indebtedness is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if we or any guarantor were to file for bankruptcy protection after the issue date of the Notes and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the Notes may be particularly subject to challenge as a result of having been delivered after the issue date. To the extent that such challenge succeeded, the holders of the Notes would lose the benefit of the security that the Collateral was intended to provide.

The amount that can be collected under any future guarantees will be limited.

Any future guarantee will be limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the future guarantee, as it relates to that future guarantor, voidable. In general, the maximum amount that can be guaranteed by a particular future guarantor may be significantly less than the principal amount of the Notes.

The Collateral is subject to casualty risks and potential environmental liabilities.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged Collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the Notes and the guarantees.

In the event of a total or partial loss to any of our facilities, certain items of equipment and inventory may not be easily replaced, if at all. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays and any such delay could further decrease the value of the other Collateral.

Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on Collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at that real property. Consequently, the collateral agent may decline to foreclose on that Collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the Notes. Under certain circumstances, cleanup costs could become a liability of the collateral agent, and, if the holders of the Notes have agreed to indemnify the collateral agent, such holders of the Notes could be required to help repay those costs. If the holders of the Notes have agreed to this indemnification without sufficient limitations and such costs were to become high enough, such holders of the Notes could be required to pay the collateral agent an amount that is greater than the amount such holders of the Notes paid for the Notes.

In the event of our bankruptcy, the ability of the holders of the Notes to realize upon the Collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the Notes to realize upon the Collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect which, among other things, stays:

•	the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•	any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•	any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

•	any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

Thus, upon the commencement of a bankruptcy case, secured creditors are prohibited from repossessing their collateral from a debtor, or from disposing of that collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use, sell or lease collateral in the ordinary course of its business even though the debtor is in default under the applicable debt instruments. Upon request from a secured creditor, the bankruptcy court will prohibit or condition the use, sale or lease of collateral as is necessary to provide “adequate protection” of the secured creditor’s interest in the collateral. The meaning of the term “adequate protection” may vary according to the circumstances but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines any diminution in the value of the collateral occurs as a result of the debtor’s use, sale or lease of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the Notes would be made following commencement of and during a bankruptcy case, whether or when the Trustee or collateral agent could foreclose upon or sell the Collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value as a result of the use, sale or lease of their Collateral through the requirement of “adequate protection.” A creditor may seek relief from the stay from the bankruptcy court to take any of the acts described above that would otherwise be prohibited by the automatic stay. The U.S. bankruptcy court has broad discretionary powers in determining whether to grant a creditor relief from the stay.

Federal and state statutes could allow a court to void the Notes or any of the subsidiaries’ guarantees of the Notes under fraudulent transfer laws or grants of security and require noteholders to return payments received from the issuer or the guarantors to the issuer or the guarantors or to a fund for the benefit of their respective creditors or subordinate the Notes or the guarantees to other claims of the issuer or the guarantors.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the Notes or any of the guarantees thereof (or the grant of Collateral securing any such obligation) could be voided, or claims with respect to the Notes or any of the guarantees could be subordinated to all other debts of the issuer or the guarantors. In addition, a bankruptcy court could void (i.e., cancel) any payments by the issuer or the guarantors pursuant to their guarantees and require those payments to be returned to the issuer or the guarantors or to a fund for the benefit of the issuer or their respective creditors, or subordinate the Notes or the guarantees to other claims of the issuer or the guarantors. The bankruptcy court might take these actions if it found, among other things, that the issuer or the applicable guarantor:

•	received less than reasonably equivalent value or fair consideration for the issuance of the Notes or the incurrence of its guarantee or grants of security; and

•	was (or was rendered) insolvent by such issuance or such incurrence or grants;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A court would likely find that the issuer or a guarantor received less than fair consideration or reasonably equivalent value for the Notes or its guarantee or grant of security to the extent that it did not receive direct or indirect substantial benefit from the issuance of the Notes or the incurrence of the guarantee or grant of security. A court could also void the Notes or any guarantee or grant of security if it found that the issuer or the guarantor issued the Notes or incurred the guarantee or granted the security with actual intent to hinder, delay, or defraud any present or future creditors. Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair saleable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due. We cannot predict what standard a court would apply in order to determine whether any of the issuer or a guarantor was insolvent as of the relevant date or whether, regardless of the method of valuation, a court would determine that the guarantor was insolvent on that date, or whether a court would determine that the payments thereunder constituted fraudulent transfers or conveyances on other grounds. If the issuance of the Notes or the incurrence of the guarantee or the grant of security is deemed to be a fraudulent transfer, the payment obligations or the grant of Collateral could be voided altogether, or subordinate the Notes or that guarantee to all other debts of the issuer or guarantor, as applicable. In such case, any payment by the issuer or applicable guarantor pursuant to the Notes or its guarantee could be required to be returned to the issuer or the applicable guarantor or to a fund for the benefit of the issuer’s or their respective creditors. Moreover, in such a case a court could subordinate the Notes or guarantees to other claims of the issuer or the guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the Notes would cease to have a claim against the guarantor based on the guarantee and would be creditors only of the issuer and any guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without rendering the incurrence of obligations under its guarantee a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided or subordinated under fraudulent transfer or conveyance law.

The waiver in the intercreditor agreement of rights of marshalling may adversely affect the recovery rates of holders of the Notes in a bankruptcy or foreclosure scenario.

The Notes and the guarantees will be secured on a second-priority lien basis by the ABL Priority Collateral. The intercreditor agreement provides that, at any time holders of the Notes hold a second-priority lien on the Collateral where a first-priority lien on such Collateral exists, the Trustee and the collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the ABL Priority Collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the ABL Priority Collateral would likely be required to liquidate collateral on which the Notes did not have a lien, if any, prior to liquidating the Collateral, thereby maximizing the proceeds of the Collateral that would be available to repay our obligations under the Notes. As a result of this waiver, the proceeds of sales of the ABL Priority Collateral could be applied to repay any indebtedness secured by first-priority liens in the ABL Priority Collateral before applying proceeds of other Collateral securing indebtedness, and the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the Notes.

The use of a collateral agent may diminish the rights that a secured creditor would otherwise have with respect to the Collateral.

The Collateral will be taken in the name of the collateral agent for the benefit of the holders of the Notes. The collateral agent will enter into each security document on behalf of the holders of the Notes. The collateral agent may effectively control actions with respect to Collateral (subject to the rights of the collateral agent for our ABL Revolver Loan with respect to ABL Priority Collateral), which may impair the rights that a holder of the Notes would otherwise have a secured creditor. The collateral agent may take actions that a holder of the Notes disagrees with or fail to take actions that a holder of the Notes wishes to pursue. Furthermore, the collateral agent may fail to act in a timely manner, which could impair the recovery of holders of the Notes.

In certain circumstances, the security agreements and the intercreditor agreement provides that the collateral agent for our ABL Revolver Loan will act as bailee or agent on behalf of both the lenders under our ABL Revolver Loan and the Notes in respect of certain ABL Priority Collateral. Although such agreements provides for such arrangements, there is no assurance that these arrangements will be upheld in certain jurisdictions. In addition, the collateral agent for our ABL Revolver Loan may be subject to conflicts of interest due to its role as bailee or agent on behalf of competing classes of creditors. The holders of the Notes will have limited rights against the collateral agent for our ABL Revolver Loan.

RATIOS OF EARNINGS TO FIXED CHARGES

AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and combined fixed charges and preferred stock dividends for the periods indicated. “Preferred stock dividends” consist of the amount of pre-tax earnings required to pay dividends on our preferred stock. A detailed computation table can be found in Exhibit 12.1 to the registration statement of which this prospectus is part.

Year Ended
	December 2013	December 2012	December 2011	December 2010	December 2009
Ratio of earnings to fixed charges	5.6:1	18.4:1	21.1:1	7.8:1	5.6:1

Ratio of earnings to combined fixed charges and preferred stock dividends	5.5:1	16.9:1	19.6:1	7.3:1	5.2:1

The earnings and fixed charges in the above ratios are calculated using the definitions set forth by Regulation S-K under the Securities Act of 1933.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes. We will not receive any cash proceeds from the issuance of the Notes in connection with this exchange offer.

In consideration for issuing the Notes as contemplated by this prospectus, we will receive the old notes in like principal amount. The old notes surrendered and exchanged for the Notes will be retired and canceled and cannot be reissued.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth LSB’s selected financial data for the periods presented. The balance sheet data as of December 31, 2012 and 2013, and the statement of income data for the years ended December 31, 2011, 2012 and 2013 set forth below are derived from the audited consolidated financial statements of LSB incorporated by reference in this prospectus. The balance sheet data as of December 31, 2009, 2010 and 2011 and the statement of income data for the years ended December 31, 2009 and 2010 are derived from the audited consolidated financial statements of LSB not included in this prospectus.

You should read the information set forth below in conjunction with, and it is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the consolidated financial statements of LSB and the related notes incorporated by reference in this prospectus. LSB’s historical operating results are not necessarily indicative of future operating results.

	Years ended December 31,
(In Thousands)	2009	2010	2011	2012	2013
Statement of Income Data:
Net sales	$531,838	$609,905	$805,256	$759,031	$679,287
Cost of sales	394,424	471,280	582,238	575,295	535,731

Gross profit	137,414	138,625	223,018	183,736	143,556
Selling, general and administrative expense	96,374	89,720	86,343	89,988	100,674
Provisions for (recovery of) losses on accounts receivable	90	145	347	(214)	478
Property insurance recoveries in excess of losses incurred	—	(7,518)	—	—	(66,255)
Other expense (income), net	240	353	(115)	(1,693)	3,351

Operating income	40,710	55,925	136,443	95,655	105,308
Interest expense, net	6,746	7,427	6,658	4,237	13,986
Losses (gain) on extinguishment of debt	(1,783)	52	136	—	1,296
Non-operating other income, net	(130)	(53)	—	(281)	(100)

Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	35,877	48,499	129,649	91,699	90,126
Provisions for income taxes	15,024	19,787	46,208	33,594	35,421
Equity in earnings of affiliate	(996)	(1,003)	(543)	(681)	(436)

Income from continuing operations	21,849	29,715	83,984	58,786	55,141
Net loss from discontinued operations	265	141	142	182	179

Net income	$21,584	$29,574	$83,842	$58,604	$54,962

Selected Balance Sheet Data (at end of period):
Cash and cash equivalents	$61,739	$66,946	$124,929	$98,020	$143,750
Accounts receivable, net	57,762	74,259	87,351	82,801	80,570
Inventories	51,013	60,106	59,506	64,973	55,872
Property, plant and equipment, net	117,962	135,755	164,547	281,871	416,801
Noncurrent restricted cash and investments	—	—	—	—	290,964
Total assets	338,633	387,981	502,009	576,612	1,083,097
Total long-term debt, including current portion	101,801	95,392	79,460	72,441	462,967
Total stockholders’ equity	150,607	179,370	293,270	354,497	411,715
Statement of Cash Flow Data:
Net cash provided by (used in):
Continuing operating activities	$57,673	$44,201	$89,971	$99,471	$54,055
Continuing investing activities	(38,060)	(25,988)	(44,596)	(121,669)	(389,623)
Continuing financing activities	(3,922)	(12,644)	12,891	(4,491)	381,472
Other Financial Data:
Depreciation, depletion and amortization of PP&E	$15,601	$17,329	$18,762	$20,681	$28,310
Amortization of other assets	757	651	440	328	878
Expenditures for PP&E	28,891	34,475	44,221	92,644	157,377

DESCRIPTION OF OTHER INDEBTEDNESS

ABL Revolver Loan

On February 13, 2014, LSB and certain of its subsidiaries (the “Borrowers”) amended and restated the existing senior secured revolving credit facility (as amended and restated, the “ABL Revolver Loan”) effective December 31, 2013. The ABL Revolver Loan provides that (a) the Borrowers may borrow on a revolving basis up to $100.0 million, based on specific percentages of eligible accounts receivable and inventories and (b) the old notes (and the Notes when issued) and the secured guarantees are secured on a first-priority basis by the Notes Priority Collateral and on a second-priority basis by the ABL Priority Collateral and the ABL Revolver Loan are secured on a first-priority basis by the ABL Priority Collateral and on a second-priority basis by the Notes Priority Collateral. The ABL Revolver Loan will mature on April 13, 2018.

The ABL Revolver Loan accrues interest at a base rate (generally equivalent to the prime rate) plus 0.50% if borrowing availability is greater than $25.0 million, otherwise plus 0.75% or, at our option, accrues interest at LIBOR plus 1.50% if borrowing availability is greater than $25.0 million, otherwise LIBOR plus 1.75%. At December 31, 2013, the interest rate was 3.75% based on LIBOR. Interest is paid monthly, if applicable.

At December 31, 2013, there were no outstanding borrowings under the ABL Revolver Loan. At December 31, 2013, the net credit available for borrowings under our ABL Revolver Loan was approximately $67.0 million, based on our eligible collateral, less outstanding letters of credit as of that date.

The ABL Revolver Loan provides for up to $15.0 million of letters of credit. All letters of credit outstanding reduce availability under the ABL Revolver Loan. Under the ABL Revolver Loan, the lender also requires the Borrowers to pay a letter of credit fee equal to 1.0% per annum of the undrawn amount of all outstanding letters of credit, an unused line fee equal to 0.25% per annum for the excess amount available under the ABL Revolver Loan not drawn and various other audit, appraisal and valuation charges.

The ABL Revolver Loan is secured by certain assets of LSB and LSB’s current subsidiaries (other than Zena). Zena is neither a borrower under, nor guarantor of, the ABL Revolver Loan.

The ABL Revolver Loan requires the Borrowers to meet a minimum fixed charge coverage ratio (as defined in the ABL Revolver Loan) of not less than 1.10 to 1, if at any time the excess availability (as defined by the ABL Revolver Loan), under the ABL Revolver Loan, is less than or equal to $12.5 million. This ratio will be measured monthly on a trailing twelve month basis and as defined in the ABL Revolver Loan. As of December 31, 2013, the fixed charge coverage ratio was 6.6 to 1. The ABL Revolver Loan contains covenants that, among other things, limit the Borrowers’ ability, without consent of the lender and with certain exceptions, to:

•	incur additional indebtedness;

•	create liens on, sell or otherwise dispose of our assets;

•	engage in certain fundamental corporate changes or changes to our business activities;

•	make certain material acquisitions;

•	make other restricted payments, including investments;

•	repay certain indebtedness;

•	engage in certain affiliate transactions;

•	declare dividends and distributions; or

•	engage in mergers, consolidations or other forms of recapitalization; or

•	dispose assets.

The ABL Revolver Loan allows the Borrowers to guarantee the Notes.

So long as both immediately before and after giving effect to any of the following, excess availability as defined by the ABL Revolver Loan is equal to or greater than the greater of (x) 20% of the maximum revolver commitment or (y) $20 million, the ABL Revolver Loan will allow each of the Borrowers under the ABL Revolver Loan to make:

•	distributions and pay dividends by LSB with respect to amounts in excess of $0.5 million during each fiscal year;

•	acquisitions of treasury stock by LSB with respect to amounts in excess of $0.5 million during each fiscal year;

•	certain hedging agreements;

•	investments in joint ventures and certain subsidiaries of LSB in an aggregate amount not exceeding $35.0 million; and

•	other investments in an aggregate amount not exceeding $50.0 million at any one time outstanding.

The ABL Revolver Loan includes customary events of default, including events of default relating to nonpayment of principal and other amounts owing under the ABL Revolver Loan from time to time, any material misstatement or misrepresentation and breaches of representations and warranties made, violations of covenants, cross-payment default to indebtedness in excess of $2.5 million, cross-acceleration to indebtedness in excess of $2.5 million, bankruptcy and insolvency events, certain unsatisfied judgments, certain liens, and certain assertions of, or actual invalidity of, certain loan documents.

Secured Promissory Note

On February 1, 2013, Zena Energy, L.L.C. (“Zena”), a subsidiary within our Chemical Business, entered into a loan with a lender in the original principal amount of $35.0 million. The proceeds of the loan effectively financed $35.0 million of the approximately $50.0 million purchase price of the working interests in certain natural gas properties located within the Marcellus Shale, Wyoming County, Pennsylvania, paid previously out of LSB’s working capital. The proceeds of the loan were used to reimburse our general working capital. The loan is for a term of three years. Principal and interest are payable monthly based on a five-year amortization at a defined LIBOR rate plus 300 basis points with a final balloon payment of $15.3 million due at maturity. The loan is secured by the acquired natural gas working interests and related properties and proceeds held by Zena.

Secured Equipment Note

On May 15, 2013, Chemical Properties L.L.C., a subsidiary within our Chemical Business, entered into a loan, the Secured Equipment Note, with a lender in the original principal amount of $5.0 million and bearing interest at the rate of 4.5% per annum. Proceeds of the loan financed the purchase of certain chemical equipment, and the payment of the loan amount is secured by the purchased equipment. The loan is for a term of five years. The loan is payable in monthly payments of approximately $52,000, with a payment at maturity of approximately $2.8 million.

DESCRIPTION OF NOTES

On August 7, 2013, the Company issued $425 million aggregate principal amount of its 7.75% Senior Secured Notes due 2019 (the “old notes”), and will issue the Notes, under the Indenture (the “Indenture”), among itself, the Guarantors, UMB Bank, n.a., as Trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”). The old notes were issued in a private transaction that was not registered under the Securities Act. The terms of the old notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the Notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the Notes will bear interest from the most recent interest payment date to which interest has been paid on the old notes. Interest on the old notes accepted for exchange will cease to accrue upon the issuance of the Notes. Interest on the Notes is payable semi-annually in arrears on February 1 and August 1 of each year to the holders of record on the immediately preceding January 15 and July 15.

The following is a summary of the material provisions of the Notes, the Indenture, the Security Documents and the Intercreditor Agreement, but does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, the Security Documents, and the Intercreditor Agreement. We urge you to read the Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement because they, not this summary, define your rights as holders of the Notes (the “Holders”). Copies of the Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement may be obtained from the Company, and a copy of each has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on August 14, 2013 or the Form S-4 Registration Statement of which this Prospectus is a part.

You can find the definitions of some of the terms used in this description below under the caption “—Certain Definitions.” The defined terms used in this description but not defined under “—Certain Definitions” have the meanings assigned to them in the Indenture. For purposes of this section, (i) references to the “Company” include only LSB Industries, Inc. and not its Subsidiaries and (ii) the terms “we”, “our” and “us” each refer to the Company and its consolidated Subsidiaries.

Brief Description of the Notes

The Notes:

•	will be senior secured obligations of the Company, ranking equal in right of payment with all other senior obligations of the Company (including the Credit Agreement and other Lenders Debt);

•	will rank senior in right of payment to any future Subordinated Indebtedness of the Company;

•	will be guaranteed by each Guarantor on a senior secured basis, other than Zena (the “Unsecured Guarantors”), each of which shall guarantee the Notes on a senior unsecured basis (the “Unsecured Guarantees”);

•	will be effectively senior to all existing and future unsecured Indebtedness of the Company to the extent of the value of the Collateral owned by the Company (after giving effect to any senior Lien on such Collateral), and effectively senior to all existing and future obligations under the Credit Agreement and other Lenders Debt to the extent of the value of the Notes Priority Collateral (as defined below) owned by the Company;

•	will be secured on a first-priority basis by the Notes Priority Collateral owned by the Company and on a second-priority basis by the ABL Priority Collateral (as defined below) owned by the Company, in each case subject to certain Liens permitted under the Indenture;

•	will be equal in priority as to the Notes Priority Collateral owned by the Company with respect to any obligations under any Other Pari Passu Lien Obligations incurred after the Issue Date;

•	will be effectively subordinated to (i) the Company’s existing and future obligations under the Credit Agreement and other Lenders Debt to the extent of the value of the ABL Priority Collateral owned by the Company and (ii) any existing or future Indebtedness of the Company that is secured by Liens on assets that do not constitute a part of the Collateral to the extent of the value of such assets;

•	will be structurally subordinated to any existing and future Indebtedness, preferred stock obligations and other liabilities of the Company’s future Subsidiaries that are not Guarantors; and

•	will be subject to registration with the Commission pursuant to the Registration Rights Agreement, as described under “Exchange offer; registration rights”.

The Company will issue the Notes in fully registered form in denominations of $2,000 and any greater integral multiple of $1,000. The Trustee will initially act as Exchange Agent, Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to Holders. The Company will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office in New York, New York. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders. Any old notes that remain outstanding after the completion of the exchange offer, together with the Notes issued in connection with such exchange offer, will be treated as a single class of securities under the Indenture.

Comparison of the Differences Between the Old Notes and the Notes

The form and terms of the Notes are substantially identical to the old notes except that the issuance of the Notes has been registered under the Securities Act and the transfer restrictions, registration rights and certain additional interest provisions relating to the old notes do not apply to the Notes.

Principal, Maturity and Interest

The Company will issue the Notes initially with a maximum aggregate principal amount of $425.0 million. The Notes will mature on August 1, 2019. Subject to compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”, the Company is permitted to issue more Notes from time to time (the “Additional Notes”). The Notes and the Additional Notes, if any, along with any old notes that remain outstanding after completion of the exchange offer, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event that any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such nonfungible Additional Notes will be issued with a separate CUSIP or ISIN number so that they are distinguishable from the Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes include any Additional Notes actually issued, along with any old notes that remain outstanding after completion of the exchange offer,.

Interest on the Notes will accrue at the rate of 7.75% per annum and will be payable semiannually in arrears in cash on each February 1 and August 1 commencing on August 1, 2014, to the persons who are registered Holders at the close of business on the January 15 and July 15 immediately preceding the applicable interest payment date. The Company will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Optional Redemption. Except as described below, the Notes are not redeemable before August 1, 2016. On or after such date, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on August 1 of the year set forth below:

Year	Percentage
2016	103.875%
2017	101.938%
2018 and thereafter	100.000%

Optional Redemption Upon Public Equity Offerings. At any time, or from time to time, on or prior to August 1, 2016, the Company shall be entitled, at its option, to use the net cash proceeds of one or more Public Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued under the Indenture at a redemption price of 107.75% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65% of the aggregate principal amount of Notes (which includes Additional Notes, if any) issued under the Indenture remains outstanding immediately after any such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2) the Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

Make-Whole Redemption. Prior to August 1, 2016, the Company will be entitled at its option to redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the Notes at any time, selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

(2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption will not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture.

If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under “— Change of Control” and “— Certain Covenants — Limitation on Asset Sales”. The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

The Guarantors jointly and severally guarantee the Company’s obligations under the Indenture, the Notes, the Security Documents and the Intercreditor Agreement on a senior secured basis, other than the Unsecured Guarantees. All of the Company’s Subsidiaries currently guarantee the Notes.

Other than the Unsecured Guarantees, each of the Guarantees:

•	will be a senior secured obligation of the relevant Guarantor ranking equally in right of payment with all other senior obligations of such Guarantor (including the Credit Agreement and other Lenders Debt);

•	will be senior in right of payment to all future Subordinated Indebtedness of such Guarantor;

•	will be effectively senior to all existing and future unsecured Indebtedness of such Guarantor to the extent of the value of the Collateral owned by such Guarantor (after giving effect to any senior Lien on such Collateral), and effectively senior to all existing and future obligations under the Credit Agreement and other Lenders Debt to the extent of the value of the Notes Priority Collateral owned by such Guarantor;

•	will be secured on a first-priority basis by the Notes Priority Collateral owned by such Guarantor and on a second-priority basis by the ABL Priority Collateral owned by such Guarantor, in each case subject to certain Liens permitted under the Indenture;

•	will be equal in priority as to the Notes Priority Collateral owned by such Guarantor with respect to any obligations under any Other Pari Passu Lien Obligations incurred after the Issue Date; and

•	will be effectively subordinated to (i) such Guarantor’s existing and future obligations under the Credit Agreement and other Lenders Debt to the extent of the value of the ABL Priority Collateral owned by such Guarantor and (ii) any existing or future Indebtedness of such Guarantor that is secured by Liens on assets that do not constitute a part of the Collateral to the extent of the value of such assets.

The Unsecured Guarantees will be senior unsecured obligations of the relevant Guarantor ranking equally in right of payment with all other senior obligations of such Guarantor.

The Notes will be structurally subordinated to Indebtedness and other liabilities of future Subsidiaries of the Company that do not guarantee the Notes. See “Risk Factors Related to the Notes, the Collateral and this Offering — The Notes will be structurally subordinated to all of the existing and future liabilities, including trade payables, of any subsidiaries in the future that do not become guarantors of the Notes”. All of the Company’s existing Subsidiaries will Guarantee the Notes. In the event of bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company or any other Guarantor.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. This limitation, however, may not be effective to prevent such Subsidiary Guarantee from constituting a fraudulent conveyance. If a Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors Related to the Notes, the Collateral and this Offering — Federal and state statutes could allow a court to void the Notes or any of our subsidiaries’ guarantees of the Notes under fraudulent transfer laws and require noteholders to return payments received by the issuer or the guarantors to the issuer or the guarantors or to fund for the benefit of their respective creditors or subordinate the Notes or the guarantees to other claims of the issuer or the guarantors”.

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See “— Certain Covenants — Merger, Consolidation and Sale of Assets”. In the event all of the Capital Stock of a Guarantor is sold or spun-off by the Company and the sale or spin-off complies with the provisions set forth in “— Certain Covenants — Limitation on Asset Sales”, the Guarantor’s Guarantee will be released if in connection therewith the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions provided for in the Indenture relating to such transaction have been complied with. In addition, the Guarantee of a Guarantor will be released upon (i) the designation by the Company of such Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; (ii) the release or discharge of any Guarantee or Indebtedness that resulted in the creation after the Issue Date of the Guarantee pursuant to the covenant described under “— Certain Covenants — Future Guarantors”; or (iii) the Company’s exercise of its Legal Defeasance option or its Covenant Defeasance option as described under “— Legal Defeasance and Covenant Defeasance” or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture. Upon the release of a Guarantor from its Guarantee, such Guarantor will also be automatically and unconditionally released from its obligations under the Security Documents.

Ranking

Senior Indebtedness versus the Notes.

The indebtedness evidenced by these Notes and the Guarantees will be senior indebtedness of the Company or the applicable Guarantor, as the case may be, and will rank pari passu in right of payment to the existing and future senior obligations of the Company and the Guarantors, as the case may be, and, other than the Unsecured Guarantors, will be secured by the Collateral, which Collateral will be shared on an equal and ratable basis with any Other Pari Passu Lien Obligations incurred thereafter. The obligations under the Notes, the Indenture, the Guarantees (other than the Unsecured Guarantees) and any Other Pari Passu Lien Obligations will have a first-priority security interest with respect to the Notes Priority Collateral and will have a second-priority security interest with respect to the ABL Priority Collateral. Obligations under the Credit Agreement and any other Lenders Debt will also be secured by the Collateral. The obligations under the Credit Agreement and any other Lenders Debt will have a first-priority security interest with respect to the ABL Priority Collateral and will have a second-priority security interest with respect to the Notes Priority Collateral. Such security interests are described under “— Security for the Notes.” The phrase “in right of payment” refers to the contractual ranking of a particular Obligation, regardless of whether an Obligation is secured. The Notes will be guaranteed by the Guarantors.

The Notes are senior secured obligations of the Company. The indebtedness evidenced by the Notes and the Guarantees will be effectively subordinated to (i) the Company’s and the Guarantors’ existing and future Indebtedness and obligations that are secured by first-priority liens on the ABL Priority Collateral, including indebtedness under the Credit Agreement, and (ii) any existing and future indebtedness that is secured by permitted liens on assets that do not constitute Collateral, to the extent of the value of such assets. As of December 31, 2013:

(1) the Company had approximately $428.6 million of total indebtedness outstanding (including the Notes);

(2) the Guarantors had approximately $34.4 million of total indebtedness outstanding (excluding the Guarantees of the Notes), substantially all of which is secured; and

(3) the Company and the Guarantors had approximately $67.0 million of secured debt available for borrowing as additional senior secured debt under the Credit Agreement.

Liabilities of Subsidiaries versus the Notes

All of the Company’s operations are conducted through its Subsidiaries. As described above under “— Guarantees” and below under “— Certain Covenants — Future Guarantors”, Guarantees may be released under certain circumstances. In addition, future Subsidiaries of the Company may not be required to guarantee the Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding Indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Company’s creditors, including Holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”.

Security for the Notes

The Notes and the Guarantees (other than the Unsecured Guarantees) will have the benefit of the Collateral, which will consist of (i) the Notes Priority Collateral, as to which the Holders of the Notes and holders of any Other Pari Passu Lien Obligations will have a first-priority security interest (subject to Permitted Collateral Liens) and the Bank Lenders and the other holders of Lenders Debt will have a second-priority security interest, and (ii) the ABL Priority Collateral as to which the Bank Lenders and the other holders of Lenders Debt will have a first-priority security interest and Holders of the Notes and holders of any Other Pari Passu Lien Obligations will have a second-priority security interest (subject to Permitted Liens).

The Company and the Guarantors will be able to incur additional Indebtedness in the future which could share in the Collateral. The amount of all such additional Indebtedness will be limited by the covenants disclosed under “— Certain Covenants — Limitation on Liens” and “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness.” Under certain circumstances the amount of such additional Secured Indebtedness could be significant. See “Risk factors — Risk Factors related to the Notes, the Collateral and this Offering — Despite our current levels of debt, we may still incur substantially more debt ranking senior or equal in right of payment with the Notes, including secured debt, which would increase the risks described herein.”

Notes Priority Collateral

The Notes Priority Collateral is pledged as collateral to the Notes Collateral Agent for the benefit of the Trustee, the Notes Collateral Agent, the Holders of the Notes and the holders of any future Other Pari Passu Lien Obligations (if any). The Notes, Guarantees (other than the Unsecured Guarantees) and Other Pari Passu Lien Obligations (if any) will be secured by a first-priority lien on and security interest in the Notes Priority Collateral, subject to Permitted Collateral Liens. The Notes Priority Collateral means the portion of the Collateral as to which the Notes have a priority security interest relative to Lenders Debt and will generally consist of the following, whether now owned or hereafter acquired: (i) all of the equity interests of each material Restricted Subsidiary held by the Company or any Guarantor (which, in the case of any first-tier Foreign Subsidiary, is limited to 65% of the equity interests of such first-tier Foreign Subsidiary (and none of the stock of any Subsidiary of any first-tier Foreign Subsidiary) provided that, for purposes of this clause (i), a Pass-Through Foreign Holdco shall be treated as a first-tier Foreign Subsidiary), (ii) equipment, equity interests of each limited liability company, limited partnership or other business entity that is a Restricted Subsidiary constituting general intangibles, investment property, material fee-owned real property and intercompany notes of the Company and the Guarantors (other than the Unsecured Guarantors), (iii) a substantial portion of the other assets of the Company and the Guarantors (other than the Unsecured Guarantors) and (iv) all proceeds of the foregoing and certain assets related thereto, in each case other than the ABL Priority Collateral and the Excluded Assets (all of the foregoing assets are collectively referred to as the “Notes Priority Collateral”).

In addition to the limitations described below under “— Limitations on Stock Collateral,” the Notes Priority Collateral will not include (i) the ABL Priority Collateral, (ii) the Excluded Assets, and (iii) those assets as to which the Notes Collateral Agent reasonably determines that the costs and/or burden of obtaining such a security interest outweigh the benefits to be afforded thereby.

Subject to Permitted Collateral Liens, as of the Issue Date, only the Notes and the Guarantees (other than the Unsecured Guarantors) will have the benefit of the first-priority security interest in the Notes Priority Collateral. Except for Indebtedness secured by Permitted Collateral Liens (including, subject to terms described herein, Indebtedness constituting Additional Notes and Other Pari Passu Lien Obligations), no other Indebtedness incurred by the Company or any Guarantor may share in the first-priority security interest in the Notes Priority Collateral.

The Company and the Guarantors (other than in respect of the Unsecured Guarantees) granted a second-priority lien on and security interest in the Notes Priority Collateral to the Bank Collateral Agent for the benefit of the Bank Lenders and the other holders of Lenders Debt, which initially consisted of the loans outstanding under the Credit Agreement made by the Bank Lenders, obligations with respect to letters of credit issued under the Credit Agreement, certain hedging and cash management obligations incurred with the Bank Lenders or their Affiliates and any other obligations under the Credit Agreement or constituting Lenders Debt. Certain additional Indebtedness that is incurred by the Company or any Guarantor in compliance with the terms of the Indenture may also be given a Lien on and security interest in the Notes Priority Collateral that ranks junior to the Lien of the Notes Collateral Agent for the benefit of the Holders of the Notes and junior to the Lien of the Bank Collateral Agent for the benefit of the Bank Lenders. Except as provided in the Intercreditor Agreement, holders of such junior liens will not be able to take any enforcement action with respect to the Notes Priority Collateral so long as any Notes are outstanding. Subject to the terms of the Security Documents, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Notes Priority Collateral to freely operate the Notes Priority Collateral and to collect, invest and dispose of any income therefrom.

ABL Priority Collateral

The Notes, the Guarantees (other than the Unsecured Guarantees) and any Other Pari Passu Lien Obligations are secured by a second-priority lien on and security interest in the ABL Priority Collateral (subject to Permitted Liens). The ABL Priority Collateral will generally consist of the following assets of the Company and the Guarantors (other than the Unsecured Guarantors) (other than Excluded Assets) whether now owned or hereafter acquired:

(1) all accounts (as defined in the Uniform Commercial Code), and any and all supporting obligations in respect thereof;

(2) all books and records (including all records indicating, summarizing or evidencing the assets (including the ABL Priority Collateral) or liabilities or relating to the business operations or financial condition of the Company and each Guarantor, and all of the Company’s and each Guarantor’s goods or general intangibles related to such information);

(3) all general intangibles (as defined in the Uniform Commercial Code) (including payment intangibles, contract rights, rights to payment, proprietary rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof;

(4) all inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by the Company or a Guarantor as lessor, goods that are furnished by the Company or a Guarantor under a contract of service, and raw materials, work in process or materials used or consumed in the business of the Company or any Guarantor;

(5) all investment property (including securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts or commodity accounts, but excluding the stock of the Company, each Guarantor,. and each of their respective subsidiaries);

(6) all letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof;

(7) money or other assets of the Company and each Guarantor that arise from or relate to any collateral listed in clauses (1) through (4) above that now or hereafter come into the possession, custody or control of any of the Bank Lenders or the agent for such Bank Lenders (or any successor thereto); and

(8) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all assets of the type described in clauses (1) through (6) above, money, deposit accounts or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof; provided, however, that the ABL Priority Collateral shall not include any Notes Priority Collateral (all of the foregoing assets, other than the assets described in clause (3), are collectively referred to as the “ABL Priority Collateral”).

The Company or any Guarantor may grant an additional Lien on any property or asset that constitutes ABL Priority Collateral in order to secure any obligation permitted to be incurred pursuant to the Indenture. Any such additional Lien may be a Permitted Lien, a second-priority Lien that will rank pari passu with the second-priority Lien securing the Notes or a lien that will rank junior to the second-priority Lien securing the Notes.

Limitations on stock collateral

The Capital Stock and other securities of a Subsidiary of the Company that are owned by the Company or any Guarantor will constitute Notes Priority Collateral only to the extent that such Capital Stock and other securities can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other U.S. federal law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. federal governmental agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Notes Priority Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the first-priority security interests in the Capital Stock and other securities that are so deemed to no longer constitute part of the Notes Priority Collateral.

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other U.S. federal governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Notes Priority Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of the Trustee, the Notes Collateral Agent, any Holder of Notes or holder of Other Pari Passu Lien Obligations, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

Security documents and certain related intercreditor provisions

The Company, the Guarantors (other than in respect of the Unsecured Guarantors), the Notes Collateral Agent (on behalf of the Holders of the Notes and the holders of any Other Pari Passu Lien Obligations) and the Trustee entered into Security Documents creating and establishing the terms of the security interests that secure the Notes and the Note Guarantees and the Other Pari Passu Lien Obligations. These security interests secure the payment and performance when due of all of the obligations of the Company and the Guarantors under the Notes, the Indenture, the Note Guarantees, the Security Documents and any applicable Other Pari Passu Lien Obligations, as provided in the Security Documents. The Trustee, Notes Collateral Agent, each Holder of the Notes and each other holder of, or obligee in respect of, any obligations in respect of the Notes outstanding at such time are referred to collectively as the “Noteholder Secured Parties.”

Intercreditor Agreement

The Company, the applicable Guarantors, the Notes Collateral Agent and the Bank Collateral Agent entered into the Intercreditor Agreement on August 7, 2013. Although the Holders of the Notes are not party to the Intercreditor Agreement, by their acceptance of the Notes they agree to be bound thereby. Pursuant to the terms of the Intercreditor Agreement, the Notes Collateral Agent will determine the time and method by which the security interests in the Notes Priority Collateral will be enforced and the Bank Collateral Agent will determine the time and method by which the security interests in the ABL Priority Collateral will be enforced.

The Indenture provides that the Intercreditor Agreement may be amended from time to time at the sole request of the Company, without the consent of the Notes Collateral Agent, the Holders of the Notes, the Bank Collateral Agent or the holders of Lenders Debt (except as required under the documentation governing any Lenders Debt), to add other parties holding Other Pari Passu Lien Obligations or other Indebtedness, in each case, to the extent permitted to be incurred under, and secured solely by Liens permitted (in respect of their existence and the priority accorded to such Liens under the Intercreditor Agreement) by, the Indenture and other applicable agreements, as described under “— Modification of the Indenture.”

The aggregate amount of the Indebtedness secured by the ABL Priority Collateral may, subject to the limitations set forth in the Indenture, be increased. All or a portion of the Obligations secured by the ABL Priority Collateral consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such Indebtedness may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Liens held by the Notes Collateral Agent or the provisions of the Intercreditor Agreement defining the relative rights of the parties thereto. The Lien priorities provided for in the Intercreditor Agreement will not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the Obligations secured by the ABL Priority Collateral or the Obligations secured by the Notes Priority Collateral, by the release of any Collateral or of any guarantees securing any secured Obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral.

No action with respect to the ABL Priority Collateral

The Intercreditor Agreement provides that none of the Noteholder Secured Parties may commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise or seek to exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other enforcement action available to it in respect of, the ABL Priority Collateral under any Security Document, applicable law or otherwise, or commence (or join any creditor in commencing) an involuntary insolvency proceeding against the Company or any Guarantor, in each case at any time prior to the Discharge of ABL Obligations. Only the Bank Collateral Agent shall be entitled to take any such actions or exercise any such remedies prior to the Discharge of ABL Obligations. Notwithstanding the foregoing, the Notes Collateral Agent may, but shall have no obligation to, take all such actions (not adverse to the priority status of the Lien of the Bank Collateral Agent on the ABL Priority Collateral, or the rights of the Bank Collateral Agent to exercise rights, powers, and/or remedies in respect thereof) it determines to perfect (or render opposable) or continue the perfection of the Holders’ second-priority security interest in the ABL Priority Collateral. The Bank Collateral Agent is subject to similar restrictions with respect to its ability to enforce the second-priority security interest in the Notes Priority Collateral held by the Bank Lenders and the other holders of Lenders Debt.

No duties of Bank Collateral Agent

The Intercreditor Agreement provides that neither the Bank Collateral Agent nor any holder of any Lenders Debt secured by any ABL Priority Collateral will have any duties or other obligations to any Noteholder Secured Party with respect to the ABL Priority Collateral, other than to serve as non-fiduciary agent for perfection with respect to certain ABL Priority Collateral and to transfer to the Notes Collateral Agent (i) any proceeds of any such ABL Priority Collateral in which the Notes Collateral Agent continues to hold a security interest remaining following any sale, transfer or other disposition of such ABL Priority Collateral (in each case, unless the holders’ Lien on all such ABL Priority Collateral is terminated and released prior to or concurrently with such sale, transfer, disposition, payment or satisfaction), following the Discharge of ABL Obligations, or (ii) if the Bank Collateral Agent is in possession of all or any part of such ABL Priority Collateral after the Discharge of ABL Obligations, such ABL Priority Collateral or any part thereof remaining, in each case without representation or warranty on the part of the Bank Collateral Agent or any such holder of Lenders Debt. In addition, the Intercreditor Agreement provides that, until the Discharge of ABL Obligations, the Bank Collateral Agent will be entitled, for the benefit of the holders of the Lenders Debt, to sell, transfer or otherwise dispose of or deal with such ABL Priority Collateral without regard to any second-priority security interest therein or any rights to which any Noteholder Secured Party would otherwise be entitled as a result of such second-priority security interest. Without limiting the foregoing, the Notes Collateral Agent agreed in the Intercreditor Agreement and each holder of the Notes will agree or has agreed by its acceptance of the Notes, and each holder of any Other Pari Passu Lien Obligations will agree or has agreed by its acceptance of such Other Pari Passu Lien Obligations, that neither the Bank Collateral Agent nor any holder of any Lenders Debt secured by any ABL Priority Collateral will have any duty or obligation first to marshal or realize upon the ABL Priority Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the ABL Priority Collateral, in any manner that would maximize the return to the Noteholder Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Noteholder Secured Parties from such realization, sale, disposition or liquidation. The Intercreditor Agreement has similar provisions regarding the duties owed to the Bank Collateral Agent and the holders of any Lenders Debt by the Noteholder Secured Parties with respect to the Notes Priority Collateral.

The Intercreditor Agreement additionally provides that the Notes Collateral Agent will waive or has waived, and each Holder of the Notes will waive by its acceptance of the Notes, and each holder of any Other Pari Passu Lien Obligations will waive by its acceptance of such Other Pari Passu Lien Obligations, any claim that may be had against the Bank Collateral Agent or any holder of any Lenders Debt arising out of (i) any actions which the Bank Collateral Agent or such holder of Lenders Debt take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any ABL Priority Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the ABL Priority Collateral and actions with respect to the collection of any claim for all or any part of the Lenders Debt from any account debtor, guarantor or any other party), or the valuation, use, protection or release of any security for such Lenders Debt, (ii) any election by the Bank Collateral Agent or such holder of Lenders Debt, in any proceeding instituted under Title 11 of the United States Code of the application of Section 1111(b) of Title 11 of the United States Code (or any similar provision under the insolvency laws of any other jurisdiction) or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Section 364 of Title 11 of the United States Code (or any similar provision under the insolvency laws of any other jurisdiction) to, the Company or any of its Subsidiaries as debtor-in-possession. The Bank Collateral Agent and holders of Lenders Debt will agree to waive similar claims with respect to the actions of any of the Noteholder Secured Parties.

No interference; payment over; reinstatement

The Notes Collateral Agent agreed in the Intercreditor Agreement and each Holder of the Notes agreed or will agree by its acceptance of the Notes, and each holder of any Other Pari Passu Lien Obligations will agree by its acceptance of such Other Pari Passu Lien Obligations, that:

(1) it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the Holders of the Notes or the holders of any Other Pari Passu Lien Obligations have on the ABL Priority Collateral equal with, or to give the Notes Collateral Agent, the Holders of the Notes or the holders of any Other Pari Passu Lien Obligations any preference or priority relative to, any Lien that the holders of any Lenders Debt secured by any ABL Priority Collateral have with respect to such ABL Priority Collateral;

(2) it will not challenge or question in any proceeding the validity or enforceability of any first-priority security interest in the ABL Priority Collateral (and the related security documents), the validity, attachment, enforceability, perfection or priority of any Lien held by the Bank Collateral Agent or any of the holders of any Lenders Debt secured by any ABL Priority Collateral, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;

(3) it will not take or cause to be taken any action the purpose or effect of which is, or could be, to contest, protest, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any action to enforce or collect (or attempt to collect) Lenders Debt or any sale, transfer or other disposition of the ABL Priority Collateral by the Bank Collateral Agent or the holders of any Lenders Debt secured by such ABL Priority Collateral;

(4) it will have no right to (i) direct the Bank Collateral Agent or any holder of any Lenders Debt secured by any ABL Priority Collateral to exercise any right, remedy or power or (ii) consent to the exercise by the Bank Collateral Agent or any holder of any Lenders Debt secured by the ABL Priority Collateral of any right, remedy or power with respect to such ABL Priority Collateral;

(5) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Bank Collateral Agent or any holder of any Lenders Debt secured by any ABL Priority Collateral seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the Bank Collateral Agent nor any holders of any Lenders Debt secured by any ABL Priority Collateral will be liable for, any action taken or omitted to be taken by the Bank Collateral Agent or such lenders with respect to such ABL Priority Collateral;

(6) it will not seek, and will waive any right, to have any ABL Priority Collateral or any part thereof marshaled upon any foreclosure or other disposition of such ABL Priority Collateral;

(7) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement;

(8) it will not object to any waiver or forbearance by the Bank Collateral Agent from pursuing any right of enforcement with respect to the ABL Priority Collateral; and

(9) that no covenant, agreement or restriction contained in the Indenture or the Security Documents will be deemed to restrict in any way the rights and remedies of the Bank Collateral Agent or any holder of Lenders Debt with respect to the ABL Priority Collateral as set forth in the Intercreditor Agreement and the Credit Agreement security documents.

The Bank Collateral Agent and the holders of Lenders Debt agreed or will agree to similar limitations with respect to their rights in the Notes Priority Collateral and their ability to bring a suit against the Notes Collateral Agent, the Holders of the Notes or the holders of any Other Pari Passu Lien Obligations.

The Notes Collateral Agent agreed in the Intercreditor Agreement and each Holder of the Notes agreed or will agree by its acceptance of the Notes, and each holder of any Other Pari Passu Lien Obligations will agree by its acceptance of such Other Pari Passu Lien Obligations, that if it obtains possession of any ABL Priority Collateral or realizes any proceeds or payment in respect of the ABL Priority Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, at any time prior to the Discharge of ABL Obligations, then it will hold such ABL Priority Collateral, proceeds or payment in trust for the Bank Collateral Agent and the holders of any Lenders Debt secured by such ABL Priority Collateral and transfer such ABL Priority Collateral, proceeds or payment, as the case may be, to the Bank Collateral Agent reasonably promptly after obtaining actual knowledge or notice from the Bank Collateral Agent that it has possession of such ABL Priority Collateral proceeds or payment prior to the receipt of such ABL Priority Collateral proceeds or payment or as a result of the Notes Collateral Agent’s, the Holders’ or the holders of Other Pari Passu Lien Obligations’ collusion with any Grantor in violating the rights of the Bank Collateral Agent or any holder of Lenders Debt (within the meaning of Section 9-332 of the Uniform Commercial Code). The Notes Collateral Agent, each Holder of the Notes, and each holder of any Other Pari Passu Lien Obligations, agreed or will further agree that if, at any time, all or part of any payment with respect to any Lenders Debt secured by any ABL Priority Collateral previously made shall be rescinded for any reason whatsoever (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any other insolvency law, or settlement of any claim in respect thereof), it will promptly pay over to the Bank Collateral Agent any payment received by it in respect of any such ABL Priority Collateral and shall promptly turn any such ABL Priority Collateral then held by it over to the Bank Collateral Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such Lenders Debt. The Bank Collateral Agent and the holders of Lenders Debt will be subject to similar limitations with respect to the Notes Priority Collateral and any proceeds or payments in respect of any Notes Priority Collateral. Any proceeds of Collateral, received prior to an issuance of any notice that an event of default has occurred under the Credit Agreement or the Indenture (unless a bankruptcy or insolvency event of default then exists), whether or not deposited under control agreements, which are used by the Company or any Guarantor to acquire other property which is Collateral shall not (solely as between the Bank Lenders and the holders of Lenders Debt and the Noteholder Secured Parties) be treated as proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. In addition, unless and until the Discharge of ABL Obligations occurs, the Notes Collateral Agent, the Holders of the Notes and the holders of any Other Pari Passu Lien Obligations consented or will consent to the application, prior to the receipt by the Bank Collateral Agent of a notice from the Notes Collateral Agent that an Event of Default has occurred under the Indenture, of cash or other proceeds of Collateral, deposited under deposit account control agreements to the repayment of Lenders Debt pursuant to the Credit Agreement.

Entry upon premises by Bank Collateral Agent and holder of Lenders Debt

The Intercreditor Agreement provides that if the Bank Collateral Agent takes any enforcement action with respect to the ABL Priority Collateral, the Noteholder Secured Parties, among other things, (i) will cooperate with the Bank Collateral Agent in its efforts to enforce its security interest in the ABL Priority Collateral and to finish any work-in-process and assemble the ABL Priority Collateral, (ii) will not hinder or restrict in any respect the Bank Collateral Agent from enforcing its security interest in the ABL Priority Collateral or from finishing any work-in-process or assembling the ABL Priority Collateral, and (iii) will, subject to the rights of any landlords under real estate leases, grant to the Bank Collateral Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the Bank Collateral Agent and the holders of Lenders Debt, an irrevocable, nonexclusive right to have access to, and a royalty-free and rent-free license and right to use the Notes Priority Collateral (including, equipment, fixtures, intellectual property, general intangibles and real property and equipment, processors, computers and other machinery related to the storage or processing of records, documents or files), for a period not to exceed 180 days after the taking of such enforcement action, in order to assemble, inspect, copy or download information stored on, take actions to perfect its Lien on, process raw materials or work-in-process into finished inventory, take possession of, move, package, prepare and advertise for sale or disposition, sell (by public auction, private sale or a “store closing,” “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, and which sale may include augmented inventory of the same type sold in the business of the Company), store, collect, take reasonable actions to protect, secure and otherwise enforce the rights of the Bank Collateral Agent in and to the ABL Priority Collateral, or otherwise deal with the ABL Priority Collateral, in each case without the involvement of or interference by the Notes Collateral Agent, any Holder of the Notes or any holder of any Other Pari Passu Lien Obligations; provided, however, that nothing contained in the Intercreditor Agreement will restrict the rights of the Notes Collateral Agent from selling, assigning or otherwise transferring any Notes Priority Collateral prior to the expiration of such 180-day period (as it may be extended in the manner described below) if the purchaser, assignee or transferee thereof agrees in writing to be bound by the provisions of the Intercreditor Agreement. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral or the liquidation or sale of any ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order, provided that upon lifting of the automatic stay, if there are fewer than 90 days remaining in such 180-day period, then such 180-day period shall be extended so that the Bank Collateral Agent and the holders of the Lenders Debt have 90 days upon lifting of the automatic stay. If the Bank Collateral Agent conducts a public auction or private sale of the ABL Priority Collateral at any of the real property included within the Notes Priority Collateral, the Bank Collateral Agent shall provide the Notes Collateral Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Notes Collateral Agent’s use of such real property.

During the period of actual occupation, use or control by the Bank Collateral Agent or the holders of Lenders Debt or their agents or representatives of any Notes Priority Collateral, the Bank Collateral Agent and the holders of Lenders Debt will (i) be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity and water with respect to that portion of any premises so used or occupied (provided that all amounts so paid shall be added to the outstanding amount of Lenders Debt in accordance with the provisions of the Credit Agreement), and (ii) be obligated to repair at their expense any physical damage (ordinary wear and tear excepted) to such Notes Priority Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Notes Priority Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. In the event, and only in the event, that in connection with its use of some or all of the premises constituting Notes Priority Collateral, the Bank Collateral Agent requires the services of any employees of the Company or any of its Subsidiaries, the Bank Collateral Agent shall pay directly to any such employees the appropriate, allocated wages of such employees, if any, during the time periods that the Bank Collateral Agent requires their services (provided that all amounts so paid shall be added to the outstanding amount of the Lenders Debt in accordance with the provisions of the Credit Agreement). The Notes Collateral Agent will agree not to sell or dispose of any of the Notes Priority Collateral during this 180-day period unless the buyer agrees in writing to acquire the Notes Priority Collateral subject to the rights of Bank Collateral Agent as described above, and such rights of the Bank Collateral Agent during such period shall continue notwithstanding such foreclosure, sale or other disposition by the Notes Collateral Agent. Notwithstanding the foregoing, in no event shall the Bank Collateral Agent or the holders of Lenders Debt have any liability to the Noteholder Secured Parties pursuant to the Intercreditor Agreement as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Notes Priority Collateral existing prior to the date of the exercise by the Bank Collateral Agent or the holders of Lenders Debt of their rights under the Intercreditor Agreement and the Bank Collateral Agent and the holders of Lenders Debt will not have any duty or liability to maintain the Notes Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by them, or for any diminution in the value of the Notes Priority Collateral that results solely from ordinary wear and tear resulting from the use of the Notes Priority Collateral by such persons in the manner and for the time periods specified under the Intercreditor Agreement or by the absence of the ABL Priority Collateral therefrom. Without limiting the rights granted in the Intercreditor Agreement, the Bank Collateral Agent and the holders of Lenders Debt will cooperate with the Noteholder Secured Parties in connection with any efforts made by the Noteholder Secured Parties to sell the Notes Priority Collateral.

Agreements with respect to bankruptcy or insolvency proceedings

If the Company or any of its Subsidiaries becomes subject to a case under the Bankruptcy Code (or any applicable provision under any other insolvency law) and, as debtor(s)-in-possession, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code (or any applicable provision under any other insolvency law) or the use of cash collateral with the consent of the DIP Lenders under Section 363 of the Bankruptcy Code (or any applicable provision under any other insolvency law), the Notes Collateral Agent agrees in the Intercreditor Agreement and each Holder agrees or will agree by its acceptance of the Notes, and each holder of any Other Pari Passu Lien Obligations agrees or will agree by its acceptance of such Other Pari Passu Lien Obligations, that it will consent to and raise no objection to any such financing or to the Liens on the ABL Priority Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes ABL Priority Collateral (and, to the extent that such DIP Financing Liens are senior to, or rank equal with, the Liens of such Lenders Debt in such ABL Priority Collateral, the Notes Collateral Agent will, for themselves and on behalf of the Holders of the Notes, subordinate the Liens of the Noteholder Secured Parties in such ABL Priority Collateral to the Liens of the Lenders Debt in such ABL Priority Collateral and the DIP Financing Liens), so long as the Noteholder Secured Parties retain Liens on all the Notes Priority Collateral existing as of the date of commencement of such proceeding, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code (or any applicable provision under any other insolvency law). If the holders of the Lenders Debt offer to provide a DIP Financing that complies with the requirements set forth above, and the Company or such Subsidiary desires to obtain authorization to obtain such DIP Financing, the Holders of the Notes will not offer to provide or support any DIP Financing competing with the DIP Financing that is offered by the holders of the Lenders Debt. If Liens of the Bank Collateral Agent on the ABL Priority Collateral are subject to a surcharge or are subordinated to an administrative priority claim (including fees owed to professionals or to the Office of the United States Trustee), then the Liens of the Notes Collateral Agent on the ABL Priority Collateral will continue to be subordinate to the Liens of the Bank Collateral Agent on such ABL Priority Collateral. The Bank Collateral Agent and the holders of the Lenders Debt will agree not to offer to provide any DIP Financing that does not comply with the foregoing requirements. Similar provisions will be applicable with respect to any DIP Financing secured by Liens on the Notes Priority Collateral.

The Trustee and the Notes Collateral Agent agree in the Intercreditor Agreement and each Holder of the Notes agrees by its acceptance of the Notes, and each holder of any Other Pari Passu Lien Obligations will agree by its acceptance of such Other Pari Passu Lien Obligations, that it will not object to or oppose a sale or other disposition of any ABL Priority Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code (or any applicable provision under any other insolvency law) if the Bank Collateral Agent and the holders of Lenders Debt shall have consented to such sale or disposition of such ABL Priority Collateral. The Bank Collateral Agent and the holders of Lenders Debt will agree to similar limitations with respect to their right to object to a sale of Notes Priority Collateral.

Adequate protection

None of the Notes Collateral Agent, the Holders of the Notes or the holders of Other Pari Passu Lien Obligations shall oppose or contest (or support the opposition or contestation of any other Person) in any insolvency or liquidation proceeding (and shall be deemed to have irrevocably, absolutely and unconditionally waived any right to do so) (i) any motion or other request by the Bank Collateral Agent or the holders of Lenders Debt for adequate protection of the Bank Collateral Agent’s Liens upon the ABL Priority Collateral, including any claim of the Bank Collateral Agent or the holders of Lenders Debt to post-petition interest or otherwise as a result of their Lien on the ABL Priority Collateral (so long as any post-petition interest paid as a result thereof is not paid from the proceeds of Notes Priority Collateral), request for the application of proceeds of ABL Priority Collateral to the Lenders Debt, and request for replacement or additional Liens on post-petition assets of the same type as the ABL Priority Collateral, or (ii) any objection by the Bank Collateral Agent or the holders of Lenders Debt to any motion, relief, action or proceeding based on the Bank Collateral Agent or the holders of Lenders Debt claiming a lack of adequate protection with respect to their Liens in the ABL Priority Collateral or request by the Bank Collateral Agent or the holders of Lenders Debt for relief from the automatic stay with respect to the ABL Priority Collateral. In addition, without limiting any other rights that the Bank Collateral Agent or any holders of the Lenders Debt may have, the Bank Collateral Agent, for itself and on behalf of holders of Lenders Debt, may seek adequate protection of its junior interest in the Notes Priority Collateral, subject to the provisions of the Intercreditor Agreement; provided that (x) the Notes Collateral Agent is granted adequate protection in the form of a replacement or additional Lien on post-petition assets of the same type as the Notes Priority Collateral and (y) such adequate protection required by the Bank Collateral Agent is in the form of a replacement or additional Lien on post-petition assets of the same type as the Notes Priority Collateral. Such Lien on post-petition assets of the same type as the Notes Priority Collateral, if granted to the Bank Collateral Agent, will be subordinated to the adequate protection Liens granted in favor of the Notes Collateral Agent on such post-petition assets and, if applicable, to the DIP Financing Liens of the Notes Collateral Agent or the Holders of the Notes or holders of Other Pari Passu Lien Obligations on such post-petition assets of the same type as the Notes Priority Collateral. If the Bank Collateral Agent, for itself and on behalf of the holders of Lenders Debt, seeks or requires (or is otherwise granted) adequate protection of its junior interest in the Notes Priority Collateral in the form of a replacement or additional Lien on the post-petition assets of the same type as the Notes Priority Collateral, then the Bank Collateral Agent, for itself and the holders of Lenders Debt, agrees that the Notes Collateral Agent shall also be granted a replacement or additional Lien on such post-petition assets as adequate protection of its senior interest in the Notes Priority Collateral and that the Bank Collateral Agent’s replacement or additional Lien shall be subordinated to the replacement or additional Lien of the Notes Collateral Agent on the same basis as the Liens of the Bank Collateral Agent on the Notes Priority Collateral are subordinated to the Liens of the Notes Collateral Agent on the Notes Priority Collateral under the Intercreditor Agreement; in that regard, the Bank Collateral Agent, for itself and the holders of Lenders Debt, further agrees that it will not accept any such replacement or additional Liens on such post-petition assets of the same type as the Notes Priority Collateral unless the Notes Collateral Agent shall also have received a replacement or additional Lien thereon as adequate protection of its senior interest in the Notes Priority Collateral that is superior to the additional or replacement Liens so granted to the Bank Collateral Agent. If the Bank Collateral Agent or any holder of Lenders Debt receives as adequate protection a Lien on post-petition assets of the same type as the ABL Priority Collateral, then such post-petition assets shall also constitute ABL Priority Collateral to the extent of any allowed claim of the Bank Collateral Agent and the holders of Lenders Debt secured by such adequate protection Lien and shall be subject to the Intercreditor Agreement. None of the Notes Collateral Agent, any Holder of the Notes or any holder of the Other Pari Passu Lien Obligations shall object to, oppose, or challenge any claim by the Bank Collateral Agent or any holder of the Lenders Debt for allowance in any bankruptcy or insolvency proceeding of Lenders Debt consisting of post-petition interest, fees or expenses.

Neither the Bank Collateral Agent nor any holder of Lenders Debt shall oppose or contest (or support the opposition or contestation of any other Person) in any insolvency or liquidation proceeding and shall be deemed to have irrevocably, absolutely and unconditionally waived any right to (i) any motion or other request by the Notes Collateral Agent, the Holders of the Notes or the holders of any Other Pari Passu Lien Obligations for adequate protection of the Notes Collateral Agent’s Liens upon any of the Notes Priority Collateral, including any claim of the Notes Collateral Agent, the Holders of the Notes or the holders of Other Pari Passu Lien Obligations to post-petition interest or otherwise as a result of their Lien on the Notes Priority Collateral (so long as any post-petition interest paid as a result thereof is paid solely from the proceeds of Notes Priority Collateral), request for the application of proceeds of Notes Priority Collateral to Obligations under the Notes or any Other Pari Passu Lien Obligations, and request for replacement or additional Liens on post-petition assets of the same type as the Notes Priority Collateral or (ii) any objection by the Notes Collateral Agent, the Holders of the Notes or the holders of Other Pari Passu Lien Obligations to any motion, relief, action or proceeding based on the Notes Collateral Agent, the Holders of the Notes or the holders of Other Pari Passu Lien Obligations claiming a lack of adequate protection with respect to Notes Collateral Agent’s Liens in the Notes Priority Collateral or request by the Notes Collateral Agent, the Holders of the Notes or the holders of Other Pari Passu Lien Obligations for relief from the automatic stay with respect to the Notes Priority Collateral. In addition, the Notes Collateral Agent, for itself and on behalf of the Holders of the Notes and the holders of Other Pari Passu Lien Obligations, may seek adequate protection of its junior interest in the ABL Priority Collateral, subject to the provisions of the Intercreditor Agreement; provided that (x) the Bank Collateral Agent is granted adequate protection in the form of a replacement or additional Lien on post-petition assets of the same type as the ABL Priority Collateral and (y) such adequate protection required by the Notes Collateral Agent is in the form of a replacement or additional Lien on post-petition assets of the same type as the ABL Priority Collateral. Such Lien on post-petition assets of the same type as the ABL Priority Collateral, if granted to the Notes Collateral Agent, will be subordinated to the adequate protection Liens granted in favor of the Bank Collateral Agent on such post-petition assets, and, if applicable, to the DIP Financing Liens of the Bank Collateral Agent or any other holder of Lenders Debt on such post-petition assets of the same type as the ABL Priority Collateral. If the Notes Collateral Agent, for itself and on behalf of the holder of Lenders Debt, seeks or requires (or is otherwise granted) adequate protection of its junior interest in the ABL Priority Collateral in the form of a replacement or additional Lien on the post-petition assets of the same type as the ABL Priority Collateral, then the Notes Collateral Agent, for itself, the Holders of the Notes and the holders of Other Pari Passu Lien Obligations, agrees that the Bank Collateral Agent shall also be granted a replacement or additional Lien on such post-petition assets as adequate protection of its senior interest in the ABL Priority Collateral and that the Notes Collateral Agent’s replacement or additional Lien shall be subordinated to the replacement or additional Lien of the Bank Collateral Agent on the same basis as the Liens of the Notes Collateral Agent on the ABL Priority Collateral are subordinated to the Liens of the Bank Collateral Agent on the ABL Priority Collateral under the Intercreditor Agreement; in that regard, the Notes Collateral Agent, for itself, the Holders of the Notes and the holders of Other Pari Passu Lien Obligations, further agrees that it will not accept any such replacement or additional Liens on such post-petition assets of the same type as the ABL Priority Collateral unless the Bank Collateral Agent shall also have received a replacement or additional Lien thereon as adequate protection of its senior interest in the ABL Priority Collateral that is superior to the additional or replacement Liens so granted to the Notes Collateral Agent. If the Notes Collateral Agent, any Holder of the Notes or any holder of Other Pari Passu Lien Obligations receives as adequate protection a Lien on post-petition assets of the same type as the Notes Priority Collateral, then such post-petition assets shall also constitute Notes Priority Collateral to the extent of any allowed claim of the Notes Collateral Agent, the Holders of the Notes and the holders of Other Pari Passu Lien Obligations secured by such adequate protection Lien and shall be subject to the Intercreditor Agreement.

Insurance

Unless and until written notice has been provided by the Bank Collateral Agent to the Notes Collateral Agent that the Discharge of ABL Obligations has occurred, as between the Bank Collateral Agent, on the one hand, and the Notes Collateral Agent, as the case may be, on the other hand, only the Bank Collateral Agent will have the right (subject to the rights of the Grantors under the security documents related to the Credit Agreement, the Indenture, the Security Documents and the documents related to the Other Pari Passu Lien Obligations) to adjust or settle any insurance policy or claim covering or constituting ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Priority Collateral. Unless and until the Obligations under the Indenture and the Notes have been paid in full, as between the Bank Collateral Agent, on the one hand, and the Notes Collateral Agent, as the case may be, on the other hand, only the Notes Collateral Agent will have the right (subject to the rights of the Grantors under the security documents related to the Credit Agreement, the Indenture, the Security Documents and the documents related to the Other Pari Passu Lien Obligations) to adjust or settle any insurance policy covering or constituting Notes Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Notes Priority Collateral. To the extent that an insured loss covers or constitutes both ABL Priority Collateral and Notes Priority Collateral, then the Bank Collateral Agent and the Notes Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the security documents related to the Credit Agreement, the Indenture, the Security Documents and the documents related to the Other Pari Passu Lien Obligations) under the relevant insurance policy. If the Notes Collateral Agent receives any proceeds of any insurance policy in contravention of the Intercreditor Agreement or the Security Documents, it shall hold such proceeds in trust and pay over such proceeds to the Bank Collateral Agent. The Bank Collateral Agent agreed to similar turnover provisions.

Refinancings of the Credit Agreement and the Notes

The Obligations under the Credit Agreement and other Lenders Debt and the Obligations under the Indenture and the Notes and the Guarantees, and the obligations under any Other Pari Passu Lien Obligations, may be exchanged, replaced, refunded, refinanced, extended, renewed, restated, amended, supplemented or modified, in whole or in part, in each case, without notice to, or the consent of the Bank Collateral Agent or any holder of Lenders Debt or any Noteholder Secured Party (except to the extent notice or consent is otherwise required to permit the refinancing transaction under the Credit Agreement or any security document related thereto or the Indenture or the Security Documents), all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the holders or lenders of any such exchanged, replaced, refunded, refinanced, extended, renewed, restated, amended, supplemented or modified indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the Bank Collateral Agent or the Notes Collateral Agent, as the case may be, shall reasonably request.

In connection with any exchange, refunding, replacement, refinancing, extension, renewal, restatement, amendment, supplement or modification contemplated by the foregoing paragraph, the Intercreditor Agreement may be amended at the request and sole expense of the Company, and without the consent of either the Bank Collateral Agent or the Notes Collateral Agent, (i) to add parties (or any authorized agent or trustee therefor) providing any such exchange, refunding, replacement, refinancing, extension, renewal, restatement, amendment, supplement or modification Indebtedness, (ii) to establish that Liens on any Notes Priority Collateral securing such refinancing or replacement Indebtedness shall have the same priority (or junior priority) as the Liens on any Notes Priority Collateral securing the Indebtedness being refinanced or replaced and (iii) to establish that the Liens on any ABL Priority Collateral securing such refinancing or replacement indebtedness shall have the same priority (or junior priority) as the Liens on any ABL Priority Collateral securing the Indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Use of proceeds of ABL Priority Collateral

After the Discharge of ABL Obligations, the Trustee and Notes Collateral Agent, in accordance with the terms of the Intercreditor Agreement, the Indenture and the Security Documents, and any Other Pari Passu Lien Obligations, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration, including any amounts owed to the Trustee in its capacity as Trustee or the Notes Collateral Agent) of the ABL Priority Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Notes and holders of any remaining Other Pari Passu Lien Obligations.

Subject to the terms of the Security Documents, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes, the Guarantees and any Other Pari Passu Lien Obligations (other than any cash, securities, obligations, Cash Equivalents and other assets constituting part of the Collateral and deposited with the Notes Collateral Agent or the Bank Collateral Agent in accordance with the provisions of the Security Documents and the documents related to the Other Pari Passu Lien Obligations and other than as set forth in such documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom. See “Risk factors — Risks related to the Notes and the Collateral — We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the Notes and the guarantees.”

Application of proceeds

In the event that ABL Priority Collateral and Notes Priority Collateral are disposed of in a single transaction or series of related transactions in which the aggregate sales price is not allocated between ABL Priority Collateral and Notes Priority Collateral being sold (including in connection with or as a result of the sale of the Capital Stock of a Guarantor or in connection with any casualty or condemnation event), then solely for purposes of the Intercreditor Agreement, the portion of the aggregate sales price determined to be proceeds of the ABL Priority Collateral on the one hand, and Notes Priority Collateral on the other hand, shall be allocated based upon in the case of any ABL Priority Collateral consisting of (i) inventory, at book value as assessed on the date of such disposition, (ii) any ABL Priority Collateral consisting of accounts receivable at the book value as assessed on the date of such disposition and (iii) all other ABL Priority Collateral and Notes Priority Collateral, at fair market value of such ABL Priority Collateral and Notes Priority Collateral sold, as determined by the Company in its reasonable judgment or, if the aggregate amount of such other ABL Priority Collateral and Notes Priority Collateral sold is greater than $20.0 million, an independent appraiser.

Release of collateral

The Company and the Guarantors will be entitled to the immediate release of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1) to enable the disposition of such property or assets, including Capital Stock (other than to the Company or a Guarantor) to the extent not prohibited under the covenant described under “— Limitation on Asset Sales”;

(2) in the case of a Guarantor that is released from its Guarantee, the release of the property and assets of such Guarantor;

(3) with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by the Indenture or upon the release of a Guarantor that has pledged such Capital Stock; or

(4) as described under “— Modification of the Indenture” below.

The security interests in all Collateral securing the Notes also will be released automatically upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations under the Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (other than contingent indemnification obligations that, pursuant to the terms of the Indenture and the Security Documents, survive the termination thereof) or (ii) the exercise by the Company of its legal defeasance option or covenant defeasance option as described under “— Defeasance” or the discharge of the Company’s obligations under the Indenture in accordance with its terms as described under “— Satisfaction and Discharge.”

The second-priority Lien on the ABL Priority Collateral securing the Notes and the Guarantees will terminate and be released automatically if the first-priority Liens on the ABL Priority Collateral are released by the Bank Collateral Agent (unless, at the time of such release of such first-priority Liens, an Event of Default shall have occurred and be continuing under the Indenture), other than (i) in connection with a Discharge of ABL Obligations under the Credit Agreement or (ii) to the extent prohibited under the Indenture. Notwithstanding the existence of an Event of Default, the second-priority Liens on the ABL Priority Collateral securing the Notes and the Guarantees shall also terminate and be released automatically to the extent the first-priority Liens on the ABL Priority Collateral are released by the Bank Collateral Agent in connection with a sale, transfer or disposition of ABL Priority Collateral that occurs in connection with the foreclosure of, or other exercise of remedies with respect to, ABL Priority Collateral by the Bank Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the Lenders Debt).

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following the date upon which the Change of Control occurred (unless the Company has previously or concurrently mailed a redemption notice with respect to all outstanding Notes as described under “— Optional Redemption”), the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”); and

(4) the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Future Indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

Under clause (5) of the definition of “Change of Control”, a Change of Control will occur if a majority of the Board of Directors of the Company is replaced over a two-year period and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors”, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest where the Board of Directors of the Company does not endorse a dissident slate of directors but approves them as “continuing directors”, Holders of the Notes may not be entitled to require the Company to make a Change of Control Offer.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

The foregoing limitations will not apply to:

(1) Indebtedness under the Notes issued in this offering in an aggregate principal amount not to exceed $425.0 million, the Guarantees and the Notes (other than any Additional Notes) and the guarantees thereof;

(2) Indebtedness incurred pursuant to the Credit Agreement; provided that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness incurred under this clause (2) does not exceed the greater of:

(a) $100.0 million less (x) the amount of all mandatory principal payments pursuant to “— Limitation on Asset Sales” actually made by the Company of Indebtedness under the Credit Agreement and (y) any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder; and

(b) the sum of (x) 85.0% of the book value of the receivables of the Company and its Restricted Subsidiaries plus (y) 50.0% of the book value of the inventory of the Company and its Restricted Subsidiaries;

(3) Indebtedness incurred pursuant the Zena Agreements in an aggregate principal amount not to exceed $35.0 million at any one time outstanding;

(4) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon (other than Indebtedness described in clauses (1), (2) and (3) of this covenant);

(5) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed, at any one time outstanding, the greater of (x) $35.0 million and (y) 5.0% of Total Assets of the Company and its Restricted Subsidiaries;

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

(7) Indebtedness owed to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company; provided that (a) if as of any date any Person other than the Company or a Restricted Subsidiary of the Company holds any such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (7) by the issuer of such Indebtedness; (b) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary shall be deemed to constitute the incurrence of such Indebtedness by the obligor thereon; (c) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and (d) if a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations of such Guarantor with respect to its Guarantee;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of the Company’s or any Restricted Subsidiary’s knowledge of its incurrence;

(9) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(10) Refinancing Indebtedness;

(11) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

(12) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or other obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

(13) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant; and

(14) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of clauses (1) through (14) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of the first paragraph of this covenant, the Company shall, in its sole discretion, be entitled to divide and classify (or later reclassify) an item of Indebtedness in more than one of the types of Indebtedness described above; provided that all Indebtedness outstanding under the Credit Agreement up to the maximum amount permitted under clause (2) above shall be deemed to have been incurred pursuant to clause (2). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this covenant.

The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is incurred.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (including any payment in connection with any merger or consolidation involving such Person) or similar payments on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock (other than (a) dividends or distributions payable in Qualified Capital Stock of the Company, (b) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (c) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Qualified Capital Stock of the Company);

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness of the Company or any Guarantors (other than (a) from the Company or a Restricted Subsidiary or (b) payment, purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, in each case due within one year of the date of such payment, purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement); or

(4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”);

if at the time of such Restricted Payment or immediately after giving effect thereto,

(i)	a Default or an Event of Default shall have occurred and be continuing (or would result therefrom);

(ii)	the Company is not able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under the second paragraph under “Certain Covenants — Limitation on Incurrence of Additional Indebtedness”) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(iii)	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of without duplication:

(v)	50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company beginning the first full fiscal quarter during which the Issue Date occurs (treating such period as a single accounting period) to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment; plus

(w)	100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(x)	without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (iii)(w) and (x), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under “— Optional Redemption — Optional Redemption Upon Public Equity Offerings”); plus

(y)	the amount by which the principal amount of Indebtedness of the Company (other than Indebtedness owing to a Subsidiary) is reduced upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(z)	without duplication, the sum of:

(1)	the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2)	the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

(3)	upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (a) solely in exchange for shares of Qualified Capital Stock of the Company or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Subordinated Indebtedness either (a) solely in exchange for shares of Qualified Capital Stock of the Company, or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (i) shares of Qualified Capital Stock of the Company or (ii) Refinancing Indebtedness;

(4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, in an aggregate amount not to exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next two immediate succeeding calendar years subject to a maximum of $15.0 million in any calendar year);

(5) cash payments in lieu of fractional shares issuable as dividends on Preferred Stock or upon the conversion of any convertible debt securities of the Company or any of its Restricted Subsidiaries;

(6) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (6) not to exceed $35.0 million;

(7) so long as no Default or Event of Default shall have occurred and be continuing, the making of any Restricted Payments if, at the time of making such payments, and after giving effect thereto (including the incurrence of any Indebtedness permitted to be incurred pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness” to finance such payment), the Company’s Consolidated Leverage Ratio would not exceed 2.50 to 1.0;

(8) the declaration and payments of dividends on Disqualified Capital Stock issued pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided, however, that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or result therefrom);

(9) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(10) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(11) so long as no Default or Event of Default shall have occurred and be continuing (or would otherwise result therefrom), payments of intercompany Subordinated Indebtedness, the incurrence of which was permitted under clause (7) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; or

(12) the declaration and payments of dividends on shares of Series B Preferred Stock outstanding on the Issue Date, up to an amount not to exceed 12% per annum of the liquidation preference of such shares issued and outstanding at the time of the declaration of such dividend, and shares of Series D Preferred Stock outstanding on the Issue Date, up to an amount not to exceed 6% per annum of the liquidation preference of such shares issued and outstanding at the time of the declaration of such dividend; provided, however, that, at the time of the declaration and the payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or result therefrom); provided, further, that the aggregate amount of dividends paid under this clause (12) shall not exceed $300,000 in any calendar year;

(13) so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends on the Capital Stock of the Company pursuant to a publicly announced regular dividend policy of the Company in an amount not to exceed $3.0 million in the aggregate for any fiscal quarter.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (4)(iii) of the first paragraph of this covenant, amounts expended pursuant to clauses (1), (2)(b), (3)(b)(i), (4) and (10) shall be included in such calculation.

Limitation on Asset Sales. (A) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale of any assets that do not constitute ABL Priority Collateral (“Non-ABL Priority Collateral”), unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash and/or Cash Equivalents and is received at the time of such disposition; provided that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets; and

(b)	any securities, notes or other Obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of such cash or Cash Equivalents received) within 90 days following the closing of such Asset Sale (clause (a) and (b) collectively, “Non-Cash Consideration”) shall, in each case, be deemed to be cash for purposes of this clause (2);

(3) without limitation of the provisions described below under “—Further Assurances and After-Acquired Property,” to the extent that any consideration received by the Company or any Restricted Subsidiary in such Asset Sale (including, for the avoidance of doubt, any Non-Cash Consideration) consists of assets that constitute Notes Priority Collateral, such assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are concurrently with their acquisition added to the Notes Priority Collateral; and

(4) the Net Cash Proceeds from any such Asset Sale of Notes Priority Collateral is paid directly by the purchaser thereof to the Notes Collateral Agent to be held in trust in a Collateral Account for application in accordance with this covenant.

Notwithstanding the provisions of the foregoing paragraph, the Company and the Restricted Subsidiaries will not be required to cause any Net Cash Proceeds to be held in a Collateral Account in accordance with clause (4) of this clause (A) except to the extent the aggregate Net Cash Proceeds from all Asset Sales of Notes Priority Collateral which are not held in a Collateral Account, or have not been previously applied in accordance with the provisions of this covenant relating to the application of Net Cash Proceeds from Asset Sales of Notes Priority Collateral, exceeds $10.0 million.

Upon the consummation of an Asset Sale covered by this clause (A), the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

(a)	to make one or more offers to the Holders (and, at the option of the Company, the holders of Other Pari Passu Lien Obligations) to purchase Notes (and such Other Pari Passu Lien Obligations) pursuant to and subject to the conditions contained in the Indenture as further described below; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that if the Company or such Restricted Subsidiary shall so reduce any Other Pari Passu Lien Obligations, the Company will equally and ratably reduce Indebtedness under the Notes by making an offer to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of the Notes, such offer to be conducted in accordance with the procedures set forth below for Net Proceeds Offer but without any further limitation in amount;

(b)	to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”); provided that, without limitation of the provisions described below under “— Further Assurances and After-Acquired Property,” any such Replacement Assets, including the assets of any Person that becomes a Guarantor as a result of such transactions acquired with Net Cash Proceeds from an Asset Sale of Notes Priority Collateral are concurrently with their acquisition added to the Notes Priority Collateral;

(c)	to the extent such Net Cash Proceeds are from Asset Sales of Collateral or Capital Stock deemed not to be part of the Collateral as described under “— Security for the Notes — Limitations on Stock Collateral” above, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company, a Guarantor or a Restricted Subsidiary; or

(d)	to make one or more Restricted Payments to the extent permitted under the “Limitation on Restricted Payments” covenant above;

provided that, in the case of clause (b) above, if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Company or any Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment (an “Acceptable Commitment”) and such investment is thereafter completed within 180 days after such 365-day period, the Company and its Restricted Subsidiaries will be deemed to have complied with clause (b) above; provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute a part of the Net Proceeds Offer Amount.

On the 366th day (or, if extended in accordance with the proviso in the preceding paragraph, the 546th day) after an Asset Sale covered by this clause (A) or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (a), (b), (c) and (d) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (a), (b), (c) and (d) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Other Pari Passu Lien Obligations, to all holders of such Other Pari Passu Lien Obligations, to purchase the maximum aggregate principal amount of the Notes and any such Other Pari Passu Lien Obligations that may be purchased out of the Net Proceeds Offer Amount at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Other Pari Passu Lien Obligations, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Other Pari Passu Lien Obligations, as applicable, on a date not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Other Pari Passu Lien Obligations) on a pro rata basis but in round denominations, which in the case of the Notes will be minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $50.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $50.0 million, shall be applied as required pursuant to this paragraph).

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof in exchange for cash. To the extent Holders properly tender Notes and holders of Other Pari Passu Lien Obligations properly tender such Other Pari Passu Lien Obligations in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Other Pari Passu Lien Obligations will be purchased on a pro rata basis based on the aggregate amounts of Notes and Other Pari Passu Lien Obligations tendered (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of the Notes tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds covered by this clause (A) will be reset at zero.

(B) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale of any ABL Priority Collateral, unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors); and

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash (including Non-Cash Consideration) and/or Cash Equivalents and is received at the time of such disposition.

Upon the consummation of an Asset Sale covered by this clause (B), the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

(a)	to permanently reduce Indebtedness under the Credit Agreement or any other Indebtedness of the Company or a Guarantor that, in each case, is secured by a Lien on the ABL Priority Collateral that is prior to the Lien on the ABL Priority Collateral in favor of the Holders (and, in the case of revolving obligations, to effect a permanent reduction in the availability under such revolving facilities), in each case other than Indebtedness owed to the Company or a Subsidiary of the Company;

(b)	to make an Investment in Replacement Assets;

(c)	to make one or more Restricted Payments to the extent permitted under the “Limitation on Restricted Payments” covenant above; or

(d)	a combination of the foregoing;

provided that, in the case of clause (b) above, an Acceptable Commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment; provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute a part of the Net ABL Proceeds Offer Amount.

On the 366th day (or, if extended in accordance with the proviso in the preceding paragraph, the 546th day) after an Asset Sale covered by this clause (B) or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (a), (b), (c) and (d) of the preceding paragraph (each, a “Net ABL Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net ABL Proceeds Offer Trigger Date as permitted in clauses (a), (b), (c) and (d) of the preceding paragraph (each a “Net ABL Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net ABL Proceeds Offer”) to all Holders and, to the extent required by the terms of any Other Pari Passu Lien Obligations, to all holders of such Other Pari Passu Lien Obligations, to purchase the maximum aggregate principal amount of the Notes and any such Other Pari Passu Lien Obligations that may be purchased out of the Net ABL Proceeds Offer Amount at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Other Pari Passu Lien Obligations, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Other Pari Passu Lien Obligations, as applicable, on a date not less than 30 nor more than 45 days following the applicable Net ABL Proceeds Offer Trigger Date, from all Holders (and holders of any such Other Pari Passu

Lien Obligations) on a pro rata basis but in round denominations, which in the case of the Notes will be minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof; provided, however, that if at any time any Non-Cash Consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such Non-Cash Consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net ABL Proceeds Offer until there is an aggregate unutilized Net ABL Proceeds Offer Amount equal to or in excess of $50.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net ABL Proceeds Offer Amount, and not just the amount in excess of $50.0 million, shall be applied as required pursuant to this paragraph).

Each Net ABL Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net ABL Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof in exchange for cash. To the extent Holders properly tender Notes and holders of Other Pari Passu Lien Obligations properly tender such Other Pari Passu Lien Obligations in an amount exceeding the Net ABL Proceeds Offer Amount, the tendered Notes and Other Pari Passu Lien Obligations will be purchased on a pro rata basis based on the aggregate amounts of Notes and Other Pari Passu Lien Obligations tendered (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of the Notes tendered). A Net ABL Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net ABL Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net ABL Proceeds Offer, the amount of Net Cash Proceeds covered by this clause (B) will be reset at zero.

(C) Pending the final application of Net Cash Proceeds pursuant to this covenant, the Company may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility.

For the purposes of this covenant, any sale by the Company or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary that owns assets constituting Non-ABL Priority Collateral or ABL Priority Collateral shall be deemed to be a sale of such Non-ABL Priority Collateral or ABL Priority Collateral (or, in the event of a Restricted Subsidiary that owns assets that include any combination of Non-ABL Priority Collateral and ABL Priority Collateral, a separate sale of each of such Non-ABL Priority Collateral and ABL Priority Collateral). In the event of any such sale (or a sale of assets that includes any combination of Non-ABL Priority Collateral and ABL Priority Collateral), the proceeds received by the Company and the Restricted Subsidiaries in respect of such sale shall be allocated to the Non-ABL Priority Collateral and ABL Priority Collateral as described under “— Security for the Notes — Intercreditor agreement — Application of proceeds.” In addition, for purposes of this covenant, any sale by the Company or any Restricted Subsidiary of the Capital Stock of any Person that owns only ABL Priority Collateral will not be subject to paragraph (A) above, but rather will be subject to paragraph (B) above.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other Obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:

(a)	applicable law, rule, regulation or order;

(b)	the Indenture, the Notes and the Guarantee;

(c)	customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(d)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)	agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(f)	the Credit Agreement, the Security Documents and the Intercreditor Agreement, in each case in effect on the Issue Date;

(g)	restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(h)	customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(i)	an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e) and (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (g);

(j)	restrictions on cash, Cash Equivalents or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(k)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(l)	provisions contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business.

Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (“Initial Lien”) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom other than:

(1) in the case of the Notes Priority Collateral, any Initial Lien if (a) such Initial Lien expressly ranks junior to the first-priority security interest intended to be created in favor of the Notes Collateral Agent for the benefit of the Trustee, the Notes Collateral Agent, the Holders of the Notes and the holders of any future Other Pari Passu Lien Obligations (if any), provided that the terms of such junior interest will be no more favorable to the beneficiaries thereof than the terms contained in the Intercreditor Agreement, or (b) such Initial Lien is a Permitted Collateral Lien;

(2) in the case of the ABL Priority Collateral, any Initial Lien if (a) the Notes and the Guarantees are equally and ratably secured on a second-priority basis by such ABL Priority Collateral until such time as such Initial Lien is released or (b) such Initial Lien is a Permitted Lien; and

(3) in the case of any other asset or property, any Initial Lien if (a) the Notes and the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (b) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to clause (2) or (3) of the preceding paragraph will be automatically and unconditionally released and discharged upon the release and discharge of each Initial Lien to which it relates, which release and discharge in the case of any sale of any asset or property shall not affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.

Any reference to a “Permitted Collateral Lien” or a “Permitted Lien” is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien in favor of the Notes Collateral Agent in respect of the Notes Priority Collateral or the ABL Priority Collateral.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest or fees, any accretion of accreted value, any amortization of original issue discount, any payment of interest in the form of additional Indebtedness containing the same terms or in the form of Qualified Capital Stock of the Company, any payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class or any accretion of original issue discount or liquidation preference and any increase in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a)	the Company shall be the surviving or continuing corporation; or

(b)	the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)	shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y)	shall expressly assume, by supplemental indenture or other documents or instruments (in each case, in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed, and all obligations of the Company under the Security Documents and Intercreditor Agreement;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under the second paragraph under “— Limitation on Incurrence of Additional Indebtedness”) pursuant to the “— Limitation on Incurrence of Additional Indebtedness” covenant;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(4) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture or other documents or instruments are required in connection with such transaction, such supplemental indenture, documents or instruments, as applicable, have been duly authorized, executed and delivered are legal, valid and binding agreements enforceable against the Surviving Entity, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied;

(5) to the extent any assets of the Person which is consolidated with or merged with or into the Surviving Entity are assets of the type which would constitute Collateral under the Security Documents, the Surviving Entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Indenture and the Security Documents; and

(6) the Collateral owned by or transferred to the Surviving Entity shall: (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes and (c) not be subject to any Lien other than Permitted Collateral Liens or Permitted Liens, as the case may be, and other Liens permitted under the covenant described above under “— Limitation on Liens.”

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (1), (2), (3), (4) and (5), the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction in the United States, any State thereof or the District of Columbia so long as the amount of Indebtedness of the Company is not increased thereby.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the surviving or continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Security Documents and the Notes with the same effect as if such Surviving Entity had been named as such.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of “— Limitation on Asset Sales”) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of such Guarantor’s assets whether as an entirety or substantially as an entirety to any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture or other documents or instruments (in each case, in form and substance reasonably satisfactory to the Trustee) all of the obligations of the Guarantor on the Guarantee and the applicable Security Documents and Intercreditor Agreement;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) to the extent any assets of the Person which is consolidated with or merged with or into such entity are assets of the type which would constitute Collateral under the Security Documents, such entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Indenture and the Security Documents; and

(5) the Collateral owned by or transferred to such entity shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes and (c) not be subject to any Lien other than Permitted Liens and other Liens permitted under the covenant described above under “— Limitation on Liens.”

Subject to certain limitations described in the Indenture, such entity will succeed to, and be substituted for, such Guarantor under the Indenture, the Security Documents, the Intercreditor Agreement and such Guarantor’s Guarantee.

Notwithstanding the foregoing clauses (1), (2), (3), (4) and (5), any Guarantor may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Guarantor in another jurisdiction in the United States, any State thereof or the District of Columbia so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness” and (B) (i) in the case of a Sale/Leaseback Transaction involving Notes Priority Collateral, create a Permitted Collateral Lien on such Notes Priority Collateral securing such Attributable Debt or (ii) in the case of a Sale/Leaseback Transaction involving ABL Priority Collateral or any other property or asset, create a Permitted Lien on such ABL Priority Collateral, property or asset, as applicable;

(2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described under “— Limitation on Asset Sales”.

Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by a majority of the non-employee directors of the Board of Directors of the Company disinterested with respect to such Affiliate Transaction, such approval to be evidenced by a Board Resolution stating that such disinterested non-employee directors have in good faith determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $15.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in this covenant shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Restricted Payments permitted by the Indenture;

(5) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(6) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(7) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(8) transactions with customers, clients, vendors, suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements);

(9) the issuance or sale of any Qualified Capital Stock of the Company; and

(10) any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transactions.

Future Guarantors. The Company will not permit any of its Wholly Owned Subsidiaries that are organized in the United States or any State thereof or the District of Columbia, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to incur any Indebtedness or assume, guarantee or in any other manner become liable with respect to Indebtedness of the Company or any Guarantor, including under the Credit Agreement, unless such Restricted Subsidiary is a Guarantor or contemporaneously executes and delivers to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on a senior secured basis on the same terms and conditions as those set forth in the Indenture and applicable to the other Guarantors and delivers to the Trustee joinders or supplements, as applicable, in form and substance reasonably satisfactory to the Trustee, to the Security Documents and Intercreditor Agreement, as well as an Opinion of Counsel that such Guarantee Agreement, joinders and supplements, as applicable, have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, as described under “— Guarantees.”

Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date (such businesses, “Related Businesses”).

Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders. Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, subject to the next sentence, and provide the Trustee and Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the Commission within the time periods required unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the Commission not to accept such filings. If, notwithstanding the foregoing, the Commission will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the Commission. To the extent any such report or information is not so filed or provided, as applicable, within the time periods specified and such information is subsequently filed or provided, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “Events of Default” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, and interest on the Notes to be due and payable and such declaration shall not have been rescinded or canceled prior to such cure.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Information Regarding Collateral

The Company will furnish to the Notes Collateral Agent, with respect to the Company or any Guarantor, written notice within five Business Days of any change in such Person’s (i) organizational name, (ii) jurisdiction of organization or formation, (iii) identity or organizational structure or (iv) organizational identification number. The Company and the Guarantors will agree to make all filings under the Uniform Commercial Code or equivalent statutes or otherwise that are required by applicable law in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

Further Assurances and After-Acquired Property

Subject to the applicable limitations set forth in the Security Documents and the Indenture (including with respect to Excluded Assets), the Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Notes Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. Subject to the applicable limitations set forth in the Security Documents and the Indenture (including with respect to Excluded Assets), if the Company or a Guarantor acquires property that is not automatically subject to a perfected security interest under the Security Documents and such property constitutes or would constitute Collateral (including any asset of the Company or a Guarantor that becomes Collateral subsequent to the Issue Date as a result of such asset ceasing to be an Excluded Asset) or an entity becomes a Guarantor, then the Company or such Guarantor will, within 90 days after acquisition or 90 days after the date such asset ceases to be an Excluded Asset (with respect to real property and related fixtures) (in each case, or such longer period as the Notes Collateral Agent may agree in its sole discretion) and as soon as practicable (with respect to other assets), provide a security interest over such property (or, in the case of a new Guarantor, its assets that would constitute

Collateral under the Security Documents) in favor of the Notes Collateral Agent and deliver certain joinder agreements or supplements as required by the Indenture and the Security Documents. Notwithstanding the foregoing, until the Discharge of ABL Obligations, the Company and the Guarantors shall only be required to comply with the foregoing requirements with respect to any ABL Priority Collateral to the extent that such ABL Priority Collateral is concurrently being pledged to secure the obligations under the Lenders Debt.

Events of Default

Each of the following events is an “Event of Default”:

(1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption, upon declaration of acceleration or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer, a Net Proceeds Offer or a Net ABL Proceeds Offer);

(3) the failure by the Company to comply with its obligations under “— Certain Covenants — Merger, Consolidation and Sale of Assets”;

(4) the failure by the Company to comply for 30 days after written notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes), under “— Certain Covenants” under “— Limitation on Incurrence of Additional Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Asset Sales” (other than a failure to purchase Notes), “— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”, “— Limitation on Liens”, “— Limitation on Sale/Leaseback Transactions”, “— Limitations on Transactions with Affiliates”, “— Future Guarantors”, “— Conduct of Business”, “— Payment for Consent”, “— Reports to Holders”, “— Information Regarding Collateral”, “— Further Assurances and After-Acquired Property” or covenants contained in the Security Documents;

(5) the failure by the Company or any Guarantor to comply for 60 days after written notice with its other covenants or agreements contained in the Indenture, the Security Documents or the Intercreditor Agreement (other than a default referred to in clauses (1) through (4) above);

(6) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company, any Guarantor or any Significant Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company, any Guarantor or any Significant Subsidiary of the Company of written notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $25.0 million or more at any time;

(7) one or more judgments or decrees for the payment of money in an aggregate amount in excess of $25.0 million (net of any amounts that are covered by insurance issued by a reputable and creditworthy insurance company) shall have been rendered against the Company, any Guarantor or any Significant Subsidiary of the Company and such judgments or decrees remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(8) certain events of bankruptcy, insolvency or reorganization affecting the Company, any Guarantor or any Significant Subsidiary of the Company;

(9) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee), is declared to be null and void and unenforceable by any final and non-appealable judgment or decree, or any Guarantor denies or disaffirms its liability under its Guarantee; or

(10) (a) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million, any of the Security Documents ceases to be in full force and effect, (b) any of the Security Documents ceases to give the Holders of the Notes the Liens purported to be created thereby with the priority contemplated thereby, or (c) any of the Security Documents is declared null and void or the Company or any Guarantor denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case (i) other than in accordance with the terms of the Indenture, the Intercreditor Agreement and the Security Documents or (ii) unless waived by the requisite lenders under the Credit Agreement if, after that waiver, the Company is in compliance with the covenant described under “— Security for the Notes”), except to the extent that any loss of perfection or priority results from the failure of the Notes Collateral Agent or the Bank Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents, or otherwise results from the gross negligence, bad faith or willful misconduct of the Trustee, the Notes Collateral Agent or the Bank Collateral Agent.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” and the same shall become immediately due and payable.

If an Event of Default specified in clause (8) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee or the Notes Collateral Agent, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture, the Notes, the Guarantees or the Security Documents at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee or the Notes Collateral Agent reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee and the Notes Collateral Agent or exercising any trust or power conferred on the Trustee or the Notes Collateral Agent, as applicable. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA.

Notwithstanding the foregoing in no event may any Holder enforce any Lien of the Notes Collateral Agent pursuant to the Security Documents.

Under the Indenture, the Company is required to provide an Officers’ Certificate to the Trustee promptly upon any such Officers obtaining knowledge of any Default or Event of Default (provided that such Officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9) certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(a)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

Subject to certain exceptions, the Note Documents may be amended with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange for such Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) change the provisions applicable to the redemption of any Note as described under “— Optional Redemption”;

(5) make any Notes payable in money other than that stated in the Notes;

(6) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(7) after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer or a Net ABL Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(8) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders;

(9) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

(10) make any change in the Intercreditor Agreement or in the provisions of the Indenture or any Security Document dealing with the application of proceeds of the Collateral in a manner which adversely affects the Holders.

In addition, without the consent of the Holders of at least two-thirds in principal amount of the Notes then outstanding, no amendment, supplement or waiver may release any Collateral from the Liens of the Security Documents other than in accordance with the Indenture, the Intercreditor Agreement and the Security Documents.

If Holders of at least two-thirds in principal amount of the Notes then outstanding consent to any release of any Collateral from the Liens of the Security Documents other than a release in accordance with the Indenture, the Intercreditor Agreement and the Security Documents, the Notes Collateral Agent will be entitled to vote the total principal amount of the Notes then outstanding as a block in respect of any vote required for such release under the Security Documents.

Notwithstanding the preceding, from time to time, the Company, the Guarantors, the Notes Collateral Agent and the Trustee, without the consent of the Holders, may amend the Note Documents for certain specified purposes, including:

(1) to cure ambiguities, omissions, defects or inconsistencies;

(2) to provide for the assumption by a successor Person of the obligations of the Company or any Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Notes, including any Guarantee, or to secure the Notes;

(5) to add to the covenants of the Company or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(6) to make any change that does not adversely affect the rights of any Holder;

(7) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA;

(8) to conform the text of the Indenture, the Notes or any Guarantee to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or such Guarantee; or

(9) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Governing Law

The Indenture, the Security Documents and the Intercreditor Agreement provide that each such document, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor will have any liability for any obligations of the Company or any Guarantor under the Notes, any Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Certain Definitions

Set forth below is a summary of certain of the defined terms that will be used in the Indenture.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after August 1, 2016, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus 0.5%.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means with respect to a Note at any redemption date the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (if any) (a) the present value at such redemption date of (i) the redemption price of such Note on August 1, 2016 (such redemption price being described in the first paragraph of “— Optional Redemption” section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note through August 1, 2016 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (b) the principal amount of such Note on such redemption date.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1) any Capital Stock of any Restricted Subsidiary of the Company (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include:

(a)	a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

(b)	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “— Certain Covenants — Merger, Consolidation and Sale of Assets”;

(c)	any Restricted Payment permitted by “— Certain Covenants — Limitation on Restricted Payments”;

(d)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(e)	disposals or replacements of obsolete or worn out equipment;

(f)	a disposition of cash or Cash Equivalents; and

(g)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Bank Collateral Agent” means Wells Fargo Foothill, LLC and any successor under the Credit Agreement, or if there is no Credit Agreement, the “Bank Collateral Agent” designated pursuant to the terms of the Lenders Debt.

“Bank Lenders” means the lenders or holders of Indebtedness issued under the Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor statute.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“business day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the U.S. Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company;

(4) any merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company other than a transaction following which holders of securities that represented 100% the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction; or

(5) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the properties and assets subject to the Liens created by the Security Documents.

“Collateral Account” means one or more deposit accounts or securities accounts under the control of the Trustee or the Notes Collateral Agent holding only the proceeds of any sale or disposition of any Notes Priority Collateral.

“Commission” means the Securities and Exchange Commission.

“Commodity Agreement” means any commodity swap agreement, commodity cap agreement or commodity collar agreement or other similar agreement or arrangement designed to protect against fluctuations in commodity prices.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to August 1, 2016, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to August 1, 2016.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a)	all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)	Consolidated Interest Expense; and

(c)	Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

Notwithstanding the foregoing, the provision for income taxes of, and the Consolidated Non-cash Charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition

(including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation;

(2) the interest component of Capitalized Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations, in each case paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(3) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(4) net payments pursuant to Interest Swap Obligations; and

(5) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) the Company or any Restricted Subsidiary.

“Consolidated Leverage Ratio” means, with respect to any Person, as of any date of determination the ratio of (1) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (2) the aggregate amount of Consolidated EBITDA for the Four Quarter Period, in each case with such pro forma adjustments to the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries and Consolidated EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Net Income” means, with respect to any Person (“referent Person”), for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains (or losses) from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains (or losses);

(3) the net income (but not loss) of any Restricted Subsidiary (other than any Guarantor) of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except that:

(a)	subject to the exclusion contained in clause (1) above, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income (to the extent not already included therein) up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included (to the extent not already included therein) in determining such Consolidated Net Income;

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) any net after-tax gain (or loss) attributable to the early retirement or conversion of Indebtedness;

(8) any net gain or loss attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments;

(9) the cumulative effect of a change in accounting principles; and

(10) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

Notwithstanding the foregoing, for the purposes of the covenant described under “ — Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (4)(iii)(z) thereof.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that is then secured by Liens on property or assets of the Company or any Restricted Subsidiary plus, the aggregate additional Indebtedness that the Company could incur as of such date pursuant to clause (2) of the covenant described under “ — Certain Covenants — Limitation on Incurrence of Additional Indebtedness”.

“Consolidated Secured Leverage Ratio” means, with respect to any Person, as of any date of determination the ratio of (1) Consolidated Secured Indebtedness to (2) the aggregate amount of Consolidated EBITDA for the Four Quarter Period, in each case with such pro forma adjustments to Consolidated Secured Indebtedness and Consolidated EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio; provided, however, that for purposes of the calculation of the Consolidated Secured Leverage Ratio, in connection with the incurrence of any Lien pursuant to clause (20) of the definition of “Permitted Liens”, the Company or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be secured by such Lien as being incurred at such time and any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

“Consolidated Total Indebtedness” means, as of any date determination, an amount equal to the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis.

“Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement, effective as of December 31, 2013, by and among the Company and each of its subsidiaries signatory thereto, the lenders signatory thereto and Wells Fargo Foothill, LLC, as arranger and administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Discharge of ABL Obligations” means, (1) the indefeasible payment in full in cash of all Lenders Debt (other than outstanding letters of credit, secured cash management services, secured Hedging Obligations and contingent indemnification obligations for which no underlying claim has been asserted); (2) termination or expiration of all commitments, if any, to extend credit that would constitute Lenders Debt (other than commitments to extend credit that would constitute secured cash management services); (3) termination or cash collateralization (in an amount and in the manner required by the Credit Agreement) of all outstanding letters of credit; and (4) termination or cash collateralization of any secured Hedging Obligations; provided that the Discharge of ABL Obligations shall not be deemed to have occurred in connection with an exchange, replacement, refunding, refinancing, extension, renewal, restatement, amendment, supplement or modification of such Lenders Debt with Indebtedness secured by ABL Priority Collateral on a first-priority basis under an agreement that has been designated in writing by the Bank Collateral Agent under the Credit Agreement as so refinancing the Credit Agreement and the Notes Collateral Agent in accordance with the terms of the Intercreditor Agreement.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary after the final maturity date of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Asset Sales” and “ — Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Assets” means the collective reference to:

(1) any immaterial fee-owned real property;

(2) all leasehold interests in real property;

(3) motor vehicles, airplanes and other assets subject to certificates of title;

(4) except as expressly provided in the Security Documents, letter of credit rights and commercial tort claims;

(5) any governmental licenses or state or local franchises, charters and authorizations to the extent a security interest is prohibited or restricted thereby;

(6) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party);

(7) any lease, license or agreement or any property subject to such agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law) (including, for the avoidance of doubt, the collateral securing the Secured Equipment Note), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition;

(8) any assets to the extent a security interest in such assets would reasonably be expected to result in material adverse tax consequences as reasonably determined by the Company;

(9) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(10) stock and assets of Unrestricted Subsidiaries;

(11) interests in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of third parties after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law;

(12) Capital Stock representing voting stock in excess of 65% of the outstanding voting stock of any Foreign Subsidiary;

(13) rolling stock;

(14) property and assets of Zena and the Nitric Acid Supply Operating and Maintenance Agreement, dated October 23, 2008, between El Dorado Nitrogen, L.P. and El Dorado Chemical Company, and Bayer MaterialScience, LLC (the “Bayer Agreement”);

(15) with respect to the Notes Priority Collateral, general intangibles (other than those equity interest of each limited liability company, limited partnership or other business entity that is a Restricted Subsidiary);

(16) with respect to the Notes Priority Collateral, intellectual property; and

(17) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Noteholder Secured Parties afforded thereby.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any State thereof of the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date, except with respect to any reports or financial information required to be delivered pursuant to the covenant set forth under “ — Certain Covenants — Reports to Holders”, which shall be prepared in accordance with GAAP as in effect on the date thereof.

“Grantor” means the Company and the Guarantors.

“Guarantee” means a guarantee of the Notes by a Guarantor.

“Guarantee Agreement” means a supplemental indenture to the Indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Guarantor” means (1) the Restricted Subsidiaries of the Company on the Issue Date and (2) each of the Company’s Restricted Subsidiaries that in the future executes a Guarantee Agreement in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, any Interest Swap Obligations and the obligations of such Person under any Commodity Agreement or Currency Agreement.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than Obligations described in clauses (1) through (4) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit);

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Financial Advisor” means an investment banking firm, accounting firm or appraisal firm of national standing: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date, among the Bank Collateral Agent, the Notes Collateral Agent, the Company and each Guarantor, as it may be amended from time to time in accordance with the Indenture.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means August 7, 2013.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lenders Debt” means all Obligations and all amounts owing, due or secured under the terms of the Credit Agreement or any other Credit Agreement security document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses or reimbursement obligations, obligations to post cash collateral in respect of letters of credit, certain cash management services or indemnities in respect thereof, any other indemnities or guarantees, and all other amounts payable under or secured by any Credit Agreement security document (including, in each case, all Obligations thereunder, certain cash management services and all amounts accruing on or after the commencement of any insolvency proceeding relating to any Grantor, or that would have accrued or become due under the terms of the Credit Agreement security document but for the effect of the insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).

“Lien” means any lien (statutory or otherwise), mortgage or deed of trust, charge, pledge, lien, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any priority of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Note Documents” means the Notes (including Additional Notes), the Guarantees, the Indenture, the Security Documents and the Intercreditor Agreement.

“Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Other Pari Passu Lien Obligations” means any Indebtedness or other Obligations (including Hedging Obligations) having Pari Passu Lien Priority relative to the Notes with respect to the Collateral and that is not secured by any other assets and, in the case of Indebtedness for borrowed money, has a stated maturity that is equal to or longer than the Notes; provided that an authorized representative of the holders of such Indebtedness (other than Additional Notes) shall have executed a joinder to the Security Documents and the Intercreditor Agreement.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and either subject to the Intercreditor Agreement on a substantially identical basis as the holders of such specified Indebtedness or subject to intercreditor agreements providing holders of the Indebtedness intended to have Pari Passu Lien Priority with substantially the same rights and obligations that the holders of such specified Indebtedness have pursuant to the Intercreditor Agreement as to the specified Collateral.

“Pass-Through Foreign Holdco” means any Domestic Subsidiary the sole assets of which are Capital Stock of a Foreign Subsidiary and, if applicable, debt of such Foreign Subsidiary.

“Permitted Collateral Liens” means:

(1) Liens securing the Notes outstanding on the Issue Date, Refinancing Indebtedness with respect to such Notes, the Guarantees relating thereto and any obligations with respect to such Notes, Refinancing Indebtedness and the Guarantees;

(2) Liens existing on the Issue Date (other than Liens specified in clause (1) above or securing Lenders Debt)

(3) Liens described in clauses (1), (2), (3), (4), (5), (6), (7), (8), (10), (13), (15), (16), (17), (18), (19), (20) and (22) of the definition of Permitted Liens;

(4) Liens securing any Other Pari Passu Lien Obligations incurred pursuant to the covenant described under “— Certain Covenants — Limitation on incurrence of Additional Indebtedness;” provided, however, that at the time of Incurrence of such Other Pari Passu Lien Obligations and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 2.75 to 1.00; and

(5) Liens on the Notes Priority Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Notes Priority Collateral.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company; provided, however, that the primary business of such Person is a Related Business;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and the Indenture;

(3) investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(8) Investments represented by guarantees that are otherwise permitted under the Indenture;

(9) Investments the payment for which is Qualified Capital Stock of the Company;

(10) joint ventures to the extent such Investments, when taken together with all other Investments made pursuant to this clause (10) (including the fair market value of any assets transferred thereto), do not exceed $35.0 million; provided, however, that at the time of, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(11) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(12) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(13) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(14) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and

(15) additional Investments not to exceed $50.0 million at any one time outstanding.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing (A) Purchase Money Indebtedness incurred in the ordinary course of business pursuant to clause (5) of the second paragraph under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition and (B) the Secured Equipment Note;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(12) Liens securing Indebtedness under Currency Agreements;

(13) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a)	such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b)	such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

(15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

(16) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17) Liens arising from filing Uniform Commercial Code financing statements regarding operating leases entered into by such Person in the ordinary course of business;

(18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(19) other Liens securing Obligations which do not exceed $50.0 million at any one time outstanding;

(20) Liens securing Indebtedness incurred pursuant to clause (3) of the second paragraph under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”; provided, that such Indebtedness shall not be secured by any property or other assets of the Company or any of its Restricted Subsidiaries other than such property or assets whose acquisition or development is financed by such Indebtedness;

(21) other Liens securing Indebtedness; provided, however, that at the time of incurrence after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 2.0 to 1.0; and

(22) Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Prospectus” means this Prospectus dated as of the date set forth on the cover page hereof related to the offer and sale of the Notes in the exchange offer.

“Public Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company by the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act. Notwithstanding the foregoing, the term “Public Equity Offering” shall not include: (1) any issuance and sale with respect to common stock registered on Form S-4 or Form S-8 or (2) any issuance and sale to any Subsidiary of the Company.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is incurred within 180 days after such acquisition of such assets.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital stock refers to Qualified Capital Stock of the Company.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means Wells Fargo Securities, LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding such redemption date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clauses (2), (3), (5), (6), (7), (8), (9), (12) or (14) of the second paragraph under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated the Issue Date, 2013, among the Company, Wells Fargo Securities, LLC and the guarantors from time to time party thereto.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments, deeds of trust, deeds to secure debt and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties as contemplated by the Indenture.

“Series B Preferred Stock” means the Company’s 12% cumulative convertible preferred stock, $100 par value and a liquidation preference of $100 per share on 20,000 shares issued and outstanding on the Issue Date, convertible, in whole or in part, into shares of the Company’s Common Stock.

“Series D Preferred Stock” means the Company’s 6% cumulative convertible preferred stock, no par value and a liquidation preference of $1.00 per share on 1,000,000 shares issued and outstanding on the Issue Date, convertible, in whole or in part, into shares of the Company’s Common Stock.

“Significant Subsidiary”, with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Total Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries as shown on the most recently prepared consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which such balance sheet is available, prepared on a consolidated basis in accordance with GAAP, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”, whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or that a Default or Event of Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the “Limitation on Restricted Payments” covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the “Limitation on Restricted Payments” covenant.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under the second paragraph under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment by (b) the then outstanding aggregate principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

“Zena Agreements” means that certain Promissory Note dated February 1, 2013 in the principal face amount of $35.0 million, executed by Zena Energy L.L.C. (“Zena”), as borrower, in favor of International Bank of Commerce (“IBC”), and that certain Leasehold Mortgage, Security Agreement, Assignment and Fixture Filing, dated February 1, 2013, from Zena to IBC, in each case entered into in connection with the acquisition or development of working interests in certain natural gas properties, together with the related documents thereto, in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more promissory notes, credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other lender or group of lenders.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the issuance and sale of the old notes on August 7, 2013, we entered into the Registration Rights Agreement with the initial purchasers for the benefit of the holders of the old notes. Under the Registration Rights Agreement, we agreed, among other things, to use our reasonable best efforts to file and to have declared effective an exchange offer registration statement under the Securities Act and to consummate an exchange offer on or before August 7, 2014. We are conducting this exchange offer to satisfy these obligations under the registration rights agreement.

We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder who exchanges old notes for Notes in the exchange offer, generally may offer the Notes for resale, sell the Notes and otherwise transfer the Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Notes only if the holder acknowledges that the holder is acquiring the Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Notes.

Any holder of the old notes using the exchange offer to participate in a distribution of Notes also cannot rely on the no-action letters referred to above. Any broker-dealer who holds old notes acquired for its own account as a result of market-making activities or other trading activities and who receives Notes in exchange for such old notes pursuant to the exchange offer may be a statutory underwriter, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Notes and must acknowledge such delivery requirement. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of Notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of tenders would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all old notes validly tendered prior to 5:00 p.m., New York time, on the Expiration Date (as defined below) for the exchange offer. Promptly after the Expiration Date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to $425 million of Notes and guarantees thereof for a like aggregate principal amount of old notes and guarantees thereof tendered and accepted in connection with the exchange offer. The Notes issued in connection with the exchange offer will be delivered promptly after the Expiration Date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof. The terms of the Notes will be identical to the terms of the old notes, except that the Notes:

•	will have been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act; and

•	will not be entitled to the registration rights that apply to the old notes.

The Notes will evidence the same debt as the old notes exchanged for the Notes and will be entitled to the benefits of the same indenture pursuant to which the old notes were issued, which is governed by New York law, including any guarantees thereof. For a complete description of the terms of the Notes and the guarantees thereof, see “Description of Notes.” We will not receive any cash proceeds from the exchange offer.

As of the date of this prospectus, $425.0 million aggregate principal amount of old notes is outstanding. Only registered holders of the old notes, or their legal representatives and attorneys-in-fact, as reflected in the records of the trustee under the indenture, may participate in this offer. We will not set a fixed record date for determining registered holders of the old notes entitled to participate in this offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes.

In connection with the issuance of the old notes, we arranged for the old notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “Book-Entry, Delivery and Form”, Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Book-Entry, Delivery and Form”.

Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your old notes or if you tender old notes that are not accepted for exchange, your old notes will remain outstanding and continue to accrue interest but will not retain any rights under the Registration Rights Agreement. Existing transfer restrictions would continue to apply to old notes that remain outstanding. See “—Consequences of Failure to Properly Tender Old Notes in the Exchange Offer” and “Risk Factors—Risk Factors Relating to the Exchange Offer” for more information regarding old notes outstanding after this offer.

We shall be considered to have accepted validly tendered old notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent (as defined below). The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Notes from us.

If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the old notes, without expense, to the tendering holder promptly after the Expiration Date for the exchange offer.

Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses”.

Expiration Date; Extensions; Amendments

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all old notes validly tendered on or before the Expiration Date and not withdrawn as permitted below. As used in this section of the prospectus entitled, “The Exchange Offer,” the term “Expiration Date” means 5:00 p.m., New York City time, on June 6, 2014. If, however, we, in our sole discretion, extend the period of time for which this offer is open, the term “Expiration Date” means the latest time and date to which this offer is so extended. Old notes tendered in this offer must be in denominations of an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof.

We reserve the right, in our sole discretion:

•	to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

If we delay accepting any old notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any old notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c).

Interest on the Notes

Interest on the Notes will accrue at a rate of 7.75% per year from the most recent date to which interest on the old notes has been paid on the old notes. Interest on the old notes accepted for exchange will cease to accrue upon the issuance of the Notes. Interest on the Notes will be payable semiannually in cash in arrears on February 1 and August 1, commencing August 1, 2014.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange any Notes for, any old notes and we may terminate the exchange offer or, at our option, modify, extend or otherwise amend the exchange offer as provided in this prospectus before the acceptance of the old notes, if prior to the Expiration Date:

•	any action or event shall have occurred or been threatened, any action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the exchange offer or the exchange of old notes for Notes under the exchange offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

(a)	challenges the making of the exchange offer or the exchange of old notes for Notes under the exchange offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of old notes for Notes under the exchange offer; or

(b)	in our reasonable judgment, could materially adversely affect our (or our subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the exchange offer or the exchange of old notes for Notes under the exchange offer;

•	anything has occurred or may occur that would or might, in our reasonable judgment, be expected to prohibit, prevent, restrict or delay the exchange offer or impair our ability to realize the anticipated benefits of the exchange offer;

•	there shall have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the old notes that are the subject of the exchange offer, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any catastrophic event caused by meteorological, geothermal or geophysical occurrences or other acts of God that would reasonably be expected to have a material adverse effect on us or our affiliates’ or subsidiaries’ business, operations, condition or prospects, (h) any material adverse change in the securities or financial markets in the United States generally (i) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof or (j) any other change or development, including a prospective change or development, in general economic, financial, monetary or market conditions that, in the our reasonable judgment, has or may have a material adverse effect on the market price or trading of the Notes or upon the value of the Notes; and

•	the trustee with respect to the indenture for the old notes that are the subject of the exchange offer and the Notes to be issued in the exchange offer shall have been directed by any holders of old notes to object in any respect to, or take any action that could, in our reasonable judgment, adversely affect the consummation of the exchange offer or the exchange of old notes for Notes under the exchange offer, or the trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of old notes for Notes under the exchange offer.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

•	terminate the exchange offer and promptly return all tendered old notes to the respective tendering holders;

•	modify, extend or otherwise amend the exchange offer and retain all tendered old notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all old notes tendered and not previously validly withdrawn.

In addition, subject to applicable law, we may in our absolute discretion terminate the exchange offer for any other reason.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of old notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the letter of transmittal. The participation in the exchange offer by a tendering holder of old notes will constitute the agreement by that holder to deliver good and marketable title to the tendered old notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Appraisal or Dissenters’ Rights

Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Procedures For Tendering

If you wish to participate in the exchange offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your old notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline.

To participate in the exchange offer, you must either:

•	complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the certificates representing your old notes specified in the letter of transmittal, to the Exchange Agent at the address listed in the letter of transmittal, for receipt on or prior to the Expiration Date; or

•	comply with the Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the Expiration Date.

The Exchange Agent and DTC have confirmed that the exchange offer is eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at its address set forth below under the caption “Exchange Agent”. Old notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the Exchange Agent. We have not provided guaranteed delivery procedures in conjunction with the exchange offer or under this prospectus.

The method of delivery of old notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent on or prior to the Expiration Date. Do not send the letter of transmittal or any old notes to anyone other than the Exchange Agent.

If you are tendering your old notes in exchange for Notes and anticipate delivering your letter of transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold notes custodially through DTC to arrange for receipt of any old notes to be delivered pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

If you are a beneficial owner which holds old notes through Euroclear (as defined below) or Clearstream (as defined below) and wish to tender your old notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered old notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering old notes.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

If you wish to tender old notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your old notes pursuant to the exchange offer; and

•	instruct your nominee to tender all old notes you wish to be tendered in the exchange offer into the Exchange Agent’s account at DTC on or prior to the Expiration Date.

Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender old notes by effecting a book-entry transfer of old notes to be tendered in the exchange offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”), tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described under “—Withdrawal of Tenders”, as the case may be, must be guaranteed by an eligible guarantor institution unless the old notes tendered pursuant to the letter of transmittal are tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

•	a bank;

•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings institution that is a participant in a Securities Transfer Association recognized program.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible institution.

If the letter of transmittal is signed by the holders of old notes tendered thereby, the signatures must correspond with the names as written on the face of the old notes without any change whatsoever. If any of the old notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If old notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the tendering holder, certificates for those old notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the holder of any old notes listed in the letter of transmittal, those old notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on those old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, old notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be tendered properly or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer, including the terms and instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the Exchange Agent nor any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the Exchange Agent for assistance with these matters.

In addition, we reserve the right, as set forth above under the caption “—Conditions to the Exchange Offer,” to terminate the exchange offer. By tendering, each holder represents and acknowledges to us, among other things, that:

•	it has full power and authority to tender, sell, assign and transfer the old notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•	the Notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the Notes;

•	at the time of commencement and consummation of the exchange offer it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Notes in violation of the provisions of the Securities Act;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of LSB Industries, Inc.;

•	if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of the Notes; and

•	if the holder is a broker-dealer, that it will receive Notes for its own account in exchange for old notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Notes. See “Plan of Distribution”.

Withdrawal of Tenders

Tenders of old notes in the exchange offer may be validly withdrawn at any time prior to the Expiration Date.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent prior to the Expiration Date at its address set forth below under the caption “Exchange Agent”. The withdrawal notice must:

(1)	specify the name of the tendering holder of old notes;

(2)	bear a description, including the series, of the old notes to be withdrawn;

(3)	specify, in the case of old notes tendered by delivery of certificates for those old notes, the certificate numbers shown on the particular certificates evidencing those old notes;

(4)	specify the aggregate principal amount represented by those old notes;

(5)	specify, in the case of old notes tendered by delivery of certificates for those old notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes; and

(6)	be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those old notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the old notes have been tendered for the account of an eligible guarantor institution.

Withdrawal of tenders of old notes may not be rescinded, and any old notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. Validly withdrawn old notes may, however, be re-tendered by again following one of the procedures described in “—Procedures for Tendering” on or prior to the Expiration Date.

Exchange Agent

We have appointed UMB Bank, n.a. as exchange agent in connection with this offer (the “Exchange Agent”). In such capacity, the Exchange Agent has no fiduciary duties to the holders of the Notes and will be acting solely on the basis of our directions. Holders should direct questions, requests for assistance and for additional copies of this prospectus or the letter of transmittal to the Exchange Agent addressed as follows:

UMB BANK, n.a.

Attn: Janet Lambert

204 N. Robinson Suite 200

Oklahoma City, Oklahoma 73102

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the Exchange Agent and certain accountant and legal fees.

Holders who tender their old notes for exchange will not be obligated to pay transfer taxes. If, however:

•	Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer; then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of this offer. The expenses of this offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Consequences of Failure to Properly Tender Old Notes in the Exchange Offer

Issuance of the Notes in exchange for the old notes under this offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such old notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the old notes desiring to tender such old notes in exchange for Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange or waive any such defects or irregularities. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of this offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of this offer, certain registration rights under the registration rights agreements will terminate.

In the event this offer is completed, we generally will not be required to register the remaining old notes, subject to limited exceptions. Remaining old notes will continue to be subject to the following restrictions on transfer:

•	the remaining old notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if such registration is not required by law; and

•	the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption. We do not currently anticipate that we will register the remaining old notes under the Securities Act. To the extent that old notes are tendered and accepted in connection with this offer, any trading market for remaining old notes could be adversely affected. See “Risk Factors—Risk Factors Relating to the Exchange Offer.”

Neither we nor our board of directors make any recommendation to holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to this offer. Moreover, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to this offer and, if so, the aggregate amount of old notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

BOOK-ENTRY, DELIVERY AND FORM

The Global Notes

Initially, the Notes will be represented by one or more registered notes in global form, without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited on the issue date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain with the trustee as custodian for DTC.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below.

All interests in the Global Notes, including those held through Euroclear Bank S.A., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”), may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

We expect that pursuant to procedures established by DTC (1) upon deposit of each Global Note, DTC will credit the accounts of Participants with an interest in the Global Note and (2) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the respective trustees thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the indenture or such Global Note. We understand that under existing industry practice, in the event that we request any action of holders of Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments with respect to the principal of, and premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in the Global Notes by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC notifies us that it (a) is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after the date of such notice;

(2)	we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes, subject to the rules of DTC, which require the consent of each participant; or

(3)	there shall have occurred and be continuing a default or event of default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Neither we nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences of the exchange offer to holders of old notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that holds such old notes as a capital asset within the meaning of Section 1221 of the Code.

An exchange of old notes for Notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their old notes for Notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the Notes as it had in the old notes immediately before the exchange.

The foregoing discussion of certain U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, each holder of old notes considering this exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. LSB has agreed that it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of (a) 180 days from the date on which the registration statement on Form S-4, to which this prospectus forms a part, became effective and (b) the date on which each broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

LSB and the subsidiary guarantors will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such Notes. Any broker-dealer that resells Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LSB will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal for a period ending on the earlier of (i) 180 days from the date on which the registration statement on Form S-4, to which this prospectus forms a part, became effective and (ii) the date on which each broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. LSB has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Conner & Winters, LLP, Oklahoma City, Oklahoma.

EXPERTS

The consolidated financial statements of LSB Industries, Inc. appearing in LSB Industries, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of LSB Industries, Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LSB Industries, Inc.

Offer to Exchange

All Outstanding Unregistered 7.75% Senior Secured Notes Due 2019

($425,000,000 Aggregate Principal Amount)

for

7.75% Senior Secured Notes Due 2019 ($425,000,000 Aggregate Principal Amount)

which have been registered under the Securities Act of 1933

Until June 6, 2014, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Notes.

PROSPECTUS

May 6, 2014